Filed Pursuant to Rule 424(b)(3)

Registration No. 333-272407

Extra Space Storage LP

Offers to Exchange

All Outstanding Notes of the Series Specified Below Issued By Life Storage LP and

Solicitation of Consents to Amend the Related Indenture

Early Consent Date: 5:00 p.m., New York City Time, June 16, 2023, unless extended

Expiration Date: 5:00 p.m., New York City Time, July 21, 2023, unless extended

Extra Space Storage LP, a Delaware limited partnership (“Extra Space OP”) and the operating partnership of Extra Space Storage Inc., a Maryland corporation (“EXR Parent”), is offering to exchange (the “exchange offers”) any and all validly tendered and accepted notes of the following series issued by Life Storage LP, a Delaware limited partnership (“Life Storage OP”), for notes to be issued by Extra Space OP, as described in, and for the consideration summarized in, the table below. The notes to be issued by Extra Space OP will be fully and unconditionally guaranteed by EXR Parent, ESS Holdings Business Trust I, a Massachusetts trust (“Trust I”) and ESS Holdings Business Trust II, a Massachusetts trust (“Trust II,” and together with Trust I and EXR Parent, the “Guarantors”).

Series of Notes Issued by Life Storage OP to be Exchanged (Collectively, the “Life Storage Notes”)	Aggregate Principal Amount ($mm)	CUSIP No.	Series of New Notes to be Issued by Extra Space OP (Collectively, the “EXR Notes”)	Exchange Consideration(1)(2)		Early Participation Premium(1)(2)	Total Consideration(1)(2)(3)
				EXR Notes (principal amount)	Cash	EXR Notes (principal amount)	EXR Notes (principal amount)	Cash
3.500% Senior Notes due 2026 (the “2026 Notes”)	$600	84610W AB1	3.500% Senior Notes due 2026 (the “New 2026 Notes”)	$970	$1.00	$30	$1,000	$1.00
3.875% Senior Notes due 2027 (the “2027 Notes”)	$450	53227J AA2	3.875% Senior Notes due 2027 (the “New 2027 Notes”)	$970	$1.00	$30	$1,000	$1.00
4.000% Senior Notes due 2029 (the “2029 Notes”)	$350	53227J AB0	4.000% Senior Notes due 2029 (the “New 2029 Notes”)	$970	$1.00	$30	$1,000	$1.00
2.200% Senior Notes due 2030 (the “2030 Notes”)	$400	53227J AC8	2.200% Senior Notes due 2030 (the “New 2030 Notes”)	$970	$1.00	$30	$1,000	$1.00
2.400% Senior Notes due 2031 (the “2031 Notes”)	$600	53227J AD6	2.400% Senior Notes due 2031 (the “New 2031 Notes”)	$970	$1.00	$30	$1,000	$1.00

(1)	Consideration per $1,000 principal amount of Life Storage Notes validly tendered, subject to any rounding as described herein.
(2)	The term “EXR Notes” in this column refers, in each case, to the series of EXR Notes corresponding to the series of Life Storage Notes of like tenor and coupon.
(3)	Includes the Early Participation Premium for Life Storage Notes validly tendered prior to the Early Consent Date described below and not validly withdrawn.

The Dealer Managers for the Exchange Offers and Solicitation Agents for Consent Solicitations are:

TD Securities	US Bancorp	Wells Fargo Securities

In exchange for each $1,000 principal amount of Life Storage Notes that is validly tendered prior to 5:00 p.m., New York City time, on June 16, 2023 (the “Early Consent Date”) and not validly withdrawn, holders will receive the total exchange consideration set out in the table above (the “Total Consideration”), which consists of $1,000 principal amount of EXR Notes and a cash amount of $1.00 (the “Cash Consideration”). The Total Consideration includes the early participation premium set out in the table above (the “Early Participation Premium”), which consists of $30 principal amount of EXR Notes. In exchange for each $1,000 principal amount of Life Storage Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date (as defined below) and not validly withdrawn, holders will receive only the exchange consideration set out in the table above (the “Exchange Consideration”), which is equal to the Total Consideration less the Early Participation Premium and so consists of $970 principal amount of EXR Notes and a cash amount of $1.00. Each new EXR Note issued in exchange for a Life Storage Note will have an interest rate and maturity that are the same as the interest rate of the tendered Life Storage Note, as well as the same interest payment dates and redemption provisions and will accrue interest from and including the most recent interest payment date of the tendered Life Storage Note. The principal amount of each new EXR Note will be rounded down, if necessary, to the nearest whole multiple of $1,000, and we will pay cash equal to the remaining portion, if any, of the exchange price of such Life Storage Note. The exchange offers will expire immediately following 5:00 p.m., New York City time, on July 21, 2023, unless extended (the “Expiration Date”). You may withdraw tendered Life Storage Notes at any time prior to the Expiration Date. As of the date of this prospectus, there was $2,400,000,000 aggregate principal amount of outstanding Life Storage Notes.

Concurrently with the exchange offers, we are also soliciting consents from each holder of the Life Storage Notes, upon the terms and conditions set forth in this prospectus (the “consent solicitations”), to certain proposed amendments (the “proposed amendments”) to each series of Life Storage Notes governed by an indenture, dated as of June 20, 2016 (the “Life Storage Base Indenture”), by and among Life Storage OP (f/k/a Sovran Acquisition Limited Partnership), as issuer, Life Storage, Inc. (f/k/a Sovran Self Storage, Inc.), as guarantor (“LSI”), and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee (the “Life Storage Trustee”), as amended and supplemented by (i) the first supplemental indenture, dated as of June 20, 2016, by and among Life Storage OP, LSI and the Life Storage Trustee relating to the 2026 Notes (the “Life Storage First Supplemental Indenture”), (ii) the second supplemental indenture, dated as of December 7, 2017, by and among Life Storage OP, LSI, and the Life Storage Trustee relating to the 2027 Notes (the “Life Storage Second Supplemental Indenture”), (iii) the third supplemental indenture, dated as of June 3, 2019, by and among Life Storage OP, LSI, and the Life Storage Trustee relating to the 2029 Notes (the “Life Storage Third Supplemental Indenture”), (iv) the fourth supplemental indenture, dated as of September 23, 2020, by and among Life Storage OP, LSI, and the Life Storage Trustee relating to the 2030 Notes (the “Life Storage Fourth Supplemental Indenture”) and (v) the fifth supplemental indenture, dated as of October 7, 2021, by and among Life Storage OP, LSI, and the Life Storage Trustee relating to the 2031 Notes (the “Life Storage Fifth Supplemental Indenture,” and together with the Life Storage Base Indenture, Life Storage First Supplemental Indenture, Life Storage Second Supplemental Indenture, Life Storage Third Supplemental Indenture and Life Storage Fourth Supplemental Indenture, the “Life Storage Indenture”). You may not consent to the proposed amendments to the Life Storage Indenture without tendering your Life Storage Notes in the appropriate exchange offer and you may not tender your Life Storage Notes for exchange without consenting to the applicable proposed amendments. By tendering your Life Storage Notes for exchange, you will be deemed to have validly delivered your consent to all the proposed amendments to the Life Storage Indenture under which those Life Storage Notes were issued with respect to that specific series, as further described under “The Proposed Amendments.” If you validly tender Life Storage Notes prior to the Early Consent Date, you may validly withdraw your tender and the related consent prior to the Early Consent Date, but you will not receive the applicable Early Participation Premium unless you validly re-tender prior to the Early Consent Date. If you validly tender Life Storage Notes prior to the Early Consent Date, you may validly withdraw your tender after the Early Consent Date and before the Expiration Date, but you may not withdraw the related consent and you will not receive the Cash Consideration, and even if you re-tender prior to the Expiration Date you will not receive the applicable Early Participation Premium. If you validly tender Life Storage Notes after the Early Consent Date and before the Expiration Date, you will not receive the applicable Early Participation Premium and you may withdraw your tender and the related consent at any time prior to the Expiration Date.

The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers (as defined herein)) of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the consummation of the Mergers and receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of the Life Storage Notes, each series voting as a separate class (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions (other than the waiver of the condition requiring consummation of the Mergers).

Assuming the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers) of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” we plan to issue the new EXR Notes promptly on or about the second business day following the Expiration Date (the “Settlement Date”). The EXR Notes will not be listed on any securities exchange.

This investment involves risks. Prior to participating in any of the exchange offers and consenting to the proposed amendments, please see the section entitled “Risk Factors” beginning on page 33 of this prospectus for a discussion of the risks that you should consider in connection with your investment in the EXR Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of Extra Space OP, the Guarantors, Life Storage OP, LSI, the exchange agent, the information agent, the Life Storage Trustee, the trustee under the indenture governing the EXR Notes or the dealer managers and solicitation agents makes any recommendation as to whether holders of Life Storage Notes should exchange their notes in the exchange offers or deliver consents to the proposed amendments to the Life Storage Indenture.

The date of this prospectus is June 16, 2023

i

ABOUT THIS PROSPECTUS

As used in this prospectus, the terms “EXR Parent” and “Parent” refer to Extra Space Storage Inc., a Maryland corporation, including, unless otherwise expressly stated or the context otherwise requires, its consolidated subsidiaries; the terms “Extra Space OP” and “Company” refer to Extra Space Storage LP, a Delaware limited partnership, including, unless otherwise expressly stated or the context otherwise requires, its consolidated subsidiaries; and, unless otherwise expressly stated, the terms “we,” “us,” “our” and “Extra Space” refer to either EXR Parent or Extra Space OP, or both of them, as the context shall require.

As used in this prospectus, the term “LSI” refers to Life Storage, Inc., a Maryland corporation, including, unless otherwise expressly stated or the context otherwise requires, its consolidated subsidiaries; the term “Life Storage OP” refers to Life Storage LP, a Delaware limited partnership, including, unless otherwise expressly stated or the context otherwise requires, its consolidated subsidiaries; and, unless otherwise expressly stated, the term “Life Storage” refers to either LSI or Life Storage OP, or both of them, as the context shall require.

The information contained in this prospectus is not complete and may be changed. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information or representations. This prospectus constitutes an offer to exchange only the EXR Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference into this prospectus is current only as of the respective dates of such documents. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC” or the “Commission”). You should read this prospectus together with the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The statements in this document that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which Extra Space and Life Storage operate as well as beliefs and assumptions of management of Extra Space and management of Life Storage. Such statements involve uncertainties that could significantly impact financial results of Extra Space or Life Storage. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “could,” and “will” including variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that Extra Space or Life Storage expect or anticipate will occur in the future—including statements relating to the potential benefits of the proposed Mergers, the expected timing to complete the proposed Mergers and the Financing Transactions (as defined herein), acquisition and development activity, disposition activity, general conditions in the geographic areas where Extra Space or Life Storage operate, and Extra Space’s and Life Storage’s respective debt, capital structure and financial position—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although Extra Space and Life Storage believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, neither Extra Space nor Life Storage can give assurance that these expectations will be attained, and therefore actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to:

(i)

Extra Space’s and Life Storage’s ability to complete the proposed Mergers on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary stockholder approvals and satisfaction of other closing conditions to consummate the proposed Mergers;

(ii)	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement relating to the proposed Mergers;

(iii)	risks related to diverting the attention of Extra Space’s and Life Storage’s management from ongoing business operations;

(iv)	failure to realize the expected benefits of the proposed Mergers;

(v)	significant transaction costs and/or unknown or inestimable liabilities;

(vi)	Extra Space’s ability to complete the proposed Financing Transactions on the proposed terms or on the anticipated timeline, or at all;

(vii)	the risk of stockholder litigation in connection with the proposed Mergers, including resulting expense or delay;

(viii)	the risk that Life Storage’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected;

(ix)

risks related to future opportunities and plans for the Combined Company (as defined herein), including the uncertainty of expected future financial performance and results of the Combined Company following completion of the proposed Mergers;

(x)

the effect of the announcement of the proposed Mergers on the ability of Extra Space and Life Storage to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships;

(xi)	risks related to the market value of the EXR Parent common stock to be issued in the proposed Mergers;

(xii)	other risks related to the completion of the proposed Mergers and actions related thereto;

(xiii)	national, international, regional and local economic and political climates and conditions;

(xiv)	changes in global financial markets and interest rates;

(xv)	increased or unanticipated competition for each of Extra Space’s and Life Storage’s properties;

(xvi)	risks associated with acquisitions, dispositions and development of properties, including increased development costs due to additional regulatory requirements related to climate change;

(xvii)	maintenance of REIT status, tax structuring and changes in income tax laws and rates;

(xviii)	availability of financing and capital, the levels of debt that each of Extra Space and Life Storage maintain and their respective credit ratings;

(xix)	environmental uncertainties, including risks of natural disasters;

(xx)	risks related to the coronavirus pandemic;

(xxi)

those additional risks and factors discussed in the reports filed with the SEC by Extra Space and Life Storage from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Form 10-K and Form 10-Q; and

(xxii)	other risks and uncertainties set forth in this prospectus in the section entitled “Risk Factors” beginning on page 33 of this prospectus.

Neither Extra Space nor Life Storage undertakes any duty to update any forward-looking statements appearing in this document except as may be required by law.

WHERE YOU CAN FIND MORE INFORMATION

We “incorporate by reference” certain information we and LSI file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, or in any other offering materials we may provide you in connection with the offering of securities, or in any other document we or LSI as the case may be, subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

We incorporate by reference the documents listed below under the captions “—Extra Space SEC Filings” and “—Life Storage SEC filings” and any future filings made by us and Life Storage with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of securities described in this prospectus; provided, however, that we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been “furnished” to and not “filed” with the SEC (including, without limitation, any information “furnished” pursuant to Item 2.02 or 7.01 of Form 8-K or related exhibits “furnished” pursuant to Item 9.01 of Form 8-K):

Extra Space SEC Filings

(1) EXR Parent’s Annual Report on Form 10-K for the year ended December 31,  2022;

(2) The information specifically incorporated by reference into EXR Parent’s Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April  4, 2023;

(3) EXR Parent’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023; and

(4) EXR Parent’s Current Reports on Form 8-K filed on March  22, 2023, March  28, 2023, April  3, 2023, May  19, 2023, May  26, 2023, June 12, 2023, June 13, 2023 and June 16, 2023 (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are “furnished” to the SEC).

Life Storage SEC Filings

(1) LSI’s Annual Report on Form 10-K for the year ended December 31, 2022;

(2) The information specifically incorporated by reference into LSI’s Annual Report on Form 10-K from its Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2023;

(3) LSI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023; and

(4) LSI’s Current Reports on Form 8-K filed on January  3, 2023, March  17, 2023, April  3, 2023, May  19, 2023 and May 24, 2023 (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are “furnished” to the SEC).

Other

You may request a copy of the filings referred to above at no cost by writing or telephoning us at the following address:

Extra Space Storage Inc.

2795 East Cottonwood Parkway, Suite 300

Salt Lake City, UT 84121

Attention: Investor Relations

(801) 365-1759

www.extraspace.com

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

SUMMARY

This summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand the exchange offers and consent solicitations fully, you should carefully read this prospectus and the documents we incorporate by reference. Please also read “Where You Can Find More Information.” We have included references to other portions of this prospectus to direct you to a more complete description of the topics presented in this summary. You should also read “Risk Factors” in this prospectus as well as Item 1A “Risk Factors” incorporated by reference into this prospectus from Life Storage’s and our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, for more information about important risks that you should consider before making an investment decision in any of the exchange offers and consent solicitations. On April 2, 2023, EXR Parent, Extra Space OP, Eros Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of EXR Parent (“Extra Space Merger Sub”) and Eros OP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Extra Space OP (“Extra Space OP Merger Sub”) entered into a merger agreement (as amended, the “Merger Agreement”) with LSI and Life Storage OP, pursuant to which, subject to the terms and conditions set forth in the Merger Agreement (i) Extra Space Merger Sub will merge with and into LSI with LSI continuing as the surviving entity and a wholly owned subsidiary of EXR Parent (the “parent merger”) and (ii) Extra Space OP Merger Sub will merge with and into Life Storage OP, with Life Storage OP surviving the merger and becoming a wholly owned indirect subsidiary of Extra Space OP (the “partnership merger” and together with the parent merger, the “Mergers”).

Unless otherwise indicated or the context requires, pro forma financial information presented in this prospectus give effect to the completion of the Mergers and the transactions related thereto as of, and for, the periods indicated. In addition, except as described herein or as otherwise indicated, the information contained in this prospectus does not give effect to any debt or equity issuances by us or Life Storage, which occurred subsequent to March 31, 2023.

The Companies

Extra Space Storage Inc. and Extra Space Storage LP

Extra Space Storage Inc.

2795 East Cottonwood Parkway, Suite 300

Salt Lake City, Utah 84121

(801) 365-4600

EXR Parent is a fully integrated, self-administered and self-managed real estate investment trust (“REIT”) formed as a Maryland corporation on April 30, 2004, to own, operate, manage, acquire, develop and redevelop self-storage properties. EXR Parent closed its initial public offering on August 17, 2004.

EXR Parent was formed in 2004 to continue the business of Extra Space Storage LLC and its subsidiaries, which had engaged in the self-storage business since 1977. As of December 31, 2022, EXR Parent owned and/or operated 2,338 self-storage properties in 41 states and Washington, D.C., comprising approximately 176.1 million square feet of net rentable space in approximately 1.6 million units.

EXR Parent operates in two distinct segments: (1) self-storage operations; and (2) tenant reinsurance. EXR Parent’s self-storage operations activities include rental operations of wholly-owned self-storage properties. Tenant reinsurance activities include the reinsurance of risks relating to the loss of goods stored by tenants in EXR Parent’s self-storage properties.

Substantially all of EXR Parent’s business is conducted through Extra Space OP. EXR Parent’s primary assets are general partner and limited partner interests in Extra Space OP. This structure is commonly referred to as an umbrella partnership REIT, or UPREIT. EXR Parent has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). To the extent EXR Parent continues to qualify as a REIT, EXR Parent will not be subject to U.S. federal tax, with certain exceptions, on EXR Parent’s net taxable income that is distributed to its stockholders.

EXR Parent’s primary business objectives are to maximize cash flow available for distribution to EXR Parent’s stockholders and to achieve sustainable long-term growth in cash flow per share in order to maximize long-term stockholder value both at acceptable levels of risk. EXR Parent continues to evaluate a range of growth initiatives and opportunities.

Extra Space OP was formed in 2004 and is the primary operating subsidiary of EXR Parent. Between EXR Parent’s general partner and limited partner interests, EXR Parent held a 94% majority ownership interest in Extra Space OP as of March 31, 2023. As the sole indirect general partner of Extra Space OP, EXR Parent has complete responsibility and discretion in the day-to-day management and control of Extra Space OP. EXR Parent only holds a de minimis amount of assets outside of Extra Space OP.

EXR Parent’s common stock is listed on the New York Stock Exchange (“NYSE”), trading under the symbol “EXR.” EXR Parent’s principal corporate offices are located at 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121; its telephone number is (801) 365-4600.

Extra Space Merger Sub

Extra Space Merger Sub, a wholly owned subsidiary of EXR Parent, is a Delaware limited liability company organized on March 31, 2023 for the purpose of effecting the parent merger. Extra Space Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. The principal executive offices of Extra Space Merger Sub are located at 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121.

Extra Space OP Merger Sub

Extra Space OP Merger Sub, a wholly owned subsidiary of Extra Space OP, is a Delaware limited liability company organized on March 31, 2023 for the purpose of effecting the partnership merger. Extra Space OP Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. The principal executive offices of Extra Space OP Merger Sub are located at 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121.

Life Storage, Inc. and Life Storage LP

6467 Main Street

Williamsville, NY 14221

Attention: Investor Services

LSI is a fully integrated, self-administered and self-managed REIT that acquires and manages self-storage properties throughout the United States. Headquartered in Buffalo, New York, LSI employs over 2,500 people and operates over 1,210 self-storage facilities encompassing over 88 million square feet in 37 states and the District of Columbia. LSI’s common stock is publicly traded on the NYSE under the symbol “LSI.” Life Storage OP is the primary operating subsidiary of LSI. As of March 31, 2023, LSI directly or indirectly, through its ownership of Life Storage Holdings, Inc. (“Life Storage OP GP”), owned approximately 97.9% of the ownership interests of Life Storage OP, assuming conversion of the Life Storage OP preferred units as of such date (all of which were converted into Life Storage OP common units subsequent to March 31, 2023). The remaining 2.1% of the limited partnership interests are owned by unaffiliated third parties. Life Storage OP GP is the sole general partner of Life Storage OP. As the owner of the sole general partner of Life Storage OP, LSI has full and complete authority over Life Storage OP’s day-to-day operations and management. LSI does not have significant assets other than its investment in Life Storage OP.

The Combined Company

References to the “Combined Company” are to Extra Space after the partnership merger effective time. The Combined Company will continue to be named “Extra Space Storage Inc.” and will be a Maryland corporation. The Combined Company after the completion of the Mergers is expected to have a total equity market capitalization of approximately $32.8 billion (based on the closing price of EXR Parent common stock on May 22, 2023 of $148.65 per share). The Combined Company will represent the largest storage operation in the country with over 3,500 locations, over 264 million square feet and serving over two million customers.

The business of the Combined Company will be operated through Extra Space OP. EXR Parent will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of Extra Space OP.

The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “EXR.”

The Combined Company’s principal executive offices will continue to be located at 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121, and its telephone number will be (801) 365-4600.

Organizational Chart

Below is a post-closing organizational chart reflecting the consummation of the Mergers, the Financing Transactions and the Exchange Offers (assuming all of the outstanding Life Storage Notes are validly tendered and not validly withdrawn, and are exchanged for corresponding EXR Notes):

*

To the extent and for so long as LSI or Life Storage OP provide a guarantee of borrowings under the Credit Agreement, to the extent permitted by applicable law, LSI and Life Storage OP will substantially concurrently also provide a senior unsecured guarantee under the EXR Notes. See “Description of New EXR Notes—Certain Subsidiary Guarantees.”

The Mergers

The Merger Agreement

EXR Parent, Extra Space OP, LSI and Life Storage OP have entered into the Merger Agreement, which is incorporated herein by reference. Extra Space and Life Storage encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Mergers and the other transactions contemplated by the Merger Agreement.

The Merger Agreement provides that the closing of the Mergers will take place at the offices of Hogan Lovells US LLP, Columbia Square, 555 13th St NW, Washington, DC 20004 on the second business day following the date on which the last of the conditions to the closing of the Mergers has been satisfied or waived (other than those conditions that by their terms are required to be satisfied at the closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the closing), unless otherwise agreed by Extra Space and Life Storage.

The Mergers

Upon the terms and subject to the conditions set forth in the Merger Agreement, Life Storage and Extra Space will combine through a multi-step process:

•	first, in the parent merger, Extra Space Merger Sub will merge with and into LSI, with LSI continuing as the surviving entity and a wholly owned subsidiary of EXR Parent;

•

thereafter, the surviving entity in the parent merger will be converted into a Maryland limited liability company (the “Surviving Company”) and Life Storage OP GP will be converted into a Delaware limited liability company;

•

thereafter, in the contribution and issuance, EXR Parent will cause all the outstanding equity interests of the Surviving Company to be contributed to Extra Space OP in exchange for the issuance by Extra Space OP to EXR Parent of a number of newly issued partnership units in Extra Space OP equal to the number of shares of EXR Parent common stock to be issued in the parent merger; and

•

thereafter, in the partnership merger, Extra Space OP Merger Sub will merge with and into Life Storage OP with Life Storage OP continuing as the surviving entity and a wholly owned indirect subsidiary of Extra Space OP.

Upon the consummation of the parent merger described above, the separate existence of Extra Space Merger Sub will cease. Upon completion of the partnership merger described above, the separate existence of Extra Space OP Merger Sub will cease.

Merger Consideration

In the parent merger, each share of LSI common stock issued and outstanding immediately prior to the parent merger effective time will automatically be converted into 0.895 of a newly issued share of EXR Parent common stock, without interest, plus the right, if any, to receive cash in lieu of fractional shares of EXR Parent common stock into which such shares of LSI common stock would have been converted pursuant to the Merger Agreement. In the partnership merger, each Life Storage OP common unit held by a limited partner of Life Storage OP, other than LSI or any wholly owned subsidiary of LSI (each of which limited partners we refer to as a “Minority Limited Partner”), that is issued and outstanding immediately prior to the partnership merger effective time will automatically be converted into 0.895 of a new validly issued Extra Space OP common unit (with each Minority Limited Partner’s Extra Space OP common units rounded up to the nearest whole Extra Space OP common unit).

Directors and Management of the Combined Company Following the Mergers

The Merger Agreement provides that EXR Parent will take all actions necessary to add three directors designated by LSI, who are currently expected to be LSI’s Chief Executive Officer, Joseph V. Saffire, as well as Mark G. Barberio and Susan Harnett, to the EXR Parent board at the parent merger effective time. Except for the addition of the three directors designated by LSI to the EXR Parent board, there will be no change to the members of the EXR Parent board or executive officers as a result of the Mergers. Kenneth M. Woolley will continue to serve as Chairman of the EXR Parent board, and Joseph D. Margolis will continue to serve as EXR Parent’s Chief Executive Officer.

Expected Timing of the Mergers

The parties expect the Mergers to be completed in the second half of 2023. Neither EXR Parent nor LSI can predict the actual date on which the Mergers will be completed, or if the Mergers will be completed at all, because completion of the Mergers is subject to conditions and factors outside of the control of both companies, including the approval of the issuance of EXR Parent common stock in connection with the parent merger by the EXR Parent stockholders, the approval of the parent merger by the LSI stockholders and the satisfaction of certain other closing conditions.

Conditions to Completion of the Mergers

The respective obligations of each of the Extra Space parties and the Life Storage parties to effect the Mergers and to consummate the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of certain customary conditions, including, among others, the approval of the parent merger by the LSI stockholders, the approval of the issuance of EXR Parent common stock in connection with the parent merger by the EXR Parent stockholders, the absence of any legal prohibitions, listing of EXR Parent common stock, delivery of certain tax opinions, the accuracy of the other parties’ representations and warranties (subject to customary materiality qualifiers), and compliance by the other parties with their respective obligations under the Merger Agreement (subject to customary materiality qualifiers).

Neither LSI nor EXR Parent can be certain when, or if, the conditions to the completion of the Mergers will be satisfied or waived, or that the Mergers will be effected. The consummation of the Mergers is not conditioned upon the completion of the exchange offers and consent solicitations.

Regulatory Approvals Required for the Mergers

EXR Parent and LSI are not aware of any material federal or state regulatory requirements (including any mandatory waiting period) that must be complied with, or regulatory approvals that must be obtained, in connection with the Mergers or the other transactions contemplated by the Merger Agreement, other than filings of applicable certificates or articles of merger with respect to the Mergers with the Delaware Secretary of State and the State Department of Assessments and Taxation of Maryland.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the mergers may be abandoned at any time prior to the parent merger effective time, whether before or after the receipt of the affirmative vote of holders of two-thirds of the outstanding shares of LSI common stock entitled to vote on the approval of the parent merger and the other transactions contemplated by the Merger Agreement (the “Life Storage stockholder approval”) and the affirmative vote of a majority of the votes cast by the holders of EXR Parent common stock on the approval of the issuance of shares of EXR Parent common stock in connection with the parent merger on the terms and conditions set forth in the Merger Agreement (the “Extra Space stockholder approval”) (in each case, unless otherwise specified below), under the following circumstances:

•	by mutual written consent of LSI and EXR Parent;

•	by either LSI or EXR Parent if:

•

upon the completion of voting at the LSI special meeting, the Life Storage stockholder approval is not obtained (except that LSI will not have this right to terminate if the failure to obtain the Life Storage stockholder approval was primarily caused by a material breach by any of the LSI parties of their respective obligations with respect to the preparation of the Form S-4 and joint proxy statement/prospectus related to the Mergers, the Life Storage special meeting, non-solicitation of acquisition proposals or any change in LSI recommendation);

•

upon the completion of voting at the EXR Parent special meeting, the Extra Space stockholder approval is not obtained (except that EXR Parent will not have this right to terminate if the failure to obtain the Extra Space stockholder approval was primarily caused by a material breach by any of the EXR Parent parties of their respective obligations with respect to the preparation of the Form S-4 and joint proxy statement/prospectus related to the Mergers, the EXR Parent special meeting, non-solicitation of acquisition proposals or any change in EXR Parent recommendation);

•

a governmental authority of competent jurisdiction has issued an order, decree, judgment, injunction or other law or taken any other action, which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Mergers, and such order, decree, judgment, injunction, law or other action has become final and non-appealable; or

•

the Mergers have not been consummated on or before 5:00 p.m., Eastern Time on December 31, 2023 (except that this termination right will not be available to a party whose material breach of any provision of the Merger Agreement has been the primary cause of, or resulted in, the failure of the Mergers to occur on or before such date).

•	by LSI if:

•

at any time prior to the receipt of the Life Storage stockholder approval, in order to enter into an acquisition agreement with respect to a superior proposal in compliance with the terms of the Merger Agreement (except that the Merger Agreement may not be so terminated unless LSI concurrently pays to EXR Parent the prescribed termination fee);

•	there has been a change in EXR Parent recommendation (except that LSI will no longer have this right to terminate if and when the Extra Space stockholder approval is obtained);

•	there is a willful breach by EXR Parent or any of its subsidiaries or its or their respective representatives of the non-solicitation/change of recommendation covenants; or

•

any of the Extra Space parties has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the related closing conditions not being satisfied on such date, and such breach or failure to perform is not cured or curable by the earlier of 30 days after notice of such breach or failure to perform is given or 5:00 p.m., Eastern Time on December 31, 2023, unless LSI or Life Storage OP is in breach of any of its own representations, warranties, covenants or agreements set forth in the Merger Agreement such that the related closing conditions would not be satisfied.

•	by EXR Parent if:

•	there has been a change in LSI recommendation (except that EXR Parent will no longer have this right to terminate if and when the Life Storage stockholder approval is obtained);

•	there is a willful breach by LSI or any of its subsidiaries or its or their respective representatives of the non-solicitation/change of recommendation covenants; or

•

any of the Life Storage parties has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the related closing conditions not being satisfied on such date, and such breach or failure to perform is not cured or curable by the earlier of 30 days after notice of such breach or failure to perform is given or 5:00 p.m. Eastern Time on December 31, 2023, unless EXR Parent or Extra Space OP is in breach of any of its own representations, warranties, covenants or agreements set forth in the Merger Agreement such that the related closing conditions would not be satisfied.

Financing Transactions

Prior to the completion of the Mergers, we expect to enter into a Third Amended and Restated Credit Agreement, by and among EXR Parent, Extra Space OP, U.S. Bank National Association, as administrative agent, certain other financial institutions acting as syndication agents, documentation agents and lead arrangers and bookrunners, and certain lenders party thereto (as amended or amended and restated from time to time, the “Credit Agreement”). The Credit Agreement is expected to provide for a new up to $2 billion four-year revolving credit facility (the “Revolving Credit Facility”), a new up to $1 billion delayed draw 364-day term loan facility (the “Delayed Draw Term Loan Facility”) and the continuation of six tranches of existing term loans (the “Existing Term Loans”) with maturities ranging from approximately 3.5 years to 6 years. The Revolving Credit Facility is expected to be available for general corporate purposes of EXR Parent and its subsidiaries and the Delayed Draw Term Loan Facility is expected to be available in up to two separate borrowings to repay certain existing indebtedness of LSI, Life Storage OP and their subsidiaries and pay related fees and expenses in connection with the Mergers. EXR Parent expects to use the proceeds of the Delayed Draw Term Loan Facility and borrowings under the Revolving Credit Facility to pay fees and expenses in connection with the Mergers and repay certain existing indebtedness of LSI, Life Storage OP and their subsidiaries, including their existing revolving credit facility, mortgage notes and private placement notes (the “Life Storage Private Placement Notes”) upon or after the consummation of the Mergers.

Additionally, prior to the completion of the Mergers, we expect to enter into a First Amendment (the “Term Loan Amendment”) to our Term Loan Credit Agreement, dated as of January 6, 2023, by and among EXR Parent, Extra Space OP, JPMorgan Chase Bank, N.A., as administrative agent, certain other financial institutions acting as syndication agents, documentation agents and lead arrangers and bookrunners, and certain lenders party thereto (the “Existing Term Loan Agreement,” and as amended by the Term Loan Amendment and as further amended or amended and restated from time to time, the “Term Loan Agreement” and, together with the Credit Agreement, the “Senior Credit Agreements”), pursuant to which we plan to amend certain terms of the Term Loan Agreement to conform to the terms of the Credit Agreement.

The expected execution and delivery of the Credit Agreement and the Term Loan Amendment and the repayment of certain existing indebtedness of LSI, Life Storage OP and their subsidiaries (including LSI’s existing revolving credit facility, mortgage notes and the Life Storage Private Placement Notes) are referred to herein as the “Financing Transactions.”

We cannot assure you of the timing or terms of any of the Financing Transactions. The Exchange Offer is not conditioned on the consummation of the Financing Transactions, and the expected execution and delivery of the Credit Agreement and the Term Loan Amendment is not conditioned on the consummation of the Exchange Offer. We cannot assure you that we will consummate the Financing Transactions on the terms contemplated in this prospectus or at all.

Questions and Answers Regarding the Exchange Offer and Consent Solicitation

Q:	Why is Extra Space OP making the exchange offers and consent solicitations?

A:

In connection with the Mergers, Extra Space OP is conducting the exchange offers to simplify its capital structure, exchange Life Storage Notes for EXR Notes with covenants that more closely align to the covenants in Extra Space OP’s existing 5.700% Senior Notes due 2028, 3.900% Senior Notes due 2029, 2.350% Senior Notes due 2032 and 2.550% Senior Notes due 2031 (collectively, the “EXR Existing Public Notes”) and to give existing holders of Life Storage Notes the option to obtain securities issued by Extra Space OP and guaranteed by EXR Parent and the other Guarantors. Extra Space OP is conducting the consent solicitations to eliminate (1) substantially all of the restrictive covenants in the Life Storage Indenture and (2) any of Life Storage’s reporting obligations under the Life Storage Notes other than those required by applicable law. Completion of the exchange offers and consent solicitations is expected to ease administration of the Combined Company’s indebtedness. The closing of the Mergers is not conditioned upon the completion of the exchange offers and consent solicitations.

Q:	What will I receive if I tender my Life Storage Notes in the exchange offers and consent solicitations?

A:

Subject to the conditions described in this prospectus, for each Life Storage Note that is validly tendered prior to 5:00 p.m., New York City time, on July 21, 2023 (the “Expiration Date”), and not validly withdrawn, you will be eligible to receive an EXR Note of the applicable series (as designated in the table below), which will accrue interest at the same annual interest rate, have the same interest payment dates, similar redemption terms and same maturity date as the Life Storage Note for which it was exchanged. Specifically, (i) in exchange for each $1,000 principal amount of Life Storage Notes that is validly tendered prior to 5:00 p.m., New York City time, on June 16, 2023 (the “Early Consent Date”), and not validly withdrawn, holders will receive the Total Consideration, which consists of $1,000 principal amount of EXR Notes and a cash amount of $1.00, and includes the Early Participation Premium, which consists of $30 principal amount of EXR Notes, and (ii) in exchange for each $1,000 principal amount of Life Storage Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date, and not validly withdrawn, holders will receive only the Exchange Consideration, which consists of $970 principal amount of EXR Notes and a cash amount of $1.00.

If you validly tender Life Storage Notes prior to the Early Consent Date, you may validly withdraw your tender and the related consent prior to the Early Consent Date, but you will not receive the applicable Early Participation Premium unless you validly re-tender prior to the Early Consent Date. If you validly tender Life Storage Notes prior to the Early Consent Date, you may validly withdraw your tender after the Early Consent Date and before the Expiration Date, but you may not withdraw the related consent and you will not receive the Cash Consideration, and even if you re-tender prior to the Expiration Date you will not receive the applicable Early Participation Premium. If you validly tender Life Storage Notes after the Early Consent Date and before the Expiration Date, you will not receive the applicable Early Participation Premium and you may withdraw your tender and the related consent at any time prior to the Expiration Date.

The EXR Notes will be issued under and governed by the terms of an indenture dated as of May 11, 2021, among Extra Space OP, as issuer, EXR Parent, Trust I and Trust II, as guarantors, and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee (the “Base Indenture”), to be amended and supplemented by a Sixth Supplemental Indenture relating to the New 2026 Notes (the “Sixth Supplemental Indenture”), a Seventh Supplemental Indenture relating to the New 2027 Notes (the “Seventh Supplemental Indenture”), an Eighth Supplemental Indenture relating to the New 2029 Notes (the “Eighth Supplemental Indenture”), a Ninth Supplemental Indenture relating to the New 2030 Notes (the “Ninth Supplemental Indenture”), and a Tenth Supplemental Indenture relating to the New 2031 Notes (the

“Tenth Supplemental Indenture,” together with the Base Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture and the Ninth Supplemental Indenture, the “EXR Indenture”) described under “The Exchange Offers and Consent Solicitations,” “Description of the Differences Between the EXR Notes and the Life Storage Notes,” “Description of New EXR Notes” and “Description of Base Securities.” The EXR Notes will be issued only in denominations of $2,000 and whole multiples of $1,000. See “Description of New EXR Notes—General.” We will not accept tenders of Life Storage Notes if such tender would result in the issuance of less than the minimum denomination of $2,000 principal amount of EXR Notes with respect to such tender. If Extra Space OP would be required to issue an EXR Note in a denomination other than $2,000 or a whole multiple of $1,000, Extra Space OP will, in lieu of such issuance:

•	issue an EXR Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $2,000 and integral multiples of $1,000 in excess thereof; and

•	pay a cash amount equal to:

•

the difference between (i) the principal amount of the EXR Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the EXR Note actually issued in accordance with this paragraph; plus

•	accrued and unpaid interest on the principal amount representing such difference to the Settlement Date.

Except as otherwise set forth above, instead of receiving a payment for accrued interest on Life Storage Notes that you exchange, the EXR Notes you receive in exchange for those Life Storage Notes will accrue interest from (and including) the most recent interest payment date on those Life Storage Notes. No accrued but unpaid interest will be paid with respect to Life Storage Notes tendered for exchange.

You may not consent to the proposed amendments to the Life Storage Indenture without tendering your Life Storage Notes in the appropriate exchange offer and you may not tender your Life Storage Notes for exchange without consenting to the applicable proposed amendments. By tendering your Life Storage Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Life Storage Indenture under which those notes were issued with respect to that specific series, as further described under “The Proposed Amendments.”

Series of Notes Issued by Life Storage OP to be Exchanged (collectively, the “Life Storage Notes”)	Series of New Notes to be Issued by Extra Space OP (collectively, the “EXR Notes”)
3.500% Senior Notes due 2026	3.500% Senior Notes due 2026
3.875% Senior Notes due 2027	3.875% Senior Notes due 2027
4.000% Senior Notes due 2029	4.000% Senior Notes due 2029
2.200% Senior Notes due 2030	2.200% Senior Notes due 2030
2.400% Senior Notes due 2031	2.400% Senior Notes due 2031

Q:	What are the proposed amendments?

A:

The proposed amendments will eliminate (1) substantially all of the restrictive covenants in the Life Storage Indenture and (2) any of Life Storage’s reporting obligations under the Life Storage Notes other than those required by applicable law. As a result, following consummation of the Mergers and the adoption of the proposed amendments, it is expected holders of Life Storage Notes will no longer be entitled to receive annual, quarterly and other reports from Life Storage.

If the Requisite Consents with respect to each series of Life Storage Notes under the Life Storage Indenture have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived (other than the waiver of the condition requiring consummation of the Mergers), as applicable, all of the sections or provisions listed below under the Life Storage Indenture will be deleted (or modified as indicated):

•

Clauses (4) and (5) of Section 501 (“Events of Default”), Section 704 (“Reports by Issuer and the Parent Guarantor”), Article Eight (“Consolidation, Merger, Conveyance or Transfer”), Section 1005 (“Existence”), Section 1006 (“Maintenance of Properties”), Section 1007 (“Payment of Taxes and Other Claims”) and Section 1011 (“Insurance”) of the Life Storage Base Indenture;

•

Sections 3.1 (“Limitation on Total Outstanding Debt”), 3.2 (“Secured Debt Test”), 3.3 (“Debt Service Test”), and 3.4 (“Maintenance of Total Unencumbered Assets”) of the Life Storage First Supplemental Indenture;

•

Sections 3.1 (“Limitation on Total Outstanding Debt”), 3.2 (“Secured Debt Test”), 3.3 (“Debt Service Test”), and 3.4 (“Maintenance of Total Unencumbered Assets”) of the Life Storage Second Supplemental Indenture;

•

Sections 3.1 (“Limitation on Total Outstanding Debt”), 3.2 (“Secured Debt Test”), 3.3 (“Debt Service Test”), and 3.4 (“Maintenance of Total Unencumbered Assets”) of the Life Storage Third Supplemental Indenture;

•

Sections 3.1 (“Limitation on Total Outstanding Debt”), 3.2 (“Secured Debt Test”), 3.3 (“Debt Service Test”), and 3.4 (“Maintenance of Total Unencumbered Assets”) of the Life Storage Fourth Supplemental Indenture; and

•

Sections 3.1 (“Limitation on Total Outstanding Debt”), 3.2 (“Secured Debt Test”), 3.3 (“Debt Service Test”), and 3.4 (“Maintenance of Total Unencumbered Assets”) of the Life Storage Fifth Supplemental Indenture.

Conforming Changes, etc. The proposed amendments would amend the Life Storage Indenture to make certain conforming or other changes to the Life Storage Indenture, including modification or deletion of certain definitions and cross-references.

The elimination or modification of the restrictive covenants contemplated by the proposed amendments would, among other things, permit Life Storage and its subsidiaries to take actions that could be adverse to the interests of the remaining holders of the outstanding Life Storage Notes.

See “Description of the Differences Between the EXR Notes and the Life Storage Notes,” “The Exchange Offers and Consent Solicitations,” “The Proposed Amendments” and “Description of New EXR Notes.”

Q:	What are the consequences of not participating in the exchange offers and consent solicitations prior to the Early Consent Date?

A:

Holders that fail to tender their Life Storage Notes (and thereby fail to deliver valid and unrevoked consents) prior to the Early Consent Date but who do so prior to the Expiration Date will receive the Exchange Consideration, which consists of $970 principal amount of EXR Notes and a cash amount of $1.00, but not the Early Participation Premium, which would consist of an additional $30 principal amount of EXR Notes. Holders that validly tender Life Storage Notes prior to the Early Consent Date may validly withdraw their tender and the related consent prior to the Early Consent Date, but will not receive the applicable Early Participation Premium unless they validly re-tender prior to the Early Consent Date. Holders that validly tender Life Storage Notes prior to the Early Consent Date may validly withdraw their tender after the Early Consent Date and before the Expiration Date, but may not withdraw the related consent and will not receive the Cash Consideration, and even if you re-tender prior to the Expiration Date you will not receive the applicable Early Participation Premium. Holders that tender Life Storage Notes after the Early Consent Date and before the Expiration Date will not receive the applicable Early Participation Premium and may withdraw their tender and the related consent at any time prior to the Expiration Date.

Q:	What are the consequences of not participating in the exchange offers and consent solicitations at all?

A:

If you do not exchange your Life Storage Notes for EXR Notes in the exchange offers, you will not receive the benefit of having Extra Space OP as the primary obligor of your notes. In addition, if the proposed amendments to the Life Storage Indenture have been adopted, the proposed amendments, applicable to a particular series of Life Storage Notes, will apply to all Life Storage Notes of that series that are not acquired in the exchange offers, even though the holders of those Life Storage Notes of that series did not consent to the proposed amendments. Thereafter, all such Life Storage Notes will be governed by the Life Storage Indenture as amended by the proposed amendments, which will have materially less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the Life Storage Indenture or those applicable to the EXR Notes. In particular, holders of the Life Storage Notes under the amended Life Storage Indenture will no longer receive annual, quarterly and other reports from Life Storage, and will no longer be entitled to the benefits of various covenants and certain other provisions in the Life Storage Indenture.

In addition, certain credit ratings on the Life Storage Notes that remain outstanding may be withdrawn upon the completion of the exchange offers. The trading market for any remaining Life Storage Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the Life Storage Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price volatility of Life Storage Notes that remain outstanding may be materially and adversely affected. Therefore, if your Life Storage Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Life Storage Notes.

See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Life Storage Indenture will afford reduced protection to remaining holders of Life Storage Notes.”

Q:	How do the Life Storage Notes differ from the EXR Notes to be issued in the exchange offers?

A:

The Life Storage Notes are the obligations solely of Life Storage OP, are guaranteed by LSI and are governed by the Life Storage Indenture. The EXR Notes will be the obligations solely of Extra Space OP, will be guaranteed by the Guarantors and will be governed by the EXR Indenture. The Life Storage Indenture before giving effect to the proposed amendments and the EXR Indenture are substantially similar, but differ in certain respects, including without limitation as follows:

•

the EXR Indenture definition of “Total Assets” and “Total Unencumbered Assets” are calculated using “Capitalized Property Value” and “Capitalized Tenant Insurance Value” (each as defined in the EXR Indenture);

•	the financial reporting obligations in the EXR Indenture are those of Extra Space, rather than Life Storage; and

•	as compared to the Life Storage Indenture, the EXR Indenture provides for cross-acceleration upon a default on other indebtedness in an aggregate principal amount exceeding $100,000,000.

For more information, see “Description of the Differences Between the EXR Notes and the Life Storage Notes.”

Q:	What is the ranking of the EXR Notes?

A:

The EXR Notes will be our senior unsecured obligations, will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness, will be effectively subordinated in right of payment to (i) all of our existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness), (ii) all existing and future indebtedness and other liabilities, whether secured or unsecured, of our subsidiaries (including, after the consummation of the Mergers, LSI, Life Storage OP and the Life Storage Notes that are not validly tendered in the Exchange Offer (to the extent LSI and Life Storage OP do not provide a guarantee of the EXR Notes)) and of any entity we account for using the equity method of accounting, and (iii) all existing and future preferred equity not owned by us in our subsidiaries and in any entity we account for using the equity method of accounting. The EXR Notes will be guaranteed by the Guarantors and will rank equally in right of payment with all of the Guarantors’ other existing and future senior unsecured indebtedness and will be effectively subordinated in right of payment to all of the Guarantors’ existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness).

As of March 31, 2023, none of the subsidiaries of Extra Space OP guaranteed our borrowings under the existing revolving credit facility and term loan facilities pursuant to the Second Amended and Restated Credit Agreement dated as of June 22, 2021 (the “Existing Credit Agreement,” and together with the Existing Term Loan Agreement, the “Existing Credit Agreements”), our Existing Term Loan Agreement or our privately placed notes issued pursuant to those certain note purchase agreements dated June 29, 2017, May 25, 2018, August 27, 2019 and June 25, 2020 each by and among EXR Parent, Extra Space OP and the purchasers named therein (collectively, the “EXR Private Placement Notes”). However, under the EXR Private Placement Notes, if any of our subsidiaries (including, after the consummation of the Mergers, LSI, Life Storage OP and their subsidiaries) guarantees or otherwise becomes obligated with respect to certain unsecured indebtedness in an amount greater than or equal to $100.0 million, or, after giving effect to the Financing Transactions with the terms thereof currently contemplated, $200.0 million (subject to certain exceptions), then such subsidiaries will be required to guarantee the EXR Private Placement Notes on a senior unsecured basis. Additionally, under the Existing Credit Agreements, or after giving effect to the Financing Transactions, the Senior Credit Agreements, each subsidiary of EXR Parent that is a borrower or a guarantor of, or otherwise has a payment obligation in respect of, certain unsecured indebtedness will be required to guarantee borrowings under the Existing Credit Agreements or the Senior Credit Agreements, as applicable, on a senior unsecured basis; provided that, after giving effect to the Financing Transactions, with respect to any such unsecured indebtedness of LSI or any of its subsidiaries existing as of the date of the Mergers and outstanding on the business day immediately following the Mergers (the “Continuing LSI Indebtedness”), (A) if such Continuing LSI Indebtedness shall be in an aggregate principal amount greater than or equal to $200.0 million, any applicable subsidiary shall guarantee borrowings under the Senior Credit Agreements on the earlier of (I) the 60th day following the date any such subsidiary shall guarantee the obligations under the EXR Private Placement Notes and (II) the date otherwise required pursuant to the Senior Credit Agreements, and (B) if such Continuing LSI Indebtedness shall be less than $200.0 million, no guarantee of the borrowing under the Senior Credit Agreements shall be required unless any such subsidiary shall guarantee any EXR Private Placement Notes.

This means that following consummation of the Financing Transactions, (a) concurrently with the closing of the Mergers, and so long as $100.0 million, or, after giving effect to the Financing Transactions, $200.0 million or more of the Life Storage Notes or the Life Storage Private Placement Notes remain outstanding (which we expect to be the case while the Life Storage Private Placement Notes remain outstanding), both LSI and Life Storage OP, which will be our subsidiaries following the Mergers, will be required to guarantee the EXR Private Placement Notes and (b) both LSI and Life Storage OP will be required to guarantee borrowings under the Senior Credit Agreements on the earlier of (I) the 60th day following the date they guarantee the obligations under the EXR Private Placement Notes and (II) the date otherwise required pursuant to the Senior Credit Agreements, unless less than $200.0 million of Life Storage Notes and Life Storage Private Placement Notes remains outstanding on such date. To the extent and for so long as LSI or Life Storage OP provide a guarantee of borrowings under the Credit Agreement, to the extent permitted by applicable law, LSI and Life Storage OP will substantially concurrently also provide a senior unsecured guarantee under the EXR Notes and expect to provide a senior unsecured guarantee under the

EXR Existing Public Notes (which guarantee shall be unconditionally released and discharged automatically if LSI and Life Storage OP are no longer required to guarantee borrowings under the Credit Agreement). In the event that such subsidiary guarantees are provided, each of LSI and Life Storage OP will enter into a supplemental indenture evidencing its subsidiary guarantee. For so long as any such guarantees remain in place, the EXR Notes will rank equally in right of payment with the Senior Credit Agreements, the EXR Private Placement Notes and the EXR Existing Public Notes. To the extent LSI and Life Storage OP do not provide a guarantee of the EXR Private Placement Notes, the Senior Credit Agreements, the EXR Existing Public Notes and the EXR Notes, holders of the EXR Notes will be effectively subordinated in right of payment (to the extent of the assets of LSI and Life Storage OP) to the holders of any Life Storage Notes that remain outstanding after the Mergers.

As of March 31, 2023, on an as-adjusted basis after giving effect to the Mergers, the Financing Transactions and completion of the Exchange Offers (assuming all of the outstanding Life Storage Notes are validly tendered prior to the Early Consent Date and not validly withdrawn, and are exchanged for corresponding EXR Notes), Extra Space OP would have had, in addition to trade payables and other liabilities, approximately $1.3 billion of secured notes outstanding and approximately $5.7 billion of unsecured notes outstanding. In addition, on an as-adjusted basis after giving effect to the Mergers, the Financing Transactions and completion of the Exchange Offers (assuming all of the outstanding Life Storage Notes are validly tendered prior to the Early Consent Date and not validly withdrawn, and are exchanged for corresponding EXR Notes), Extra Space OP would have had senior unsecured term loans in the amount of approximately $3.3 billion, a secured line of credit with a capacity of up to approximately $140.0 million, of which approximately $24.5 million would have been drawn, and a senior unsecured line of credit with a capacity of up to approximately $2.0 billion, of which approximately $521.5 million would have been drawn as of March 31, 2023.

The EXR Notes offered will also be structurally subordinated to all obligations of our subsidiaries with respect to the assets of such subsidiaries (including Life Storage and its subsidiaries’ obligations, such as any Life Storage Notes that remain outstanding following the Exchange Offer (to the extent LSI and Life Storage OP do not provide a guarantee of the EXR Notes)). As of March 31, 2023, on an as-adjusted basis giving effect to the Mergers, the Financing Transactions and completion of the Exchange Offers (assuming all of the outstanding Life Storage Notes are validly tendered prior to the Early Consent Date and not validly withdrawn, and are exchanged for corresponding EXR Notes), we would have had approximately $9.5 billion principal amount of indebtedness and our consolidated subsidiaries would have had approximately $1.3 billion principal amount of indebtedness. See “Risk Factors—Risks Related to the EXR Notes—The effective subordination of the EXR Notes may limit our ability to satisfy our obligations under the EXR Notes” and “Description of New EXR Notes—Ranking.”

Q:	What consents are required to effect the proposed amendments to the Life Storage Indenture and consummate the exchange offers?

A:

In order for the proposed amendments to the Life Storage Indenture to be adopted with respect to the Life Storage Notes, receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of the Life Storage Notes, each series voting as a separate class, must be received prior to the Expiration Date for the exchange offer.

Q:	Is the closing of the Mergers conditioned on the receipt of the Requisite Consents and completion of the exchange offer and consent solicitations?

A:	Closing of the Mergers is not conditioned upon the receipt of the Requisite Consents and completion of the exchange offer and consent solicitations.

Q:	What are the conditions to the exchange offer and consent solicitations?

A:

The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers) of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the consummation of the Mergers and the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of the Life Storage Notes, each series voting as a separate class (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions (except for the consummation of the Mergers). For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.”

Q:	Will Extra Space OP accept consents to the proposed amendments without holders tendering their corresponding Life Storage Notes?

A:

No. As a holder of Life Storage Notes, you may give your consent to the proposed amendments to the Life Storage Indenture only by tendering your Life Storage Notes in one of the aforementioned exchange offers. If you validly tender Life Storage Notes prior to the Early Consent Date, you may validly withdraw your tender and the related consent prior to the Early Consent Date. If you validly tender Life Storage Notes prior to the Early Consent Date, you may validly withdraw your tender after the Early Consent Date and before the Expiration Date, but you may not withdraw the related consent. If you tender Life Storage Notes after the Early Consent Date and before the Expiration Date you may withdraw your tender and the related consent at any time prior to the Expiration Date.

Q:	Will Extra Space OP accept all tenders of Life Storage Notes?

A:

Subject to the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers) of the conditions to the exchange offers, we will accept for exchange any and all Life Storage Notes that (i) have been validly tendered in the exchange offers before the Expiration Date and (ii) have not been validly withdrawn before the Expiration Date.

Q:	When will Extra Space OP issue new EXR Notes and pay the cash consideration?

A:

Assuming the conditions to the exchange offers are satisfied or waived (other than the waiver of the condition requiring consummation of the Mergers), Extra Space OP will issue new EXR Notes in book-entry form and pay the cash consideration promptly on or about the second business day following the Expiration Date (the “Settlement Date”).

Q:	When will the proposed amendments to the Life Storage Indenture become effective?

A:

If we receive the Requisite Consents with respect to all series of Life Storage Notes before the Expiration Date, the proposed amendments to the Life Storage Indenture with respect to each series will become effective on the Settlement Date, assuming the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers) of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.”

Q:	When will the exchange offers and consent solicitations expire?

A:	Each exchange offer and consent solicitation will expire immediately following 5:00 p.m., New York City time, on July 21, 2023 unless we, in our sole discretion, extend the exchange offers and consent solicitations, in which case the Expiration Date will be the latest date and time to which the exchange offers and consent solicitations is extended. See “The Exchange Offers and Consent Solicitations—Expiration Date; Extensions; Amendments.”

Q:	Can I withdraw after I tender my Life Storage Notes and deliver my consent?

A:

You may withdraw tendered Life Storage Notes at any time prior to the Expiration Date. Holders that validly tender Life Storage Notes prior to the Early Consent Date may validly withdraw their tender and the related consent prior to the Early Consent Date. Holders that validly tender Life Storage Notes prior to the Early Consent Date may validly withdraw their tender after the Early Consent Date and before the Expiration Date, but may not withdraw the related consent. Holders that tender Life Storage Notes after the Early Consent Date and before the Expiration Date may withdraw their tender and the related consent at any time prior to the Expiration Date.

Once withdrawal rights have expired on the Expiration Date, tenders of Life Storage Notes may not be validly withdrawn unless Extra Space OP is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Life Storage Notes tendered pursuant to such exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Q:

How do I exchange my Life Storage Notes if I am a beneficial owner of Life Storage Notes held in certificated form by a custodian bank, depositary, broker, trust company or other nominee? Will the record holder exchange my Life Storage Notes for me?

A:

Currently, all of the Life Storage Notes are held in book-entry form and can only be tendered through the applicable procedures of The Depository Trust Company. However, if any Life Storage Notes are subsequently issued in certificated form and are held of record by a custodian bank, depositary, broker, trust company or other nominee and you wish to tender the securities in the exchange offers, you should contact that institution promptly and instruct the institution to tender on your behalf. The record holder will tender your notes on your behalf, but only if you instruct the record holder to do so. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering—Life Storage Notes Held through a Nominee.”

Q:	Will the EXR Notes be eligible for listing on an exchange?

A:

Neither the Life Storage Notes prior to the exchange offers and consent solicitations, nor the EXR Notes subsequent to the exchange offers and consent solicitations, will be listed on any securities exchange. There can be no assurance as to the development or liquidity of any market for the EXR Notes. See “Risk Factors—Risks Related to the EXR Notes—There is currently no trading market for the EXR Notes, and an active public trading market for the EXR Notes may not develop or, if it develops, be maintained or be liquid. The failure of an active public trading market for the EXR Notes to develop or be maintained is likely to adversely affect the market price and liquidity of the EXR Notes.”

Q:	To whom should I direct any questions?

A:	Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer managers and solicitation agents:

TD Securities (USA) LLC 1 Vanderbilt Avenue, 11th Floor New York, New York 10017 Attention: Liability Management Group Toll-Free: (866) 584-2096 Collect: (212) 827-2842 Email: LM@tdsecurities.com

U.S. Bancorp Investments, Inc.

1095 Avenue of the Americas, 13th Floor

New York, New York 10036

Attention: Liability Management Group

Toll-Free: (800) 479-3441

Collect: (917) 558-2756

Email: liabilitymanagement@usbank.com

Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Attention: Liability Management Group

Collect: (704) 410-4759

Toll Free: (866) 309-6316

Email: liabilitymanagement@wellsfargo.com

Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005 Attn: Michael Horthman

Bank and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (800) 859-8508

Email: extraspace@dfking.com

Amendments and Supplements

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and the additional information described under “Where You Can Find More Information.”

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

Exchange Offers	Extra Space OP is hereby offering to exchange, upon the terms and conditions set forth in this prospectus, any and all of each series of outstanding Life Storage Notes listed on the front cover of this prospectus for newly issued series of EXR Notes with the same interest rates, interest payment dates, redemption terms and the same maturity as the corresponding series of Life Storage Notes. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

Consent Solicitations	Extra Space OP is soliciting consents to the proposed amendments of the Life Storage Indenture from holders of the Life Storage Notes upon the terms and conditions set forth in this prospectus. You may not tender your Life Storage Notes for exchange without delivering a consent to all of the proposed amendments to the Life Storage Indenture. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

The Proposed Amendments	The proposed amendments, if effected, will, among other things, eliminate (1) substantially all of the restrictive covenants in the Life Storage Indenture and (2) any of Life Storage’s reporting obligations under the Life Storage Notes other than those required by applicable law. As a result, following consummation of the Mergers and the adoption of the proposed amendments, it is expected holders of Life Storage Notes will no longer be entitled to receive annual, quarterly and other reports from Life Storage. See “The Proposed Amendments.”

Requisite Consents	For the proposed amendments to be adopted with respect to the Life Storage Notes, the valid consents of the holders of at least a majority of the then outstanding aggregate principal amount of each series of the Life Storage Notes, each series voting as a separate class, must be obtained before the Expiration Date. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

Procedures for Participating in the Solicitations	If you wish to participate in an exchange offer and consent solicitation, you must cause the book-entry transfer of your Life Storage Notes to the exchange agent’s account at The Depository Trust Company (“DTC”), and the exchange agent must receive a confirmation of book-entry transfer and an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program.

See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering.”

Total Consideration; Early Participation Premium on Early Consent Date	In exchange for each $1,000 principal amount of Life Storage Notes that is validly tendered prior to the Early Consent Date and not validly withdrawn, holders will receive the Total Consideration, which consists of $1,000 principal amount of EXR Notes and a cash amount of $1.00. In exchange for each $1,000 principal amount of Life Storage Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date and not validly withdrawn, holders will receive only the Exchange Consideration, which equals the Total Consideration less the Early Participation Premium of $30 principal amount of EXR Notes, and so consists of $970 principal amount of EXR Notes and a cash amount of $1.00.

If you validly tender Life Storage Notes prior to the Early Consent Date, you may validly withdraw your tender and the related consent prior to the Early Consent Date, but you will not receive the applicable Early Participation Premium unless you validly re-tender prior to the Early Consent Date. If you validly tender Life Storage Notes prior to the Early Consent Date, you may validly withdraw your tender after the Early Consent Date and before the Expiration Date, but you may not withdraw the related consent and you will not receive the Cash Consideration, and even if you re-tender prior to the Expiration Date you will not receive the applicable Early Participation Premium. If you tender Life Storage Notes after the Early Consent Date and before the Expiration Date, you will not receive the applicable Early Participation Premium and you may withdraw your tender and the related consent at any time prior to the Expiration Date.

Expiration Date	Each of the exchange offers and consent solicitations will expire at 5:00 p.m., New York City time, on July 21, 2023, or a later date and time to which Extra Space OP extends it with respect to one or more series of Life Storage Notes.

Withdrawal and Revocation	Tenders of Life Storage Notes may be validly withdrawn at any time prior to the Expiration Date. Holders that validly tender Life Storage Notes prior to the Early Consent Date may validly withdraw their tender and the related consent prior to the Early Consent Date. Holders that validly tender Life Storage Notes prior to the Early Consent Date may validly withdraw their tender after the Early Consent Date and before the Expiration Date, but may not withdraw the related consent. Holders that validly tender Life Storage Notes after the Early Consent Date and before the Expiration Date may withdraw their tender and the related consent at any time prior to the Expiration Date.

Once withdrawal rights have expired on the Expiration Date, tenders of Life Storage Notes may not be validly withdrawn unless Extra Space OP is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Life Storage Notes tendered pursuant to such exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Conditions	The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers) of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the consummation of the Mergers and in respect of each series of Life Storage Notes the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of the Life Storage Notes, each series voting as a separate class (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions, except for the consummation of the Mergers. For information about other conditions to our obligations to complete the exchange offers and consent solicitations, see “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.” The closing of the Mergers is not conditioned upon the completion of the exchange offers and consent solicitations.

Acceptance of Life Storage Notes and Consents and Delivery of EXR Notes	You may not consent to the proposed amendments to the Life Storage Indenture without tendering your Life Storage Notes in the appropriate exchange offer and you may not tender your Life Storage Notes for exchange without consenting to the applicable proposed amendments.

Subject to the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers) of the conditions to the exchange offers and consent solicitations, Extra Space OP will accept for exchange any and all Life Storage Notes that are validly tendered prior to the Expiration Date and not validly withdrawn; likewise, because the act of validly tendering Life Storage Notes will also constitute valid delivery of consents to the proposed amendments to the Life Storage Indenture, Extra Space OP will also accept all consents that are validly delivered prior to the Expiration Date and not validly revoked. All Life Storage Notes exchanged will be cancelled. The EXR Notes issued pursuant to the exchange offers will be issued and delivered through the facilities of the DTC promptly on the Settlement Date, assuming the satisfaction or waiver (other than the consummation of the Mergers) of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.” We will return to you any Life Storage Notes that are not accepted for exchange for any reason without expense to you promptly after the Expiration Date. See “The Exchange Offers and Consent Solicitations—Acceptance of Life Storage Notes for Exchange; EXR Notes.”

U.S. Federal Income Tax Considerations	Holders should consider certain U.S. federal income tax consequences of the exchange offers and consent solicitations. See “Certain U.S. Federal Income Tax Consequences.” Please consult your tax advisor about the tax consequences to you of the exchange.

Consequences of Not Exchanging Life Storage Notes for EXR Notes	If you do not exchange your Life Storage Notes for EXR Notes in the exchange offers, you will not receive the benefit of having Extra Space OP as the primary obligor of your notes. In addition, if the proposed amendments to the Life Storage Indenture have been adopted, the proposed amendments, applicable to the particular series of Life Storage Notes, will apply to all Life Storage Notes of such series that are not acquired in the exchange offers, even though the holders of those Life Storage Notes did not consent to the proposed amendments. Thereafter, all such Life Storage Notes will be governed by the Life Storage Indenture as amended by the proposed amendments, which will have materially less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the Life Storage Indenture or those applicable to the EXR Notes. In particular, holders of the Life Storage Notes under the amended Life Storage Indenture will no longer receive annual, quarterly and other reports from Life Storage, and will no longer be entitled to the benefits of various covenants and certain other provisions in the Life Storage Indenture.

In addition, certain credit ratings on the Life Storage Notes that remain outstanding may be withdrawn upon the completion of the exchange offers. The trading market for any remaining Life Storage Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the Life Storage Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price volatility of Life Storage Notes that remain outstanding may be materially and adversely affected. Therefore, if your Life Storage Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Life Storage Notes.

See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Life Storage Indenture will afford reduced protection to remaining holders of Life Storage Notes.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offers.

Exchange Agent, Information Agent and Dealer Managers and Solicitation Agents	D.F. King & Co, Inc. is serving as exchange agent and information agent for the exchange offers and consent solicitations.

TD Securities (USA) LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are serving as the dealer managers and solicitation agents.

The addresses and the facsimile and telephone numbers of these parties appear on the back cover of this prospectus.

We have other business relationships with the exchange agent and the dealer managers and solicitation agents, as described in “The Exchange Offers and Consent Solicitations—Exchange Agent” and “—Dealer Managers & Solicitation Agents.”

No Guaranteed Delivery Procedures	No guaranteed delivery procedures are being offered in connection with the exchange offers and consent solicitations. You must tender your Life Storage Notes and deliver your consent by the Expiration Date in order to participate in the exchange offers.

No Recommendation	None of Extra Space OP, EXR Parent, the other Guarantors, Life Storage OP, LSI, the dealer managers and solicitation agents, the information agent, the exchange agent, the Life Storage Trustee or the trustee under the EXR Indenture makes any recommendation in connection with the exchange offers or consent solicitations as to whether any Life Storage noteholder should tender or refrain from tendering all or any portion of the principal amount of that holder’s Life Storage Notes (and in so doing, consent to the adoption of the proposed amendments to the Life Storage Indenture), and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the exchange offers and consent solicitations, please read the section entitled “Risk Factors” beginning on page 33 of this prospectus.

Further Information	Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer managers and solicitation agents:

TD Securities (USA) LLC 1 Vanderbilt Avenue, 11th Floor New York, New York 10017 Attention: Liability Management Group Toll-Free: (866) 584-2096 Collect: (212) 827-2842 Email: LM@tdsecurities.com

U.S. Bancorp Investments, Inc.

1095 Avenue of the Americas, 13th Floor

New York, New York 10036

Attention: Liability Management Group

Toll-Free: (800) 479-3441

Collect: (917) 558-2756

Email: liabilitymanagement@usbank.com

Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Attention: Liability Management Group

Collect: (704) 410-4759

Toll Free: (866) 309-6316

Email: liabilitymanagement@wellsfargo.com

Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attn: Michael Horthman

Bank and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (800) 859-8508

Email: extraspace@dfking.com

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and the additional information described under “Where You Can Find More Information.”

The New EXR Notes

Issuer	Extra Space Storage LP, a Delaware limited partnership.

Guarantors	Extra Space Storage Inc., a Maryland corporation, ESS Holdings Business Trust I, a Massachusetts trust and ESS Holdings Business Trust II, a Massachusetts trust.

Notes Offered	We are offering up to $2,400 million aggregate principal amount of EXR Notes of the following series:

(1)	$600 million aggregate principal amount of 3.500% Senior Notes due July 1, 2026,

(2)	$450 million aggregate principal amount of 3.875% Senior Notes due December 15, 2027,

(3)	$350 million aggregate principal amount of 4.000% Senior Notes due June 15, 2029,

(4)	$400 million aggregate principal amount of 2.200% Senior Notes due October 15, 2030,

(5)	$600 million aggregate principal amount of 2.400% Senior Notes due October 15, 2031.

Interest Rates; Interest Payment Dates; Maturity Dates	Each new series of EXR Notes will have the same interest rates, maturity dates, redemption terms and interest payment dates as the corresponding series of Life Storage Notes for which they are being offered in exchange.

Each EXR Note will bear interest from the most recent interest payment date on which interest has been paid on the corresponding Life Storage Note. Holders of Life Storage Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from Life Storage in respect of interest accrued from the date of the last interest payment date in respect of their Life Storage Notes until the date of the issuance of the EXR Notes.

Consequently, holders of EXR Notes will receive the same interest payments that they would have received had they not exchanged their Life Storage Notes in the applicable exchange offer (before giving effect to any cash amount paid in lieu of issuing an EXR Note in a denomination other than $2,000 or a whole multiple of $1,000, plus accrued and unpaid interest on the principal amount representing such amount). On the Settlement Date, no accrued but unpaid interest will be paid with respect to any Life Storage Notes validly tendered and not validly withdrawn prior to the Expiration Date.

Interest Rates and Maturity Dates	Semi-Annual Interest Payment Dates	Expected First Interest Payment Date
3.500% Senior Notes due July 1, 2026	January 1 and July 1	January 1, 2024
3.875% Senior Notes due December 15, 2027	June 15 and December 15	December 15, 2023
4.000% Senior Notes due June 15, 2029	June 15 and December 15	December 15, 2023
2.200% Senior Notes due October 15, 2030	April 15 and October 15	October 15, 2023
2.400% Senior Notes due October 15, 2031	April 15 and October 15	October 15, 2023

Use of Proceeds	We will not receive any cash proceeds from the issuance of the EXR Notes in connection with the exchange offers. In exchange for issuing the EXR Notes and paying the cash consideration, we will receive Life Storage Notes that will be cancelled and not reissued. See “Use of Proceeds.”

Ranking

The EXR Notes will be our senior unsecured obligations, will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness, will be effectively subordinated in right of payment to (i) all of our existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness), (ii) all existing and future indebtedness and other liabilities, whether secured or unsecured, of our subsidiaries (including, after the consummation of the Mergers, LSI, Life Storage OP and the Life Storage Notes that are not validly tendered in the Exchange Offer (to the extent LSI and Life Storage OP do not provide a guarantee of the EXR Notes)) and of any entity we account for using the equity method of accounting, and (iii) all existing and future preferred equity not owned by us in our subsidiaries and in any entity we account for using the equity method of accounting. The EXR Notes will be guaranteed by the Guarantors and will rank equally in right of payment with all of the Guarantors’ other existing and future senior unsecured indebtedness and will be effectively subordinated in right of payment to all of the Guarantors’ existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness).

As of March 31, 2023, none of the subsidiaries of Extra Space OP guaranteed our borrowings under our Existing Credit Agreements or our EXR Private Placement Notes. However, under the EXR Private Placement Notes, if any of our subsidiaries (including, after the consummation of the Mergers, LSI, Life Storage OP and their subsidiaries) guarantees or otherwise becomes obligated with respect to certain unsecured indebtedness in an amount greater than or equal to $100.0 million, or, after giving effect to the Financing Transactions, $200.0 million (subject to certain exceptions), then such subsidiaries will be required to guarantee the EXR Private Placement Notes on a senior unsecured basis. Additionally, under the Existing Credit Agreements, or after giving effect to the Financing Transactions, the Senior Credit Agreements, each subsidiary of EXR Parent that is a borrower or a guarantor of, or otherwise has a payment obligation in respect of, certain unsecured indebtedness will be required to guarantee borrowings under the Existing Credit Agreements or the Senior Credit Agreements, as applicable, on a senior unsecured basis; provided that, after giving effect to the Financing Transactions, with respect to any Continuing LSI Indebtedness, (A) if such Continuing LSI Indebtedness shall be in an aggregate principal amount greater than or equal to $200.0 million, any applicable subsidiary shall guarantee borrowings under the Senior Credit Agreements on the earlier of (I) the 60th day following the date any such subsidiary shall guarantee the obligations under the EXR Private Placement Notes and (II) the date otherwise required pursuant to the Senior Credit Agreements, and (B) if such Continuing LSI Indebtedness shall be less than $200.0 million, no guarantee of the borrowing under the Senior Credit Agreements shall be required unless any such subsidiary shall guarantee any EXR Private Placement Notes.

This means that following consummation of the Financing Transactions, (a) concurrently with the closing of the Mergers, and so long as $100.0 million, or, after giving effect to the Financing Transactions, $200.0 million or more of the Life Storage Notes or the Life Storage Private Placement Notes remain outstanding (which we expect to be the case while the Life Storage Private Placement Notes remain outstanding), both LSI and Life Storage OP, which will be our subsidiaries following the Mergers, will be required to guarantee the EXR Private Placement Notes and (b) both LSI and Life Storage OP will be required to guarantee borrowings under the Senior Credit Agreements on the earlier of (I) the 60th day following the date they guarantee the obligations under the EXR Private Placement Notes and (II) the date otherwise required pursuant to the Senior Credit Agreements, unless less than $200.0 million of Life Storage Notes and Life Storage Private Placement Notes remains outstanding on such date. To the extent and for so long as LSI or Life Storage OP provide a guarantee of borrowings under the Credit Agreement, to the extent permitted by applicable law, LSI and Life Storage OP will substantially concurrently also provide a senior unsecured guarantee under the EXR Notes and expect to provide a senior unsecured guarantee under the EXR Existing Public Notes (which guarantee shall be unconditionally released and discharged automatically if LSI and Life Storage OP are no longer required to guarantee borrowings under the Credit Agreement). In the event that such subsidiary guarantees are provided, each of LSI and Life Storage OP will enter into a supplemental indenture evidencing its subsidiary guarantee. For so long as any such guarantees remain in place, the EXR Notes will rank equally in right of payment with the Senior Credit Agreements, the EXR Private Placement Notes and the EXR Existing Public Notes. To the extent LSI and Life Storage OP do not provide a guarantee of the EXR Private Placement Notes, the Senior Credit Agreements, the EXR Existing Public Notes and the EXR Notes, holders of the EXR Notes will be effectively subordinated in right of payment (to the extent of the assets of LSI and Life Storage OP) to the holders of any Life Storage Notes that remain outstanding after the Mergers.

Guarantees	The Notes will be fully and unconditionally guaranteed by the Guarantors. The guarantees will be unsecured, senior obligations of the Guarantors and will rank equally in right of payment with other unsecured, senior obligations of the Guarantors. Each Guarantor may be automatically and unconditionally released and discharged from its guarantee obligations with respect to the Notes in certain circumstances.

Additionally, to the extent and for so long as LSI or Life Storage OP provide a guarantee of borrowings under the Credit Agreement, to the extent permitted by applicable law, LSI and Life Storage OP will substantially concurrently also provide a senior unsecured guarantee under the EXR Notes. Such senior unsecured guarantee will be the unsecured senior obligations of LSI and Life Storage OP and will rank equally in right of payment with their other unsecured, senior obligations. In the event that such subsidiary guarantees are provided, each of LSI and Life Storage OP will enter into a supplemental indenture evidencing its subsidiary guarantee. The guarantee by LSI and Life Storage shall be unconditionally released and discharged automatically if LSI and Life Storage OP are no longer required to guarantee borrowings under the Credit Agreement.

See “Description of New EXR Notes—Guarantees.” EXR Parent’s only material assets is its ownership of partnership interests in Extra Space OP.

Optional Redemption	We may redeem any series of the EXR Notes before their stated maturity in whole, or in part, from time to time, at the redemption prices described under “Description of New EXR Notes—The operating partnership’s redemption rights.”

Covenants	We will issue the EXR Notes under the EXR Indenture. The covenants include a limitation on incurrence of total debt, a limitation on total outstanding debt, a limitation on secured debt, a debt service test, a maintenance of total unencumbered assets covenant and a merger, consolidation or sale covenant. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described under “Description of New EXR Notes—Certain Covenants” and “Description of Base Securities—Consolidation, Merger and Sale of Assets.”

No Trading Market	Each series of EXR Notes constitutes a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list any of the EXR Notes on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether trading markets for any series of the EXR Notes will develop, the ability of holders of the EXR Notes to sell their notes or the prices at which holders may be able to sell their notes. If no active trading markets develop, you may be unable to resell the EXR Notes at any price or at their fair market value or at all.

Risk Factors	For risks related to an investment in the EXR Notes, please read the section entitled “Risk Factors” beginning on page 33 of this prospectus.

RISK FACTORS

An investment in the EXR Notes involves a number of risks. You should carefully consider all the information set forth in this prospectus and incorporated by reference herein before deciding to invest in the EXR Notes. In particular, we urge you to consider carefully the risk factors associated with each of Extra Space and Life Storage. These risk factors can be found under Extra Space’s and Life Storage’s respective reports filed with the SEC and incorporated by reference in this prospectus, including Extra Space’s and Life Storage’s respective Annual Reports on Form 10-K for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q for the three months ended March 31, 2023 which are incorporated by reference herein.

Risks Related to the EXR Notes

The effective subordination of the EXR Notes may limit our ability to satisfy our obligations under the EXR Notes.

The EXR Notes will be Extra Space OP’s senior unsecured obligations and will rank equally in right of payment with all of its other existing and future senior unsecured indebtedness. The EXR Notes will be effectively subordinated in right of payment to:

•	all existing and future mortgage indebtedness and other secured indebtedness of Extra Space OP (to the extent of the value of the collateral securing such indebtedness);

•

all existing and future indebtedness and other liabilities, whether secured or unsecured, of Extra Space OP’s subsidiaries (including, after the consummation of the Mergers, LSI, Life Storage OP and the Life Storage Notes that are not validly tendered in the Exchange Offer (to the extent LSI and Life Storage OP do not provide a guarantee of the EXR Notes)) and of any entity Extra Space OP accounts for using the equity method of accounting; and

•	all existing and future preferred equity not owned by Extra Space OP in Extra Space OP’s subsidiaries and in any entity Extra Space OP accounts for using the equity method of accounting.

Similarly, the guarantee of the EXR Notes will be a senior unsecured obligation of each Guarantor and will rank equally in right of payment with all other existing and future senior unsecured indebtedness and senior unsecured guarantees of such Guarantor. Each Guarantor’s guarantee of the EXR Notes will be effectively subordinated in right of payment to:

•	all existing and future secured indebtedness and secured guarantees of such Guarantor (to the extent of the value of the collateral securing such indebtedness and guarantees);

•

all existing and future indebtedness and other liabilities, whether secured or unsecured, of such Guarantor’s subsidiaries (including Extra Space OP and, after the consummation of the Mergers, LSI, Life Storage OP and the Life Storage Notes that are not validly tendered in the Exchange Offer (to the extent LSI and Life Storage OP do not provide a guarantee of the EXR Notes)) and of any entity such Guarantor accounts for using the equity method of accounting; and

•

all existing and future preferred equity not owned by such Guarantor in such Guarantor’s subsidiaries (including Extra Space OP) and in any entity such Guarantor accounts for using the equity method of accounting.

The EXR Indenture that will govern the EXR Notes will not prohibit Extra Space OP, EXR Parent, any other Guarantor or any of their respective subsidiaries from incurring secured or unsecured indebtedness in the future and, although the EXR Indenture will contain covenants that will limit the ability of Extra Space OP and its subsidiaries to incur secured and unsecured indebtedness, those covenants are subject to significant exceptions and limitations, and in any event Extra Space OP and its subsidiaries may be able, without taking advantage of any such exceptions and limitations, to incur substantial amounts of additional secured and unsecured indebtedness without violating those covenants. Moreover, these covenants limiting the incurrence of indebtedness will not apply to EXR Parent. For additional information, see “Description of New EXR Notes—Certain covenants.”

In the event of the bankruptcy, liquidation, reorganization or other winding up of Extra Space OP or the Guarantors, assets that secure any of their respective secured indebtedness, secured guarantees and other secured obligations will be available to pay their respective obligations under the EXR Notes or the guarantees of the EXR Notes, as applicable, and their other respective unsecured indebtedness, unsecured guarantees and other unsecured obligations only after all of their respective indebtedness, guarantees and other obligations secured by those assets has been repaid in full, and we caution you that there may not be sufficient assets remaining to pay amounts due on any or all the EXR Notes or the guarantees of the EXR Notes, as the case may be, then outstanding. In the event of the bankruptcy, liquidation, reorganization or other winding up of any of subsidiaries of Extra Space OP or the Guarantors, the rights of holders of indebtedness and other obligations of Extra Space OP (including the EXR Notes) or the Guarantors (including their respective guarantees of the EXR Notes), as the case may be, will be effectively subordinated to the prior claims of that subsidiary’s creditors and of the holders of any indebtedness or other obligations of or guaranteed by that subsidiary, except to the extent that Extra Space OP or any Guarantor, as the case may be, is itself a creditor with recognized claims against that subsidiary, in which case those claims would still be effectively subordinated to all indebtedness, guarantees and other obligations secured by mortgages or other liens on the assets of that subsidiary (to the extent of the value of those assets) and would be subordinate to all indebtedness, guarantees and other obligations of that subsidiary senior to that held by Extra Space OP or the Guarantors, as the case may be. Moreover, in the event of the bankruptcy, liquidation, reorganization or other winding up of any subsidiary of Extra Space OP or the Guarantors, the rights of holders of indebtedness and other obligations of Extra Space OP (including the EXR Notes) or the Guarantors (including their respective guarantees of the EXR Notes), as the case may be, will be effectively subordinated to any preferred equity interests in that subsidiary held by persons other than Extra Space OP or the Guarantors, as the case may be. In addition, in the event of the bankruptcy, liquidation, reorganization or other winding up of any entity that Extra Space OP or the Guarantors account for using the equity method of accounting, the rights of holders of indebtedness and other obligations of Extra Space OP (including the EXR Notes) or the Guarantors (including their respective guarantees of the EXR Notes), as the case may be, will be subject to the prior claims of that entity’s creditors and the holders of any indebtedness or other obligations of or guaranteed by that entity, except to the extent that Extra Space OP or any Guarantor, as the case may be, is itself a creditor with recognized claims against that entity, in which case those claims would still be effectively subordinated to all indebtedness, guarantees and other obligations secured by mortgages or other liens on the assets of that entity (to the extent of the value of those assets) and would be subordinate to all indebtedness, guarantees and other obligations of that entity senior to that held by Extra Space OP or the Guarantors, as the case may be.

As of March 31, 2023, none of the subsidiaries of Extra Space OP guaranteed our borrowings under our Existing Credit Agreements or our EXR Private Placement Notes. However, under the EXR Private Placement Notes, if any of our subsidiaries (including, after the consummation of the Mergers, LSI, Life Storage OP and their subsidiaries) guarantees or otherwise becomes obligated with respect to certain unsecured indebtedness in an amount greater than or equal to $100.0 million, or, after giving effect to the Financing Transactions, $200.0 million (subject to certain exceptions), then such subsidiaries will be required to guarantee the EXR Private Placement Notes on a senior unsecured basis. Additionally, under the Existing Credit Agreements, or after giving effect to the Financing Transactions, the Senior Credit Agreements, each subsidiary of EXR Parent that is a borrower or a guarantor of, or otherwise has a payment obligation in respect of, certain unsecured indebtedness will be required to guarantee borrowings under the Existing Credit Agreements or the Senior Credit Agreements, as applicable, on a senior unsecured basis; provided that, after giving effect to the Financing Transactions, with respect to any Continuing LSI Indebtedness, (A) if such Continuing LSI Indebtedness shall be in an aggregate principal amount greater than or equal to $200.0 million, any applicable subsidiary shall guarantee borrowings under the Senior Credit Agreements on the earlier of (I) the 60th day following the date any such subsidiary shall guarantee the obligations under the EXR Private Placement Notes and (II) the date otherwise required pursuant to the Senior Credit Agreements, and (B) if such Continuing LSI Indebtedness shall be less than $200.0 million, no guarantee of the borrowing under the Senior Credit Agreements shall be required unless any such subsidiary shall guarantee any EXR Private Placement Notes.

This means that following consummation of the Financing Transactions, (a) concurrently with the closing of the Mergers, and so long as $100.0 million, or, after giving effect to the Financing Transactions, $200.0 million or more of the Life Storage Notes or the Life Storage Private Placement Notes remain outstanding (which we expect to be the case while the Life Storage Private Placement Notes remain outstanding), both LSI and Life Storage OP, which will be our subsidiaries following the Mergers, will be required to guarantee the EXR Private Placement Notes and (b) both LSI and Life Storage OP will be required to guarantee borrowings under the Senior Credit Agreements on the earlier of (I) the 60th day following the date they guarantee the obligations under the EXR Private Placement Notes and (II) the date otherwise required pursuant to the Senior Credit Agreements, unless less than $200.0 million of Life Storage Notes and Life Storage Private Placement Notes remains outstanding on such date. To the extent and for so long as LSI or Life Storage OP provide a guarantee of borrowings under the Credit Agreement, to the extent permitted by applicable law, LSI and Life Storage OP will substantially concurrently also provide a senior unsecured guarantee under the EXR Notes and expect to provide a senior unsecured guarantee under the EXR Existing Public Notes (which guarantee shall be unconditionally released and discharged automatically if LSI and Life Storage OP are no longer required to guarantee borrowings under the Credit Agreement). In the event that such subsidiary guarantees are provided, each of LSI and Life Storage OP will enter into a supplemental indenture evidencing its subsidiary guarantee. For so long as any such guarantees remain in place, the EXR Notes will rank equally in right of payment with the Senior Credit Agreements, the EXR Private Placement Notes and the EXR Existing Public Notes. To the extent LSI and Life Storage OP do not provide a guarantee of the EXR Private Placement Notes, the Senior Credit Agreements, the EXR Existing Public Notes and the EXR Notes, holders of the EXR Notes will be effectively subordinated in right of payment (to the extent of the assets of LSI and Life Storage OP) to the holders of any Life Storage Notes that remain outstanding after the Mergers.

As of March 31, 2023, on an as-adjusted basis after giving effect to the Mergers, the Financing Transactions and completion of the Exchange Offers (assuming all of the outstanding Life Storage Notes are validly tendered prior to the Early Consent Date and not validly withdrawn, and are exchanged for corresponding EXR Notes), Extra Space OP would have had, in addition to trade payables and other liabilities, approximately $1.3 billion of secured notes outstanding and approximately $5.7 billion of unsecured notes outstanding. In addition, on an as-adjusted basis after giving effect to the Mergers, the Financing Transactions and completion of the Exchange Offers (assuming all of the outstanding Life Storage Notes are validly tendered prior to the Early Consent Date and not validly withdrawn, and are exchanged for corresponding EXR Notes), Extra Space OP would have had senior unsecured term loans in the amount of approximately $3.3 billion, a secured line of credit with a capacity of up to approximately $140.0 million, of which approximately $24.5 million would have been drawn, and a senior unsecured line of credit with a capacity of up to approximately $2.0 billion, of which approximately $521.5 million would have been drawn as of March 31, 2023.

Moreover, if the Mergers are consummated on the terms currently contemplated, all of Life Storage’s then outstanding indebtedness and other liabilities (other than any indebtedness and other liabilities prepaid in connection with the Mergers) will become indebtedness and liabilities of ours, which will significantly increase our total secured and unsecured indebtedness and, because Life Storage OP and LSI will each become a subsidiary of ours as a result of the Mergers, the total indebtedness and other liabilities of our subsidiaries (which will include Life Storage OP and LSI).

We may not be able to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, including the EXR Notes, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. Our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory, environmental and other factors, many of which are beyond our control.

The instruments and agreements governing some of our outstanding indebtedness (including borrowings under Extra Space OP’s unsecured credit facility) contain provisions that require us to repay, or offer to repay, that indebtedness, or provide that an event of default may occur, under specified circumstances or upon the occurrence of specified events (including upon the acquisition by any person or group of more than a specified percentage of the aggregate voting power of all of EXR Parent’s issued and outstanding voting stock, upon certain changes in the composition of a majority of the members of EXR Parent’s board of directors, if EXR Parent or one of its wholly-owned subsidiaries ceases to be the sole general partner of Extra Space OP or EXR Parent ceases to own, directly or indirectly, at least a specified percentage of the equity interests in Extra Space OP) and our future debt agreements and debt securities may contain similar provisions or may require that we repay or repurchase or offer to repurchase for cash the applicable indebtedness under specified circumstances or upon the occurrence of specified changes of control of EXR Parent or Extra Space OP or other events. We may not have sufficient funds to pay our indebtedness when due (including upon any such required repurchase, repayment or offer to repurchase), and we may not be able to arrange for the financing necessary to make those payments or repurchases on favorable terms or at all. In addition, our ability to make required payments on our indebtedness when due (including upon any such required repurchase, repayment or offer to repurchase) may be limited by the terms of other debt instruments or agreements. Our failure to pay amounts due in respect of any of our indebtedness when due would generally constitute an event of default under the instrument governing that indebtedness, which could permit the holders of that indebtedness to require the immediate repayment of that indebtedness in full and, in the case of secured indebtedness, could allow them to sell the collateral securing that indebtedness and use the proceeds to repay that indebtedness. Moreover, any acceleration of or default in respect of any of our indebtedness could, in turn, constitute an event of default under other debt instruments or agreements, thereby resulting in the acceleration and required repayment of that other indebtedness. Any of these events could materially adversely affect our ability to make payments of principal and interest on our indebtedness, including the EXR Notes, when due and could prevent us from making those payments altogether.

We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness, including the EXR Notes, or to fund our other liquidity needs, including cash distributions to stockholders necessary to maintain EXR Parent’s REIT qualification. Additionally, if we incur additional indebtedness in connection with future acquisitions or for any other purpose, our debt service obligations could increase.

We may need to refinance all or a portion of our indebtedness, including the EXR Notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition, results of operations and market conditions at the time; and

•	restrictions in the agreements governing our indebtedness.

As a result, we may not be able to refinance our indebtedness, including the EXR Notes, on commercially reasonable terms or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the EXR Notes. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity financing, delaying capital expenditures, or entering into strategic acquisitions and alliances.

Any of these events or circumstances could have a material adverse effect on our financial condition, results of operations, cash flows, the trading price of our securities (including the EXR Notes) and our ability to satisfy our debt service obligations and to pay dividends and other distributions to our security holders. In addition, foreclosures of properties that we own could create taxable income without accompanying cash proceeds, which could require us to borrow or sell assets to raise the funds necessary to pay amounts due on our indebtedness, including the EXR Notes, and to meet the REIT distribution requirements under the Code, even if such actions are not on favorable terms.

Despite our substantial indebtedness, we may still incur significantly more debt, which could exacerbate the risks related to our indebtedness, and adversely impact our ability to pay the principal of or interest on the EXR Notes.

We may be able to incur substantial additional indebtedness in the future. Although the agreements governing our secured and unsecured indebtedness limit, and the EXR Indenture governing the EXR Notes will limit, our ability to incur additional indebtedness, these restrictions are subject to a number of significant exceptions and, in addition, we will have the ability to incur additional indebtedness, which could be substantial, without violating the limitations imposed by these debt instruments. To the extent we incur additional indebtedness, we may face additional risks associated with our indebtedness, including our possible inability to pay the principal of and interest on the EXR Notes.

EXR Parent and the other Guarantors have no significant operations, other than as Extra Space OP’s indirect general partner (in the case of EXR Parent), direct general partner (in the case of Trust I) and limited partner (in the case of Trust II), and no material assets, other than their respective investments, directly or indirectly, in Extra Space OP.

Each of the Guarantors will fully and unconditionally guarantee, on a joint and several basis, Extra Space OP’s obligations under the EXR Indenture and the EXR Notes. However, the Guarantors have no material operations separate from the operation of Extra Space OP and no material assets, other than their respective investments, directly or indirectly, in Extra Space OP. Accordingly, if Extra Space OP fails to make a payment on the EXR Notes when due, there can be no assurance that the Guarantors would have funds to pay that amount pursuant to their guarantees. Furthermore, as described above under “—The effective subordination of the EXR Notes may limit our ability to satisfy our obligations under the EXR Notes,” each Guarantor’s guarantee will be effectively subordinated in right of payment to:

•	all existing and future secured indebtedness and secured guarantees of such Guarantor (to the extent of the value of the collateral securing such indebtedness and guarantees);

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all existing and future indebtedness and other liabilities, whether secured or unsecured, of such Guarantor’s subsidiaries (including Extra Space OP and, after the consummation of the Mergers, LSI, Life Storage OP and the Life Storage Notes that are not validly tendered in the Exchange Offer (to the extent LSI and Life Storage OP do not provide a guarantee of the EXR Notes)) and of any entity such Guarantor accounts for using the equity method of accounting; and

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all existing and future preferred equity not owned by such Guarantor in such Guarantor’s subsidiaries (including Extra Space OP) and in any entity such Guarantor accounts for using the equity method of accounting.

Federal and state laws allow courts, under specific circumstances, to void guarantees and require holders of guaranteed debt to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void the guarantee of the EXR Notes provided by a Guarantor or future guarantor (including LSI and Life Storage OP) or could subordinate the guarantee to all other debts and guarantees of such Guarantor if, among other things, such Guarantor, at the time it incurred or entered into its guarantee of the EXR Notes, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and any of the following is also true:

•	such Guarantor was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	such Guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	such Guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, under any of the circumstances described above, any payment by a Guarantor pursuant to its guarantee of the EXR Notes could be voided and holders of the EXR Notes could be required to return those payments to such Guarantor or to a fund for the benefit of the creditors of such Guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

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the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they became due; or

•	it could not pay its debts as they became due.

Moreover, a court might also void a guarantee of the EXR Notes, without regard to the above factors, if it found that the applicable Guarantor entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

We cannot be certain as to the standards a court would use to determine whether reasonably equivalent value or fair consideration was received by each Guarantor for its guarantee of the EXR Notes. If a court voided such guarantee, holders of the EXR Notes would no longer have a claim against such Guarantor under such guarantee. In addition, the court might direct holders of the EXR Notes to repay any amounts already received from such Guarantor under its guarantee.

If the court were to void a guarantee, require the return of monies paid by a Guarantor under its guarantee or subordinate the guarantee to other obligations of such Guarantor, we could not assure you that funds to pay the EXR Notes would be available from Extra Space OP or any of our other subsidiaries or from any other source.

There is currently no trading market for the EXR Notes, and an active public trading market for the EXR Notes may not develop or, if it develops, be maintained or be liquid. The failure of an active public trading market for the EXR Notes to develop or be maintained is likely to adversely affect the market price and liquidity of the EXR Notes.

The EXR Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the EXR Notes on any securities exchange or for inclusion in any quotation system. Although the dealer managers have advised us that they intend to make a market in the EXR Notes, they are not obligated to do so and may discontinue any market-making at any time without notice. Accordingly, an active public trading market may not develop for the EXR Notes and, even if one develops, may not be maintained or be liquid. If an active public trading market for the EXR Notes does not develop or is not maintained, the market price and liquidity of the EXR Notes are likely to be adversely affected and holders may not be able to sell their EXR Notes at desired times and prices or at all. If any of the EXR Notes are traded after their purchase in this offering, they may trade at a discount, which could be substantial, from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the EXR Notes will depend on many factors, including, among other things, prevailing interest rates, the financial condition, results of operations, business, prospects and credit quality of Extra Space OP and its subsidiaries and EXR Parent and its subsidiaries and other comparable entities, the market for similar securities and the overall securities markets, and may be adversely affected by unfavorable changes in any of these factors, many of which are beyond our control. In addition, market volatility or events or developments in the credit markets could materially and adversely affect the market value of the EXR Notes, regardless of Extra Space OP’s, EXR Parent’s or their respective subsidiaries’ financial condition, results of operations, business, prospects or credit quality.

The market price of the EXR Notes may fluctuate significantly.

The market price of the EXR Notes may fluctuate significantly in response to many factors, including:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the real estate industry;

•	increases in market interest rates;

•	changes in market valuations of similar companies;

•	adverse market reaction to any debt or equity securities we may issue or additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional investors;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented or incorporated by reference in this prospectus;

•	the extent of investor interest in our securities;

•	the general reputation of REITs;

•	our underlying asset value;

•	investor confidence in the stock and bond markets, generally;

•	changes in tax laws;

•	failure to meet earnings estimates;

•	EXR Parent’s failure to qualify and maintain its qualification as a REIT;

•	changes in our credit ratings;

•	litigation or threatened litigation, which may divert our management’s time and attention, require us to pay damages and expenses or restrict the operation of our business;

•	general market and economic conditions, including inflationary and/or high interest rate environments;

•	our financial condition, results of operations and prospects; and

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impacts from the COVID-19 pandemic or the future outbreak of other highly infectious or contagious diseases, including on the global economy or on our or our tenants’ businesses, financial position or results of operations.

Many of the factors listed above are beyond our control. These factors may cause the market price of the EXR Notes to decline, regardless of our financial condition, results of operations, business or prospects. It is impossible to provide any assurance that the market price of the EXR Notes will not fall in the future, and it may be difficult for investors to resell the EXR Notes at prices they find attractive or at all.

Holders of the EXR Notes will not be entitled to require us to redeem or repurchase the EXR Notes upon the occurrence of a change of control or highly levered transactions or other designated events.

As of March 31, 2023, on an as-adjusted basis after giving effect to the Mergers, the Financing Transactions and completion of the Exchange Offers (assuming all of the outstanding Life Storage Notes are validly tendered prior to the Early Consent Date and not validly withdrawn, and are exchanged for corresponding EXR Notes),

Extra Space OP would have had senior unsecured term loans in the amount of approximately $3.3 billion, a secured line of credit with a capacity of up to approximately $140.0 million, of which approximately $24.5 million would have been drawn, and a senior unsecured line of credit with a capacity of up to approximately $2.0 billion, of which approximately $521.5 million would have been drawn as of March 31, 2023.

The instruments and agreements governing some of our outstanding indebtedness (including borrowings under Extra Space OP’s unsecured credit facilities) contain provisions that require us to repay, or offer to repay, that indebtedness, or provide that an event of default may occur, under specified circumstances or upon the occurrence of specified events (including upon the acquisition by any person or group of more than a specified percentage of the aggregate voting power of all of EXR Parent’s issued and outstanding voting stock, upon certain changes in the composition of a majority of the members of EXR Parent’s board of directors, if EXR Parent or its wholly-owned subsidiaries cease to be the sole general partner of Extra Space OP or EXR Parent ceases to own, directly or indirectly, at least a specified percentage of the equity interests in Extra Space OP) and our future debt agreements and debt securities may contain similar provisions or may require that we repay or repurchase or offer to repurchase for cash the applicable indebtedness under specified circumstances or upon the occurrence of specified changes of control of EXR Parent or Extra Space OP or other events. The EXR Notes offered hereby do not have any similar rights to require us to repurchase or repay the EXR Notes, whether upon the occurrence of a change of control or highly leveraged transaction or otherwise, even though these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or credit ratings, thereby adversely affecting the market value of the EXR Notes. These provisions may also allow holders of that other indebtedness to be repaid upon the occurrence of specified transactions or events, which may deplete our available cash and sources of financing and make it difficult or impossible for us to make payments on the EXR Notes when due.

An increase in interest rates could result in a decrease in the market value of the EXR Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these EXR Notes and market interest rates increase, the market value of your EXR Notes may decline. We cannot predict the future level of market interest rates.

A downgrade in our credit ratings could materially adversely affect our business and financial condition and the market value of the EXR Notes.

The credit ratings assigned to the EXR Notes and other debt securities of Extra Space OP could change based upon, among other things, our results of operations and financial condition. These ratings are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Moreover, these credit ratings are not recommendations to buy, sell or hold the EXR Notes or any other securities. If any of the credit rating agencies that have rated the EXR Notes or other debt securities of Extra Space OP downgrades or lowers its credit rating, or if any credit rating agency indicates that it has placed any such rating on a so-called “watch list” for a possible downgrading or lowering or otherwise indicates that its outlook for that rating is negative, it could have a material adverse effect on our costs and availability of capital, which could in turn have a material adverse effect on our financial condition, results of operations, cash flows and our ability to satisfy our debt service obligations (including payments on the EXR Notes) and to make dividends and other distributions to our security holders and could also have the material adverse effect on the market value of the EXR Notes.

The EXR Notes are subject to early redemption.

As described under “Description of New EXR Notes—The operating partnership’s redemption rights,” Extra Space OP may, at its option, redeem the EXR Notes offered hereby at any time in whole or from time to time in part at the redemption prices described under such caption. Consequently, Extra Space OP may choose to redeem your EXR Notes at times when prevailing interest rates are lower than the effective interest rate on your EXR Notes. If that were to occur, you may be unable to reinvest your redemption proceeds in an investment with a return that is as high as the return you would have earned on the EXR Notes had they not been redeemed and that presents a similar level of investment risk as the EXR Notes.

Risks Related to the Exchange Offers and the Consent Solicitations

The proposed amendments to the Life Storage Indenture will afford reduced protection to remaining holders of Life Storage Notes.

If the proposed amendments to the Life Storage Indenture with respect to a series of the Life Storage Notes is adopted, the covenants and some other terms of that series of Life Storage Notes will be materially less restrictive and will afford significantly reduced protection to holders of that series compared to the covenants and other provisions currently contained in the Life Storage Indenture.

The proposed amendments to the Life Storage Indenture would, among other things, eliminate:

•	substantially all of the restrictive covenants in the Life Storage Indenture; and

•	any of Life Storage’s reporting obligations that goes beyond applicable law under the Life Storage Notes.

If the proposed amendments are adopted with respect to a series of Life Storage Notes, each non- exchanging holder of that series will be bound by the proposed amendments even if that holder did not consent to the proposed amendments. These amendments will permit us to take certain actions previously prohibited that could increase the credit risk with respect to Life Storage, and might adversely affect the liquidity, market price and price volatility of the Life Storage Notes or otherwise be adverse to the interests of the holders of the Life Storage Notes. See “The Proposed Amendments.”

The liquidity of the Life Storage Notes that are not exchanged will be reduced.

The trading market for unexchanged Life Storage Notes will become more limited and could cease to exist due to the reduction in the amount of the Life Storage Notes outstanding upon consummation of the exchange offers and consent solicitations. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged Life Storage Notes exists or develops, those securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged Life Storage Notes will exist, develop or be maintained or as to the prices at which the unexchanged Life Storage Notes may be traded. In addition, certain credit ratings on the unexchanged Life Storage Notes may be withdrawn after the completion of the exchange offers, which could further materially adversely affect the market price for each series of unexchanged Life Storage Notes.

The exchange offers and consent solicitations may be cancelled or delayed.

Extra Space OP is not obligated to complete the exchange offers and consent solicitations unless and until it receives valid and unrevoked tenders and the Requisite Consents and until the Merger has been consummated. If you validly tender Life Storage Notes prior to the Early Consent Date, you may validly withdraw your tender and the related consent prior to the Early Consent Date. If you validly tender Life Storage Notes prior to the Early Consent Date, you may validly withdraw your tender after the Early Consent Date and before the Expiration Date, but you may not withdraw the related consent. If you tender Life Storage Notes after the Early Consent Date and before the Expiration Date you may withdraw your tender and the related consent at any time prior to the Expiration Date. If the Merger Agreement is terminated for any reason, Extra Space OP intends promptly to terminate the exchange offers and the consent solicitations. Even if each of the exchange offers and consent solicitations are completed, the exchange offers and consent solicitations may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the applicable exchange offers and consent solicitations may have to wait longer than expected to receive their EXR Notes (including the Early Participation Premium, if any) and cash during which time those holders of Life Storage Notes will not be able to effect transfers of their Life Storage Notes tendered for exchange.

You may not receive new EXR Notes in the exchange offers if the procedures for the exchange offers are not followed.

We will issue the EXR Notes in exchange for your Life Storage Notes only if you tender your Life Storage Notes through DTC’s ATOP. None of Extra Space, Life Storage, the exchange agent, the information agent, the dealer managers or any other person is under any duty to give notification of defects or irregularities with respect to the tenders of Life Storage Notes for exchange.

The consideration to be received in the exchange offers does not reflect any valuation of the Life Storage Notes or the EXR Notes and is subject to market volatility.

We have made no determination that the consideration to be received in the exchange offers represents a fair valuation of either the Life Storage Notes or the EXR Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of Life Storage Notes. Accordingly, none of Extra Space, Life Storage, the dealer managers, the exchange agent, the Life Storage Trustee or any other person is making any recommendation as to whether or not you should tender Life Storage Notes for exchange in the exchange offers or deliver a consent pursuant to the consent solicitations.

Following the Mergers, Life Storage OP will not have access to all of the cash flow available to Extra Space OP when making its required principal and interest payments.

Following the Mergers, Life Storage OP will be a subsidiary of Extra Space OP. If a holder does not participate in an exchange offer or if Extra Space OP does not accept the holder’s tendered Life Storage Notes, the applicable Life Storage Notes will remain outstanding as Life Storage OP’s notes. As a result, Life Storage OP will not have access to all of the cash flow available to Extra Space OP outside of that generated by Life Storage OP in making required principal and interest payments on remaining Life Storage Notes.

You should expect to be required to recognize taxable gain or loss if you validly tender (and do not validly withdraw) Life Storage Notes after the Early Consent Date.

The modification of a debt instrument (including by way of the exchange of the debt instrument for a new debt instrument) is a taxable transaction upon which gain or loss is realized if the modified debt instrument (or the new debt instrument) differs materially either in kind or in extent from the original debt instrument. Although it is not entirely clear, Extra Space OP intends to take the position that the exchange of the Life Storage Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for EXR Notes would not be treated as a taxable exchange for U.S. federal income tax purposes. However, Extra Space OP believes that the exchange of Life Storage Notes that are validly tendered (and not validly withdrawn) after the Early Consent Date for EXR Notes with a principal amount equal to 97% of the principal amount of such Life Storage Notes would be treated as a taxable exchange for U.S. federal income tax purposes, due to a significant change in the yield of such Life Storage Notes as a result of the exchange. See “Certain U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Considerations Relating to the Exchange Offers.”

EXR Notes received in exchange for Life Storage Notes that are validly tendered (and not validly withdrawn) after the Early Consent Date may have a different CUSIP number, and may be required to trade separately, from EXR Notes received in exchange for Life Storage Notes that are validly tendered (and not validly withdrawn) before the Early Consent Date.

As described in “Certain U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Considerations Relating to the EXR Notes—U.S. Holders—Taxation of Interest, Discount and Premium on EXR Notes,” the issue price of EXR Notes received in exchange for Life Storage Notes validly tendered (and not validly withdrawn) before the Early Consent Date will be equal to the issue price of the Life Storage Notes exchanged, while we expect the issue price of EXR Notes received in exchange for Life Storage Notes validly tendered (and not validly withdrawn) after the Early Consent Date will likely depend on the fair market value of such EXR Notes or the Life Storage Notes for which they are exchanged. To the extent such issue prices differ, the EXR Notes received in exchange for Life Storage Notes validly tendered (and not validly withdrawn) before the Early Consent Date may have different characteristics (such as original issue discount and yield to maturity, as determined for U.S. federal income tax purposes) from EXR Notes received in exchange for Life Storage Notes validly tendered (and not validly withdrawn) after the Early Consent Date and, if so, may receive different CUSIP numbers, and may be required to trade separately from each other, in order to account for such different tax characteristics. This may have an adverse effect on the liquidity and marketability of the EXR Notes.

Risks Related to the Mergers

The pendency of the Mergers could adversely affect the business and operations of EXR Parent or LSI.

Prior to the effective time of the Mergers, some customers, prospective customers or vendors of EXR Parent or LSI may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of EXR Parent or LSI, regardless of whether the Mergers are completed. Similarly, current and prospective employees of LSI may experience uncertainty about their future roles with the Combined Company following the Mergers, which may materially adversely affect the ability of LSI to attract and retain key personnel during the pendency of the Mergers. In addition, third-party owners of stores which EXR Parent or LSI manage may cancel their management agreements, which could negatively affect EXR Parent’s or LSI’s revenues, earnings, cash flows and expenses, regardless of whether the Mergers are completed as well as negatively affect the financial position of the Combined Company. Further, due to operating restrictions in the Merger Agreement, EXR Parent and LSI may be unable, during the pendency of the Mergers, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

If the Mergers are not consummated by December 31, 2023, either EXR Parent or LSI may terminate the Merger Agreement.

Either EXR Parent or LSI may terminate the Merger Agreement if the Mergers have not been consummated by December 31, 2023. However, this termination right will not be available to a party if that party failed to comply with the Merger Agreement and that failure was the primary cause of, or resulted in, the failure to consummate the Mergers on or before December 31, 2023.

An adverse outcome in any litigation or other legal proceedings relating to the Merger Agreement, or the transactions contemplated thereby, could have a material adverse impact on the businesses of EXR Parent and LSI or their ability to consummate the transactions contemplated by the Merger Agreement.

Transactions like the Mergers are frequently the subject of litigation, stockholder demands, or other legal proceedings, including actions alleging that either party’s board of directors breached their respective duties to their stockholders or other equity holders by entering into the Merger Agreement, by failing to obtain a greater value in the transaction for their stockholders or other equity holders or otherwise, or any other claims (contractual or otherwise) arising out of the Mergers or the transactions related thereto including such proceedings described in this prospectus. With respect to these proceedings, and any other litigation or other legal proceedings that are brought against EXR Parent, LSI or their respective boards of directors or subsidiaries in connection with the Merger Agreement, or the transactions contemplated thereby, the respective parties to the proceeding intend to defend against any such claims made therein but they might not be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on the parties’ ability to consummate the Mergers in a timely manner, or at all, or their respective business, results of operation or financial position, including through the possible diversion of either company’s resources or distraction of key personnel.

Risks Related to the Combined Company Following the Mergers

The Combined Company expects to incur substantial expenses related to the Mergers.

The Combined Company expects to incur substantial expenses in connection with completing the Mergers and integrating the operations and systems of Life Storage with those of Extra Space. While Extra Space has assumed that a certain level of expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of the Combined Company’s expenses relating to the completion of the Mergers and the Combined Company’s operations. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the expenses associated with the Mergers could, particularly in the near term, reduce the savings that the Combined Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the operations of Life Storage following the completion of the Mergers.

Following the Mergers, the Combined Company may be unable to integrate the operations of Extra Space and Life Storage successfully and realize the anticipated synergies and other benefits of the Mergers or do so within the anticipated time frame.

The Mergers involve the combination of two companies that currently operate as independent public companies and their respective operating partnerships. The Combined Company is expected to benefit from the elimination of duplicative costs associated with supporting a public company platform and the leveraging of state-of-the-art technology and systems. However, the Combined Company will be required to devote significant management attention and resources to integrating the operations of Extra Space and Life Storage. Potential difficulties the Combined Company may encounter in the integration process include the following:

•

the inability to successfully combine the operations of Extra Space and Life Storage, including the integration of employees, customer records and maintaining cybersecurity protections, in a manner that permits the Combined Company to achieve the cost savings anticipated to result from the Mergers, which would result in the anticipated benefits of the Mergers not being realized in the time frame currently anticipated or at all;

•	the inability to dispose of former Life Storage assets or operations that the Combined Company desires to dispose of;

•	the difficulties of operating separate brands and the costs of potentially rebranding Life Storage stores over an unknown period of time;

•	the complexities associated with managing the combined businesses out of different locations and integrating personnel from the two companies;

•	the failure to retain key employees of either of the two companies;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Mergers; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the Mergers and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Company’s management, the disruption of the Combined Company’s ongoing business or inconsistencies in the Combined Company’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Combined Company to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits of the Mergers, or could otherwise adversely affect the business and financial results of the Combined Company.

The Combined Company’s anticipated level of indebtedness may increase upon completion of the Mergers and may increase the related risks EXR Parent now faces.

In connection with the Mergers, the Combined Company may assume and/or refinance certain indebtedness of LSI or Life Storage OP (including the Life Storage Private Placement Notes) and, as a result, may be subject to increased risks associated with debt financing. Extra Space may raise additional capital or refinance certain of its indebtedness in connection with refinancing Life Storage’s indebtedness, including by amending the Extra Space credit facility or issuing additional debt. The Combined Company may incur substantial expenses in connection with assuming and/or refinancing the indebtedness of Life Storage and/or Extra Space.

As of March 31, 2023, on an as-adjusted basis after giving effect to the Mergers, the Financing Transactions and completion of the Exchange Offers (assuming all of the outstanding Life Storage Notes are validly tendered prior to the Early Consent Date and not validly withdrawn, and are exchanged for corresponding EXR Notes), Extra Space OP would have had, in addition to trade payables and other liabilities, approximately $1.3 billion of secured notes outstanding and approximately $5.7 billion of unsecured notes outstanding. In addition, on an as-adjusted basis after giving effect to the Mergers, the Financing Transactions and completion of the Exchange Offers (assuming all of the outstanding Life Storage Notes are validly tendered prior to the Early Consent Date and not validly withdrawn, and are exchanged for corresponding EXR Notes), Extra Space OP would have had senior unsecured term loans in the amount of approximately $3.3 billion, a secured line of credit with a capacity of up to approximately $140.0 million, of which approximately $24.5 million would have been drawn, and a senior unsecured line of credit with a capacity of up to approximately $2.0 billion, of which approximately $521.5 million would have been drawn as of March 31, 2023.

The Combined Company’s increased indebtedness could have important consequences, including:

•	increasing the Combined Company’s vulnerability to general adverse economic and industry conditions and changes in interest rates;

•

requiring the use of a substantial portion of the Combined Company’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

•	reducing the Combined Company’s credit ratings and thereby raising its financing costs;

•	limiting the Combined Company’s ability to obtain additional financing to fund future working capital, acquisitions, capital expenditures and other general corporate requirements; and

•	limiting the Combined Company’s flexibility in planning for, or reacting to, changes in its business and its industry.

A breach of the covenants under the agreements that govern the terms of any of the Combined Company’s indebtedness could result in an event of default under the applicable indebtedness. Such a default may allow the applicable creditors to foreclose on any collateral for such debt, accelerate the related debt, and/or terminate any related commitments to extend further credit and may result in a default under or the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event debtholders accelerate the repayment of the Combined Company’s indebtedness, the Combined Company may not have sufficient resources to repay such indebtedness.

The future results of the Combined Company will suffer if the Combined Company does not effectively manage its expanded operations following the Mergers.

Following the Mergers, the Combined Company expects to continue to expand its operations through additional acquisitions and development of properties, management of stores owned by third-parties and the Extra Space bridge loan program, some of which may involve complex challenges. The future success of the Combined Company will depend, in part, upon the ability of the Combined Company to manage its expansion opportunities, which may pose substantial challenges for the Combined Company to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. In addition, third-parties may cancel management agreements with the Combined Company. There is no assurance that the Combined Company’s expansion or acquisition opportunities will be successful, or that the Combined Company will be able to retain management of third-party stores or otherwise realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

Counterparties to certain significant agreements with LSI may exercise contractual rights under such agreements in connection with the Mergers.

LSI is a party to certain agreements that give the counterparty certain rights following a “change in control,” including in some cases the right to terminate the agreement or to require LSI to offer to redeem or repay certain indebtedness of LSI. Under some such agreements, the Mergers may constitute a change in control, and therefore the counterparty may exercise certain rights under the agreement upon the closing of the Mergers. Any such counterparty may request modifications of their respective agreements as a condition to granting a waiver or consent under their agreement. The pursuit of such rights by the counterparties may result in the Combined Company suffering a loss of potential future revenue or incurring liabilities and may result in the loss of rights that are material to the Combined Company’s business. There can be no assurances that such counterparties will not exercise their rights under these agreements, including termination rights or rights to require the repayment of LSI’s indebtedness where available, or that the exercise of any such rights under, or modification of, these agreements will not adversely affect the business or operations of the Combined Company.

The Combined Company may need to incur additional indebtedness in the future.

In connection with executing the Combined Company’s business strategies following the Mergers, the Combined Company expects to evaluate the possibility of additional acquisitions and strategic investments, and the Combined Company may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Company, including:

•	hindering the Combined Company’s ability to adjust to changing market, industry or economic conditions;

•	limiting the Combined Company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses;

•	limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses;

•	making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and

•	placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.

The historical and unaudited pro forma combined financial information included elsewhere in this prospectus may not be representative of the Combined Company’s results following the Mergers, and accordingly, you have limited financial information on which to evaluate the Combined Company.

The unaudited pro forma combined financial information included elsewhere in this prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Mergers been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Company. The unaudited pro forma condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to the Combined Company’s assets and liabilities. The purchase price allocation reflected in the unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of the Combined Company as of the date of the completion of the Mergers. The unaudited pro forma combined financial information does not reflect future events that may occur after the parent merger effective time, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the Mergers, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined financial information presented elsewhere in this prospectus is based in part on certain assumptions regarding the Mergers that EXR Parent and LSI believe are reasonable under the circumstances. EXR Parent and LSI cannot assure you that the assumptions will prove to be accurate over time.

The Combined Company may incur adverse tax consequences if EXR Parent or LSI has failed or fails to qualify as a REIT for United States federal income tax purposes.

Each of EXR Parent and LSI has operated in a manner that it believes has allowed it to qualify as a REIT for United States federal income tax purposes under the Code and each intends to continue to do so through the closing date or the parent merger effective time, respectively. The Combined Company intends to continue operating in such a manner following the Mergers. The closing of the Mergers is conditioned on the receipt by EXR Parent of an opinion of LSI’s counsel to the effect that, commencing with LSI’s taxable year ended December 31, 1995 and through the parent merger effective time, LSI has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and on the receipt by LSI of an opinion of EXR Parent’s counsel to the effect that, commencing with EXR Parent’s taxable year ended December 31, 2004, EXR Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and EXR Parent’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year that includes the parent merger effective time and future taxable years. In addition, the obligation of the dealer managers to act as dealer managers under the dealer manager agreement is conditioned on the receipt by the dealer managers, on each of the date of this prospectus and the Settlement Date, of an opinion of EXR Parent’s counsel to the effect that, commencing with EXR Parent’s taxable year ended December 31, 2004, EXR Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and EXR Parent’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. The foregoing REIT opinions, however, are limited to the factual representations provided by EXR Parent and LSI to counsel and the assumptions set forth therein, and are not a guarantee that EXR Parent or LSI, in fact, has qualified or that the Combined Company will continue to qualify as a REIT. Moreover, such opinions are not binding on the IRS, and neither EXR Parent nor LSI has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable U.S. Treasury regulations is greater in the case of a REIT, like EXR Parent and LSI, that holds assets through a partnership. The determination of various factual matters and circumstances not entirely within EXR Parent’s and LSI’s control may affect their ability to qualify as REITs.

In order to qualify as a REIT, each of EXR Parent and LSI must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains.

If EXR Parent or LSI (or, following the Mergers, the Combined Company) loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face material tax consequences that would substantially reduce its cash available for distribution, because:

•

it would be subject to United States federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	it could be subject to a federal alternative minimum tax and increased state and local taxes for such periods;

•

unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•

for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Even if EXR Parent (or, following the Mergers, the Combined Company) retains its REIT status, if LSI is determined to have lost its REIT status for a taxable year ending on or before the parent merger, LSI would be subject to adverse tax consequences similar to those described above. This could substantially reduce the Combined Company’s cash available for distribution, because, assuming that the Combined Company otherwise maintains its REIT qualification:

•

the Combined Company generally would be subject to corporate level tax with respect to the built-in gain on each asset of LSI existing at the time of the parent merger if the Combined Company were to dispose of the LSI asset during the five-year period following the parent merger;

•

the Combined Company would succeed to any earnings and profits accumulated by LSI for taxable periods that it did not qualify as a REIT, and the Combined Company would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits (or if the Combined Company does not timely distribute those earnings and profits, the Combined Company could fail to qualify as a REIT); and

•	if LSI incurred any unpaid tax liabilities prior to the parent merger, those tax liabilities would be transferred to the Combined Company as a result of the parent merger.

If there is an adjustment to LSI’s taxable income or dividends paid deductions, the Combined Company could elect to use the deficiency dividend procedure in order to maintain LSI’s REIT status. That deficiency dividend procedure could require the Combined Company to make significant distributions to its stockholders and to pay significant interest to the IRS.

As a result of all these factors, EXR Parent’s or LSI’s (or following the Mergers, the Combined Company’s) failure to qualify as a REIT could impair the Combined Company’s ability to expand its business and raise capital.

In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain United States federal, state, and other taxes, which would reduce the Combined Company’s cash available for distribution.

Even if the Combined Company has qualified and continues to qualify as a REIT, it may be subject to some federal, state and local taxes on its income or property and, in certain cases, a 100% penalty tax, in the event it sells property as a dealer. In addition, the Combined Company’s domestic corporate subsidiaries that are taxable REIT subsidiaries could be subject to federal and state taxes, and its non-United States properties and companies are subject to tax in the jurisdictions in which they operate and are located. Any federal, state or other taxes the Combined Company pays will reduce its cash available for distribution.

The Combined Company depends on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the Combined Company’s business.

The members of the EXR Parent board and EXR Parent’s executive officers will continue as the members of the board and executive management of the Combined Company. The future success of the Combined Company depends in large part on its ability to hire and retain a sufficient number of qualified personnel. The future success of the Combined Company also depends upon the service of the Combined Company’s executive officers, who have extensive market knowledge and relationships and will exercise substantial influence over the Combined Company’s operational, financing, acquisition and disposition activity. Among the reasons that they are important to the Combined Company’s success is that each has a national or regional industry reputation that is expected to attract business and investment opportunities and assist the Combined Company in negotiations with lenders, existing and potential customers and industry personnel.

Many of the Combined Company’s other key executive personnel, particularly its senior managers, also have extensive experience and strong reputations in the industry. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective customers is critically important to the success of the Combined Company’s business. The loss of services of one or more members of the Combined Company’s senior management team, or the Combined Company’s inability to attract and retain highly qualified personnel, could adversely affect the Combined Company’s business, diminish the Combined Company’s investment opportunities and weaken its relationships with lenders, business partners, existing and prospective customers and industry personnel, which could materially and adversely affect the Combined Company.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

On April 2, 2023, EXR Parent, Extra Space OP, Extra Space Merger Sub and Extra Space OP Merger Sub entered into a Merger Agreement with LSI and Life Storage OP, pursuant to which, subject to the terms and conditions set forth in the Merger Agreement (i) Extra Space Merger Sub will merge with and into LSI, with LSI continuing as the surviving entity and a wholly owned subsidiary of EXR Parent, (ii) immediately after the parent merger effective time, the LLC Conversions (as defined in the Merger Agreement) will be effected, (iii) immediately after the LLC Conversions, EXR Parent will contribute to Extra Space OP all of the outstanding equity interests of the Surviving Company in exchange for the issuance by Extra Space OP to EXR Parent or its applicable subsidiaries of newly issued partnership units in Extra Space OP and (iv) thereafter, Extra Space OP Merger Sub will merge with and into Life Storage OP, with Life Storage OP surviving the Mergers and becoming a wholly owned subsidiary of Extra Space OP. A copy of the Merger Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read the Merger Agreement carefully.

Under the terms of the Merger Agreement, at the parent merger effective time, each issued and outstanding share of LSI common stock as of immediately prior to the parent merger will be automatically converted into the right to receive 0.895 of a newly issued share of EXR Parent common stock, without interest, plus the right, if any, to receive cash in lieu of fractional shares of EXR Parent common stock into which such shares of LSI common stock would have been converted pursuant to the Merger Agreement. At the partnership merger effective time, each issued and outstanding Life Storage OP common unit held by a Minority Limited Partner as of immediately prior to the partnership merger effective time will automatically be converted into 0.895 of a newly issued Extra Space OP common unit. The 0.895 exchange ratio is fixed and will not be adjusted to reflect changes in the stock prices of EXR Parent common stock or LSI common stock prior to closing. Changes in the price of EXR Parent common stock prior to the Mergers will affect the market value of the merger consideration that LSI stockholders and Life Storage OP unitholders will be entitled to receive upon the closing of the Mergers. Subject to the approval by the stockholders of EXR Parent and the stockholders of LSI and the other closing conditions described in the Merger Agreement, the Mergers are expected to be consummated in the second half of 2023.

Based on current information, it is expected that former LSI stockholders will own approximately 35% and current EXR Parent stockholders will own approximately 65% of the issued and outstanding Combined Company common stock after consummation of the Mergers.

Pro Forma Information

The following Unaudited Pro Forma Condensed Combined Financial Statements combine the historical consolidated financial statements of EXR Parent and LSI, including a Pro Forma Balance Sheet and Pro Forma Statements of Income, which we refer to as the “Pro Forma Financial Statements.”

The accompanying Pro Forma Balance Sheet as of March 31, 2023 has been prepared as if the Mergers had occurred as of March 31, 2023. The accompanying Pro Forma Statements of Income for the three months ended March 31, 2023 and the year ended December 31, 2022 have been prepared as if the Mergers had occurred as of January 1, 2022, the beginning of the earliest period presented.

During the period from January 1, 2022 to March 31, 2023, EXR Parent and LSI acquired and disposed of various real estate assets. None of the assets acquired and disposed of by the respective companies during this period, individually or in the aggregate, or acquisitions and dispositions considered probable of closing as of the date of this Prospectus, exceeded the significance level that requires the presentation of pro forma financial information pursuant to Regulation S-X, Article 11. As such, the following Pro Forma Statements of Income for the three months ended March 31, 2023 and the year ended December 31, 2022 do not include pro forma adjustments to present the impact of these insignificant acquisitions and dispositions as if they occurred on January 1, 2022.

Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying Notes to Pro Forma Financial Statements, which are referred to in this section as the accompanying notes.

The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available. The Pro Forma Financial Statements have been prepared based upon the preliminary conclusion that the Mergers are accounted for as an asset acquisition under ASC 805-50 as substantially all of the fair value of the gross assets acquired was concentrated in a group of similar identifiable assets, and therefore, the Mergers were not considered a business combination. Under the asset acquisition method of accounting, the assets of Life Storage as of the effective date of the Mergers will be measured by Extra Space following a cost accumulation and allocation model under which the cost of the acquisition is allocated on a relative fair value basis to the net assets acquired. The process of valuing the net assets of Life Storage, as well as evaluating accounting policies for conformity, is preliminary in nature and subject to change. The actual value of the shares of EXR Parent common stock to be issued in exchange for shares of LSI common stock and Life Storage OP common units in connection with the Mergers will depend on the market price of shares of EXR Parent common stock on the closing date of the Mergers, and therefore, the actual purchase price will fluctuate with the market price of EXR Parent common stock until the Mergers are consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial information. The total consideration and assignment of fair values to LSI’s assets and liabilities have not been finalized and are subject to change and the actual amounts at the time the Mergers are completed could vary materially from the Pro Forma Financial Statements.

The Pro Forma Financial Statements have been prepared in accordance with the rules and regulations of the SEC. All significant adjustments that can be factually supported, are directly attributable to the Mergers and are expected to have a continuing impact within the SEC regulations covering the preparation of the Pro Forma Financial Statements, have been made. The Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor are they necessarily indicative of future operating results or financial position. We expect that the Mergers will create significant corporate general and administrative as well as property operating cost savings. There can be no assurance that we will be successful in achieving these anticipated cost savings. Therefore, the Pro Forma Financial Statements included herein do not give effect to any synergies, potential cost reductions or other operating efficiencies that we expect to result from the Mergers based on management’s plans or intent after the Mergers.

You are urged to read the Pro Forma Financial Statements below together with EXR Parent’s and LSI’s publicly available historical consolidated financial statements and accompanying notes.

Merger Consideration

For purposes of the Pro Forma Financial Statements, Extra Space estimates that the Mergers will be completed for $14.7 billion through the issuance of equity based on the value of EXR Parent common stock and Extra Space OP common units issued of $11.4 billion, the assumption and/or repayment of debt of $3.1 billion and transaction costs. The aggregate equity consideration consists of shares of EXR Parent common stock and

Extra Space OP common units issued in exchange for shares of LSI common stock and Life Storage OP common units and is calculated as follows (in thousands, except per share amounts):

Number of shares of EXR Parent common stock and Extra Space OP common units to be issued upon conversion of shares of LSI common stock and Life Storage OP common units at March 31, 2023(1)	$77,802
Multiplied by price of EXR Parent common stock on May 30, 2023(2)	$146.17

Estimated fair value of shares of EXR Parent common stock and Extra Space OP common units to be issued	$11,372,318
Estimated transaction costs(3)	161,400

Estimated aggregate consideration	$11,533,718

(1)

LSI stockholders and Life Storage OP unitholders will receive 0.895 of a newly issued share of EXR Parent common stock or 0.895 of a new Extra Space OP common unit, respectively, for each share of LSI common stock or Life Storage OP common unit, respectively, that they own as of immediately prior to consummation of the Mergers. Shares related to the acceleration of unvested LSI equity awards under LSI’s equity incentive plans that become fully vested at closing are included in the estimated shares to be issued.

(2)

The estimated purchase price is based on the closing price of EXR Parent common stock on May 30, 2023. Pursuant to accounting rules, the final purchase price will be based on the price of the EXR Parent common stock as of the closing date, and therefore, will be different from the amount shown above. Based on a sensitivity analysis, a change in the EXR Parent common stock price of 10% would result in an approximate $1.1 billion change in the estimated aggregate consideration.

(3)

For purposes of the Pro Forma Financial Statements, estimated transaction costs for the Mergers were included in the estimated aggregate consideration. These estimated transaction costs are expected to be approximately $161 million and include the direct costs incurred in acquiring the real estate assets. These costs will be capitalized by Extra Space.

The Pro Forma Financial Statements included herein do not give effect to any synergies, potential cost reductions or other operating efficiencies that we expect to result from the Mergers based on management’s plans or intent after the Mergers.

EXTRA SPACE STORAGE INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2023

(In thousands)

	Historical (A)		Transaction Accounting Adjustments			Pro Forma Combined
	Extra Space Storage	Life Storage
Assets:
Real estate assets, net	$9,991,446	$6,982,808	$7,520,530	(B	)	$24,494,784
Real estate assets—operating lease right-of-use assets	226,483	17,052	13,950	(C	)	257,485
Investments in unconsolidated real estate entities	600,617	276,436	65,620	(D	)	942,673
Investments in debt securities and notes receivable	863,913	—	—			863,913
Cash and cash equivalents	47,951	32,765	—			80,716
Other assets, net	402,259	67,493	89,902	(E	)	559,654

Total assets	$12,132,669	$7,376,554	$7,690,002			$27,199,225

Liabilities, Noncontrolling Interests and Equity:
Debt	$7,237,298	$2,785,046	$(278,524)	(F	)	$9,743,820
Revolving lines of credit	94,500	619,000	—			713,500
Operating lease liabilities	234,255	16,893	—			251,148
Cash distributions in unconsolidated real estate ventures	68,284	—	—			68,284
Accounts payable and accrued expenses	178,156	119,516	—			297,672
Other liabilities	287,475	34,530	—			322,005

Total liabilities	8,099,968	3,574,985	(278,524)			11,396,429

Commitments and contingencies
Noncontrolling Interests and Equity:
Stockholders’ equity:
Common stock	1,350	851	(73)	(G	)	2,128
Additional paid-in capital	3,376,458	3,884,890	7,648,051	(G	)	14,909,399
Accumulated other comprehensive income (loss)	35,081	(2,978)	2,978	(G	)	35,081
Accumulated deficit	(159,556)	(317,570)	317,570	(G	)	(159,556)

Total stockholders’ equity	3,253,333	3,565,193	7,968,526			14,787,052
Noncontrolling interests	779,368	236,376	—			1,015,744

Total noncontrolling interests and equity	4,032,701	3,801,569	7,968,526			15,802,796

Total liabilities, noncontrolling interests and equity	$12,132,669	$7,376,554	$7,690,002			$27,199,225

EXTRA SPACE STORAGE INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

For the three months ended March 31, 2023

(In thousands, except share and per share data)

	Historical (A)		Transaction Accounting Adjustments			Pro Forma Combined
	Extra Space Storage	Life Storage
Revenues:
Property rental	$433,962	$240,483	—			674,445
Tenant reinsurance	47,704	20,291	—			67,995
Management fees and other income	21,384	12,828	—			34,212

Total revenues	503,050	273,602	—			776,652

Expenses:
Property operations	117,166	74,743	—	(H	)	191,909
Tenant reinsurance	9,089	9,220	—	(H	)	18,309
General and administrative	34,763	26,887	—	(H	)	61,650
Depreciation and amortization	78,490	47,769	62,492	(I	)	188,751

Total expenses	239,508	158,619	62,492			460,619

Gain on sale of non-real estate assets	—	913	—			913

Income from operations	263,542	115,896	(62,492)			316,946
Interest expense	(80,099)	(33,113)	(14,831)	(J	)	(128,043)
Interest income	19,438	12	—			19,450

Income before equity in earnings and dividend income from unconsolidated real estate entities and income tax expense	202,881	82,795	(77,323)			208,353
Equity in earnings and dividend income from unconsolidated real estate entities	10,305	1,629	(308)	(K	)	11,626
Income tax expense	(4,308)	(1,158)	—			(5,466)

Net income	208,878	83,266	(77,631)			214,513
Net income allocated to noncontrolling interests	(12,574)	(1,658)	1,546	(L	)	(12,686)

Net income attributable to common stockholders	$196,304	$81,608	$(76,085)			$201,827

Earnings per common share
Basic	$1.46	$0.96				$0.96
Diluted	$1.46	$0.96				$0.96
Weighted average number of shares
Basic	134,511,273	84,935,860				210,641,382	(M	)
Diluted	142,940,384	85,378,412				220,742,519	(M	)

EXTRA SPACE STORAGE INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

For the year ended December 31, 2022

(In thousands, except share and per share data)

	Historical (A)		Transaction Accounting Adjustments			Pro Forma Combined
	Extra Space Storage	Life Storage
Revenues:
Property rental	$1,654,735	$917,143	$—			$2,571,878
Tenant reinsurance	185,531	73,805	—			259,336
Management fees and other income	83,904	47,218	—			131,122

Total revenues	1,924,170	1,038,166	—			2,962,336

Expenses:
Property operations	435,342	279,470	—	(H	)	714,812
Tenant reinsurance	33,560	29,280	—	(H	)	62,840
Transaction related costs	1,548	—	—			1,548
General and administrative	129,251	75,050	—	(H	)	204,301
Depreciation and amortization	288,316	192,902	248,142	(I	)	729,360

Total expenses	888,017	576,702	248,142			1,712,861

Gain on real estate transactions	14,249	—	—			14,249
Gain on sale of non-real estate assets	—	7,385	—			7,385

Income from operations	1,050,402	468,849	(248,142)			1,271,109
Interest expense	(219,171)	(109,240)	(59,325)	(J	)	(387,736)
Interest income	69,422	32	—			69,454

Income before equity in earnings and dividend income from unconsolidated real estate entities and income tax expense	900,653	359,641	(307,467)			952,827
Equity in earnings and dividend income from unconsolidated real estate entities	41,428	9,235	(1,233)	(K	)	49,430
Equity in earnings of unconsolidated real estate ventures—gain on sale of real estate assets	—	1,572	—			1,572
Income tax expense	(20,925)	(3,986)	—			(24,911)

Net income	921,156	366,462	(308,700)			978,918
Net income allocated to noncontrolling interests	(60,468)	(8,334)	7,020	(L	)	(61,782)

Net income attributable to common stockholders	$860,688	$358,128	$(301,680)			$917,136

Earnings per common share
Basic	$6.41	$4.25				$4.36
Diluted	$6.41	$4.22				$4.35
Weighted average number of shares
Basic	134,050,815	84,322,043				210,180,924	(M	)
Diluted	141,681,388	84,884,168				219,483,523	(M	)

Notes to the Pro Forma Financial Statements

(1) Basis of Presentation

As described above, the preliminary conclusion is that the Mergers will be accounted for as an asset acquisition in accordance with GAAP. Under the asset acquisition method of accounting, the assets of LSI as of the effective date of the Mergers will be measured by EXR Parent following a cost accumulation and allocation model under which the cost of the acquisition is allocated on a relative fair value basis to the net assets acquired.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023, assumes that the Mergers occurred on January 1, 2023. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and the year ended December 31, 2022 give pro forma effect to the Mergers as if completed on January 1, 2022.

(2) Preliminary Purchase Price Allocation

The following preliminary allocation of the purchase price of LSI is based on the preliminary estimate of the fair value of the tangible and intangible assets and liabilities of LSI at March 31, 2023. During the preparation of these unaudited pro forma condensed combined financial statements, EXR Parent did not become aware of any material differences between accounting policies of EXR Parent and LSI, except for certain reclassifications necessary to conform to EXR Parent’s financial presentation, and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between EXR Parent and LSI. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the mergers and will be completed after the mergers are consummated. As such, the final determination of the purchase price may be significantly different from the preliminary estimates used in the Pro Forma Financial Statements.

The estimated purchase price of LSI of $11.5 billion (as calculated in the manner described above) is allocated to the tangible and intangible assets acquired and assumed liabilities based on the following preliminary basis at March 31, 2023 (dollar amounts in thousands):

Investments in real estate properties, net	$14,503,338
Investments in real estate – right of use assets	31,002
Investments in and advancements to unconsolidated entities	342,056
Cash and other assets, including intangible assets	190,160
Debt	(3,125,522)
Accounts payable, accrued expenses and other liabilities, including lease intangible liabilities	(170,940)
Noncontrolling interests	(236,376)

Total estimated purchase price, including transaction costs	$11,533,718

(3) Historical Financial Statements

(A)	In order to conform to the current EXR Parent presentation, we condensed and reclassified certain amounts presented in the historical financial statements of LSI, as follows:

Balance Sheet

•

Real estate assets, net, as presented includes LSI’s historical balance of Investment in storage facilities, net. It has been further adjusted to include in-place customer leases, which has been historically classified within Other assets, as follows (in thousands):

March 31, 2023
Investment in storage facilities, net (historical)	$6,980,649
Add: in-place customer leases	2,159

Real estate assets, net as presented	$6,982,808

•

LSI’s historical balance of Other assets has been adjusted to exclude in-place customer leases, as mentioned above, as well as to exclude lease ROU assets, which have been reported separately on the pro forma financials in line with EXR Parent’s presentation. The balance has also been adjusted to include some historically separately presented items, including Accounts receivable, Receivable from unconsolidated joint ventures, Prepaid expenses, and Trade name. These changes are as follows (in thousands):

March 31, 2023
Other assets, net (historical)	$31,963
Less: in-place customer leases	(2,159)
Less: Operating Lease ROU Assets, as presented	(17,052)
Add: Accounts receivable	23,281
Add: Receivable from unconsolidated joint ventures	795
Add: Prepaid expenses	14,165
Add: Trade name	16,500

Other assets, net as presented	$67,493

Statements of Operations

•

LSI’s historical presentation of Property operations and maintenance, presented as Property operations at EXR Parent, has been adjusted to include Real estate tax amounts which are presented separately on LSI’s historical financials, as follows (in thousands):

	For the Three Months Ended March 31, 2023	For the Year Ended December 31, 2022
Property operations and maintenance (historical)	$47,306	$179,760
Add: Real estate taxes	27,437	99,710

Property operations, as presented	$74,743	$279,470

•

LSI’s historical financial statements do not present Income tax expense as a separate line item. Rather, these amounts have been historically grouped into General and administrative expenses and Gain on sale of non-real estate assets. As such, to comply with Extra Space’s presentation of Income tax expenses, the applicable income tax amounts included in both of these expense categories have been allocated to Income tax expense, as follows (in thousands):

	For the Three Months Ended March 31, 2023	For the Year Ended December 31, 2022
General and administrative (historical)	$27,818	$77,201
Less: Income tax portion of G&A	(931)	(2,151)

General and administrative, as presented	$26,887	$75,050

Gain on sale of non-real estate assets (historical)	686	5,550
Add: Income tax portion of Gain on sale of non-real estate assets	227	1,835

Gain on sale of non-real estate assets, as presented	$913	$7,385

Income tax expense historically categorized as G&A	$931	$2,151
Income tax expense historically categorized as Gain on sale of non-real estate assets:	227	1,835

Income tax expense, as presented	$1,158	$3,986

(4) LSI Transaction Accounting Adjustments

Adjustments for Pro Forma Condensed Combined Balance Sheet

(B)

LSI’s real estate assets have been adjusted to their estimated fair value at March 31, 2023. We estimated the fair value of each property generally by applying a capitalization rate to the estimated net operating income and adding a portfolio premium to the property based on the relative fair value of the property in comparison to the total portfolio. We determined the capitalization rates that were appropriate by market, based on recent appraisals, transactions or other market data. The fair value of land is generally based on relevant market data, such as a comparison of the subject site to similar parcels that have recently been sold or are currently being offered on the market for sale. As part of the valuation, LSI’s historical accumulated depreciation balance has been eliminated. The remainder of the adjustment can be attributed to capitalized transaction costs expected to be incurred, all of which have been allocated to Real estate assets, net.

(C)	Adjustments to LSI’s historical balance of Real estate assets – operating lease right-of-use assets are as follows (in thousands):

Elimination of lease right-of-use assets	$(17,052)
Recognition of value of acquired lease right-of-use assets(1)	31,002

Total	$13,950

(1)

This adjustment includes the fair value of LSI’s lease right-of-use assets for ground and office space leases, in which LSI is the lessee, as well as the fair value measurement of all associated below-market ground leases as of March 31, 2023. We estimated the value of each lease by calculating the present value of the future minimum rental payments at March 31, 2023 using EXR Parent’s weighted average incremental borrowing rate of 5.4%. The weighted average remaining lease term for these leases was approximately nine years at March 31, 2023.

(D)

LSI’s Investments in unconsolidated real estate entities have been adjusted to their estimated fair value at March 31, 2023. The fair values for the investments were calculated using similar valuation methods as those used for consolidated real estate assets.

(E)	Adjustments to LSI’s historical balance of other assets are as follows (in thousands):

Elimination of trade name intangible assets	$(16,500)
Recognition of value of trade name intangible assets	50,014
Recognition of value of customer relationships relating to captive insurance	35,794
Recognition of value of management contracts intangible assets	6,865
Recognition of value of assembled workforce intangible assets	13,729

Total	$89,902

(F)

LSI’s debt balances have been adjusted to their estimated fair value at March 31, 2023. The fair value of Term Notes was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available to us for the issuance of debt with similar terms and remaining maturities. This fair value adjustment also took into effect the elimination of associated debt issuance costs. The assumed mortgage notes have been kept at book value as they are anticipated to be paid down immediately following the merger.

(G)

Adjustments represent the elimination of historical LSI balances and the issuance of EXR Parent common stock and Extra Space OP common units in exchange for shares of LSI common stock and Life Storage OP common units, respectively, in the mergers.

Adjustments for Pro Forma Condensed Combined Statements of Income

The pro forma adjustments to the Pro Forma Condensed Combined Statements of Income assume that a purchase price allocation done as of January 1, 2022 was equivalent to amounts assigned based on the estimated purchase price allocation done at March 31, 2023 and reflected in the Pro Forma Condensed Combined Balance Sheet.

(H)

We expect that the mergers will create significant corporate general and administrative as well as property operating cost savings. There can be no assurance that we will be successful in achieving these anticipated cost savings. Therefore, the Pro Forma Financial Statements included herein do not give effect to any synergies, potential cost reductions or other operating efficiencies that we expect to result from the mergers based on management’s plans or intent after the mergers.

(I)

Depreciation and amortization expense is adjusted to remove $47.8 million and $192.9 million of LSI’s historical depreciation and amortization expense and recognize $110.3 million and $441.0 million of depreciation and amortization expense for the three months ended March 31, 2023, and the year ended December 31, 2022, respectively. For purposes of this adjustment, we estimated the various components of the real estate acquired and used an estimated average useful life of 39 years for operating properties and an estimated weighted average remaining lease term associated with existing tenant relationships at March 31, 2023 that approximated 18 months.

(J)

We adjusted LSI’s interest expense based on the fair value of debt. The adjustment to interest expense includes the removal of LSI’s historical interest expense, including amortization of deferred financing costs and debt premiums and discounts, and calculation of interest expense based on the estimated fair value of acquired debt, net of amounts capitalized. The weighted average interest rate associated with the debt at fair value was 5.4% at March 31, 2023 (see note E).

(K)

We adjusted LSI’s investments in unconsolidated entities to fair value. As a result, we adjusted the equity in earnings that LSI recognized from these entities to reflect the impact the amortization of these fair value adjustments would have had on earnings from these unconsolidated entities.

(L)	An adjustment was made to reflect the Life Storage OP unitholders’ ownership percentage in all of the pro forma adjustments described above.

(5) Combined Pro Forma Adjustments

(M)

The unaudited pro forma adjustments to shares or units outstanding used in the calculation of basic earnings per share or unit attributable to common stockholders or unitholders and diluted earnings per share attributable to common stockholders or unitholders, after giving effect to the exchange ratios for the mergers, were as follows (in thousands):

	Three Months Ended March 31, 2023	Year Ended December 31, 2022
EXR Parent
EXR Parent weighted average common shares outstanding – Basic	134,511,273	134,050,815
Shares issued to LSI stockholders – pro forma basis(1)	76,130,109	76,130,109

Weighted average common shares outstanding – Basic	210,641,382	210,180,924

EXR Parent weighted average common shares outstanding – Diluted	142,940,384	141,681,388
Shares issued to LSI shareholders – pro forma basis(1)	76,130,109	76,130,109
OP units issued to Life Storage OP unitholders – pro forma basis(1)	1,672,026	1,672,026

Weighted average common shares outstanding – Diluted	220,742,519	219,483,523

(1)

The pro forma weighted average shares or units outstanding assumes the issuance of shares of EXR Parent common stock and Extra Space OP common units in connection with the mergers throughout all periods presented.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the EXR Notes in connection with the exchange offers. In exchange for issuing the EXR Notes and paying the cash consideration, we will receive the tendered Life Storage Notes. The Life Storage Notes surrendered in connection with the exchange offers will be retired and cancelled and will not be reissued.

CAPITALIZATION

The following table sets forth our cash, debt and capitalization as of March 31, 2023 on:

•	an actual basis; and

•

an as-adjusted basis giving effect to the Mergers, the Financing Transactions (including the repayment of LSI’s existing revolving credit facility, mortgage notes and the Life Storage Private Placement Notes) and completion of the exchange offers (including a $2.4 million payment of Cash Consideration (assuming all of the outstanding Life Storage Notes are validly tendered and not validly withdrawn)), in each case assuming all of the outstanding Life Storage Notes are validly tendered prior to the Early Consent Date and not validly withdrawn, and are exchanged for corresponding EXR Notes.

If less than all of the outstanding Life Storage Notes are validly tendered prior to the Early Consent Date, such notes will remain outstanding after giving effect to the Mergers and the transactions related thereto and completion of the exchange offers and the amount of corresponding EXR Notes will be reduced by the amount that so remains outstanding, and the corresponding amount of Cash Consideration payable will be reduced proportionally.

You should read this table in conjunction with our consolidated financial statements and related notes, incorporated by reference in this prospectus and the unaudited pro forma condensed combined financial information included in this prospectus.

	As of March 31, 2023
	EXR Actual	LSI Actual	As-Adjusted
	(in thousands, except share data)
Cash and Cash Equivalents	$47,951	$32,765	$78,316

Revolving Credit Facility(1)	$94,500	$619,000	$545,966
Extra Space Term Loan Facilities:
Term Loan Facility due 2027	400,000	—	400,000
Term Loan Facility due 2026	425,000	—	425,000
Term Loan Facility due 2025	245,000	—	245,000
Term Loan Facility due 2026	255,000	—	255,000
Term Loan Facility due 2024(1)	425,000	—	—
Term Loan Facility due 2028	175,000	—	175,000
Term Loan Facility due 2029	425,000	—	425,000
Term Loan Facility due 2024	335,000	—	335,000
Delayed Term Loan Facility(1)	—	—	1,000,000
Mortgage Notes(1)	$1,312,467	$32,466	$1,312,467
Extra Space Public Notes:
5.700% Senior Notes due 2028	500,000	—	500,000
3.900% Senior Notes due 2029	400,000	—	400,000
2.550% Senior Notes due 2031	450,000	—	450,000
2.350% Senior Notes due 2032	600,000	—	600,000
3.500% Senior Notes due 2026	—	—	600,000
3.875% Senior Notes due 2027	—	—	450,000
4.000% Senior Notes due 2029	—	—	350,000
2.200% Senior Notes due 2030	—	—	400,000
2.400% Senior Notes due 2031	—	—	600,000

	As of March 31, 2023
	EXR Actual	LSI Actual	As-Adjusted
	(in thousands, except share data)
Life Storage Public Notes:
3.500% Senior Notes due 2026	—	600,000	—
3.875% Senior Notes due 2027	—	450,000	—
4.000% Senior Notes due 2029	—	350,000	—
2.200% Senior Notes due 2030	—	400,000	—
2.400% Senior Notes due 2031	—	600,000	—
Extra Space Private Placement Notes:
4.000% Senior Notes due 2027	300,000	—	300,000
4.400% Senior Notes due 2028	300,000	—	300,000
3.500% Senior Notes due 2029	300,000	—	300,000
3.500% Senior Notes due 2030	325,000	—	325,000
3.500% Senior Notes due 2030	100,000	—	100,000
Life Storage Private Placement Notes:
4.533% Senior Note due 2024(1)	—	175,000	—
3.670% Senior Note due 2028(1)	—	200,000	—

Total Indebtedness	$7,366,967	$3,426,466	$10,793,433

Preferred Stock	$—	$—	$—
Common Stock	1,350	851	2,201
Additional Paid-In Capital	3,376,458	3,884,890	7,261,348
Accumulated Other Comprehensive Income (Loss)	35,081	(2,978)	32,103
Accumulated Deficit	(159,556)	(317,570)	(477,126)
Noncontrolling Interest	779,368	236,376	1,015,744

Total Noncontrolling Interests and Equity	4,032,701	$3,801,569	$7,834,270

Total Capitalization	$11,399,668	$7,228,035	$18,627,703

*	Amounts may not add due to rounding

(1) Prior to the completion of the Mergers, we expect to enter into the Credit Agreement, which is expected to provide for a new Revolving Credit Facility with total capacity of up to $2 billion, a new up to $1 billion Delayed Draw Term Loan Facility and the continuation of the Existing Term Loans, except for the Term Loan Facility due 2024 that will be repaid at closing of the Financing Transactions. EXR Parent expects to use the proceeds of the Delayed Draw Term Loan Facility and/or borrowings under the Revolving Credit Facility to pay fees and expenses in connection with the Mergers and repay certain existing indebtedness of LSI, Life Storage OP and their subsidiaries, including their existing revolving credit facility, mortgage notes and private placement notes upon or after the consummation of the Mergers. See “Summary—Financing Transactions.”

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

Purpose of the Exchange Offers and Consent Solicitations

In connection with the Mergers, Extra Space OP is conducting the exchange offers to simplify its capital structure, exchange Life Storage Notes for EXR Notes with covenants that more closely align to the covenants in the EXR Existing Public Notes and to give existing holders of Life Storage Notes the option to obtain securities issued by Extra Space OP and guaranteed by EXR Parent and the other Guarantors. Extra Space OP is conducting the consent solicitations to eliminate (1) substantially all of the restrictive covenants in the Life Storage Indenture and (2) any of Life Storage’s reporting obligations under the Life Storage Notes other than those required by applicable law. Completion of the exchange offers and consent solicitations is expected to ease administration of the Combined Company’s indebtedness.

Terms of the Exchange Offers and Consent Solicitations

In the exchange offers, we are offering in exchange for a holder’s outstanding Life Storage Notes the following EXR Notes:

Aggregate Principal Amount	Series of Notes Issued by Life Storage to be Exchanged	Series of New Notes to be Issued by Extra Space	Semi-Annual Interest Payment Dates for Both Life Storage and EXR Notes
$600,000,000	3.500% Senior Notes due 2026	3.500% Senior Notes due 2026	January 1 and July 1
$450,000,000	3.875% Senior Notes due 2027	3.875% Senior Notes due 2027	June 15 and December 15
$350,000,000	4.000% Senior Notes due 2029	4.000% Senior Notes due 2029	June 15 and December 15
$400,000,000	2.200% Senior Notes due 2030	2.200% Senior Notes due 2030	April 15 and October 15
$600,000,000	2.400% Senior Notes due 2031	2.400% Senior Notes due 2031	April 15 and October 15

Specifically, (i) in exchange for each $1,000 principal amount of Life Storage Notes that is validly tendered prior to the Early Consent Date, and not validly withdrawn, holders will receive the Total Consideration and (ii) in exchange for each $1,000 principal amount of Life Storage Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date, and not validly withdrawn, holders will receive only the Exchange Consideration, which is equal to the Total Consideration less the Early Participation Premium.

If you validly tender Life Storage Notes prior to the Early Consent Date, you may validly withdraw your tender and the related consent prior to the Early Consent Date, but you will not receive the applicable Early Participation Premium unless you validly re-tender prior to the Early Consent Date. If you validly tender Life Storage Notes prior to the Early Consent Date, you may validly withdraw your tender after the Early Consent Date and before the Expiration Date, but you may not withdraw the related consent and you will not receive the Cash Consideration, and even if you re-tender prior to the Expiration Date you will not receive the applicable Early Participation Premium. If you tender Life Storage Notes after the Early Consent Date and before the Expiration Date, you will not receive the applicable Early Participation Premium and you may withdraw your tender and the related consent at any time prior to the Expiration Date.

The EXR Notes will be issued only in denominations of $2,000 and whole multiples of $1,000. See “Description of New EXR Notes—General.” We will not accept tenders of Life Storage Notes if such tender would result in the issuance of less than the minimum denomination of $2,000 principal amount of EXR Notes with respect to such tender. If Extra Space OP would be required to issue an EXR Note in a denomination other than $2,000 or a whole multiple of $1,000, Extra Space OP will, in lieu of such issuance:

•	issue an EXR Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $2,000 and $1,000 integral multiples in excess thereof; and

•	pay a cash amount equal to:

•

the difference between (i) the principal amount of the EXR Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the EXR Note actually issued in accordance with this paragraph; plus

•

accrued and unpaid interest on the principal amount representing such difference to the Settlement Date; provided, however, that you will not receive any payment for interest on this cash amount or any accrued or unpaid interest by reason of any delay on the part of the exchange agent in making delivery or payment to the holders entitled thereto or any delay in the allocation or crediting of securities or monies received by DTC to participants in DTC or in the allocation or crediting of securities or monies received by participants to beneficial owners and in no event will Extra Space OP be liable for interest or damages in relation to any delay or failure of payment to be remitted to any holder.

The interest rate, interest payment dates, redemption terms and maturity of each series of EXR Notes to be issued by Extra Space OP in the exchange offers will be the same as those of the corresponding series of Life Storage Notes to be exchanged. The EXR Notes received in exchange for the tendered Life Storage Notes will accrue interest from (and including) the most recent date to which interest has been paid on those Life Storage Notes; provided, that interest will only accrue with respect to the aggregate principal amount of EXR Notes you receive, which may be less than the principal amount of Life Storage Notes you tendered for exchange. Except as otherwise set forth above, you will not receive a payment for accrued and unpaid interest on Life Storage Notes you exchange at the time of the exchange.

Each series of EXR Notes is a new series of debt securities that will be issued under the EXR Indenture. The terms of the EXR Notes will include those expressly set forth in such notes and the EXR Indenture and those made part of the EXR Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In conjunction with the exchange offers, we are also soliciting consents from the holders of each series of Life Storage Notes to effect a number of amendments to the Life Storage Indenture under which each such series of notes were issued and are governed. You may not consent to the proposed amendments to the Life Storage Indenture without tendering your Life Storage Notes in the appropriate exchange offer and you may not tender your Life Storage Notes for exchange without consenting to the applicable proposed amendments. By tendering your Life Storage Notes for exchange, you will be deemed to have validly delivered your consent to all the proposed amendments to the Life Storage Indenture under which those notes were issued with respect to that specific series, as further described under “The Proposed Amendments.”

The consummation of the exchange offers and consent solicitations are subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of Life Storage Notes, each series voting as a separate class (the “Requisite Consents”) and the consummation of the Mergers. We may, at our option and in our sole discretion, waive any such conditions, except the requirement that the Mergers be consummated. For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.” For a description of the proposed amendments, see “The Proposed Amendments.”

If the Requisite Consents are received and accepted, then Life Storage and the Life Storage Trustee will execute a supplemental indenture effectuating the proposed amendments with respect to such series. Under the terms of this supplemental indenture, the proposed amendments will become effective on the Settlement Date, assuming the satisfaction or waiver (other than the waiver of the condition requiring consummation of the

Mergers) of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.” Each non-consenting holder of a series of Life Storage Notes will be bound by the applicable terms of the supplemental indenture.

Conditions to the Exchange Offers and Consent Solicitations

The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers) of the following conditions: (a) the receipt of the Requisite Consents described above under “—Terms of the Exchange Offers and Consent Solicitations,” (b) the valid tender (without valid withdrawal) of a majority in aggregate principal amount of the Life Storage Notes held by persons other than Life Storage or any person directly or indirectly controlling or controlled or under direct or indirect common control with Life Storage as of the Expiration Date, as it may be extended at Extra Space OP’s discretion, (c) the consummation of the Mergers and (d) the following statements are true:

(1) In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers, the exchange of Life Storage Notes under the exchange offers, the consent solicitations or the proposed amendments, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•

challenges the exchange offers, the exchange of Life Storage Notes under the exchange offers, the consent solicitations or the proposed amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers, the exchange of Life Storage Notes under the exchange offers, the consent solicitations or the proposed amendments; or

•

in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Extra Space OP and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to Extra Space OP of the exchange offers, the exchange of Life Storage Notes under the exchange offers, the consent solicitations or the proposed amendments, or might be material to holders of Life Storage Notes in deciding whether to accept the exchange offers and give their consents;

(2) None of the following has occurred:

•	any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•	a material impairment in the general trading market for debt securities;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	a commencement or escalation of a war, armed hostilities, terrorist act or other national or international crisis directly or indirectly relating to the United States;

•

any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

•	any material adverse change in United States securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof; and

(3) The Life Storage Trustee has executed and delivered a supplemental indenture relating to the proposed amendments and has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, any of the exchange offers, the exchange of Life Storage Notes under the exchange offers, the consent solicitations or our ability to effect the proposed amendments, nor has the Life Storage Trustee taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making the exchange offers, the exchange of the Life Storage Notes under the exchange offers or the consent solicitations.

All of these conditions are for our sole benefit and may be waived by us, in whole or in part in our sole discretion except that we may not waive the condition requiring the consummation of the Mergers. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding, subject to the rights of the holders of the Life Storage Notes to challenge such determination in a court of competent jurisdiction.

Expiration Date; Extensions; Amendments

The Expiration Date for the exchange offers and consent solicitations shall be the time immediately following 5:00 p.m., New York City time, on July 21, 2023, subject to our right to extend that date and time in our sole discretion, in which case the Expiration Date shall be the latest date and time to which we have extended the relevant exchange offer.

Subject to applicable law, we expressly reserve the right, in our sole discretion, with respect to the exchange offers and consent solicitations for each series of Life Storage Notes to:

(1) delay accepting any Life Storage Notes, to extend the exchange offers and consent solicitations or to terminate the exchange offers and consent solicitations and not accept any Life Storage Notes; and

(2) amend, modify or waive in part or whole, at any time, or from time to time, the terms of the exchange offers and consent solicitations in any respect, including waiver (other than the waiver of the condition requiring consummation of the Mergers) of any conditions to consummation of the exchange offers and consent solicitations.

If we exercise any such right, we will give written notice thereof to the exchange agent and will make a public announcement thereof as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offers and consent solicitations, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to any appropriate news agency.

The minimum period during which the exchange offers and consent solicitations will remain open following material changes in the terms of the exchange offers and consent solicitations or in the information concerning the exchange offers and consent solicitations will depend upon the facts and circumstances of such change, including the relative materiality of the changes.

In accordance with Rule 14e-1 under the Exchange Act, if we elect to change the consideration offered or the percentage of Life Storage Notes sought, the relevant exchange offers and consent solicitations will remain open for a minimum ten business-day period following the date that the notice of such change is first published or sent to holders of the Life Storage Notes.

If the terms of the exchange offers and consent solicitations are amended in a manner determined by us to constitute a material change adversely affecting any holder of the Life Storage Notes, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of the Life Storage Notes of such amendment, and will extend the relevant exchange offers and consent solicitations, or if the Expiration Date has passed, provide additional withdrawal rights, for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to the holders of the Life Storage Notes, if the exchange offers and consent solicitations would otherwise expire during such time period.

Effect of Tender

Any tender of a Life Storage Note by a noteholder that is not validly withdrawn prior to the Expiration Date will constitute a binding agreement between that holder and Extra Space OP and a consent to all of the proposed amendments, upon the terms and subject to the conditions of the relevant exchange offer. The acceptance of the exchange offers by a tendering holder of Life Storage Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Life Storage Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Holders that fail to tender their Life Storage Notes (and thereby fail to deliver valid and unrevoked consents) prior to the Early Consent Date but who do so prior to the Expiration Date will receive the Exchange Consideration but will not receive the Early Participation Premium. If you validly tender Life Storage Notes prior to the Early Consent Date, you may validly withdraw your tender and the related consent prior to the Early Consent Date, but you will not receive the applicable Early Participation Premium unless you validly re-tender prior to the Early Consent Date. If you validly tender Life Storage Notes prior to the Early Consent Date, you may validly withdraw your tender after the Early Consent Date and before the Expiration Date, but you may not withdraw the related consent and you will not receive the Cash Consideration, and even if you re-tender prior to the Expiration Date you will not receive the applicable Early Participation Premium. If you tender Life Storage Notes after the Early Consent Date and before the Expiration Date, you will not receive the applicable Early Participation Premium and you may withdraw your tender and the related consent at any time prior to the Expiration Date. If the proposed amendments to the Life Storage Indenture have been adopted with respect to the Life Storage Notes of series, the amendments will apply to all Life Storage Notes of such series that are not acquired in the exchange offers, even though the holders of those Life Storage Notes did not consent to the proposed amendments. Thereafter, all such Life Storage Notes will be governed by the relevant Life Storage Indenture as amended by the proposed amendments, which will have materially less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the Life Storage Indenture or those applicable to the EXR Notes. In particular, holders of the Life Storage Notes under the amended Life Storage Indenture will no longer receive annual, quarterly and other reports from Life Storage, and will no longer be entitled to the benefits of various covenants and certain other provisions in the Life Storage Indenture. See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Life Storage Indenture will afford reduced protection to remaining holders of Life Storage Notes.”

Absence of Dissenters’ Rights

Holders of the Life Storage Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the Life Storage Indenture and the Life Storage Notes, or under the terms of the Life Storage Indenture in connection with the exchange offers and consent solicitations.

Acceptance of Life Storage Notes for Exchange; EXR Notes

Assuming the conditions to the exchange offers are satisfied or waived (other than the waiver of the condition requiring consummation of the Mergers), we will issue new EXR Notes in book-entry form and pay the cash consideration in connection with the exchange offers promptly on the Settlement Date (in exchange for Life Storage Notes that are properly tendered (and not validly withdrawn) before the Expiration Date and accepted for exchange).

We will be deemed to have accepted validly tendered Life Storage Notes (and will be deemed to have accepted validly delivered consents to the proposed amendments for the Life Storage Indenture) if and when we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offers, delivery of EXR Notes and payment of the cash consideration in connection with the exchange of Life Storage Notes accepted by us will be made by the exchange agent on the Settlement Date upon receipt of such notice. The exchange agent will act as agent for participating holders of the Life Storage Notes for the purpose of receiving consents and Life Storage Notes from, and transmitting EXR Notes and the cash consideration to, such holders. If any tendered Life Storage Notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if Life Storage Notes are withdrawn prior to the Expiration Date of the exchange offers, such unaccepted or withdrawn Life Storage Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offers.

Procedures for Consenting and Tendering

If you hold Life Storage Notes and wish to have those notes exchanged for EXR Notes and the cash consideration, you must validly tender (or cause the valid tender of) your Life Storage Notes using the procedures described in this prospectus. The proper tender of Life Storage Notes will constitute an automatic consent to the proposed amendments to the Life Storage Indenture.

The procedures by which you may tender or cause to be tendered Life Storage Notes will depend upon the manner in which you hold the Life Storage Notes, as described below.

Life Storage Notes Held with DTC

Pursuant to authority granted by The Depository Trust Company (“DTC”), if you are a DTC participant that has Life Storage Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Life Storage Notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Life Storage Notes credited to their accounts. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the Life Storage Notes at DTC for purposes of the exchange offers.

Tender of Life Storage Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 excess thereof.

Any DTC participant may tender Life Storage Notes and thereby deliver a consent to the proposed amendments to the appropriate Life Storage Indenture by effecting a book-entry transfer of the Life Storage Notes to be tendered in the exchange offers into the account of the exchange agent at DTC and electronically transmitting its acceptance of the exchange offers through DTC’s Automated Tender Offer Program (“ATOP”) before the Expiration Date of the exchange offers.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent.

An agent’s message, and any other required documents, must be transmitted to and received by the exchange agent prior to the Expiration Date of the exchange offers at one of its addresses set forth on the back cover page of this prospectus. Delivery of these documents to DTC does not constitute delivery to the exchange agent.

There is no letter of transmittal in connection with the exchange offers.

Life Storage Notes Held Through a Nominee

Currently, all of the Life Storage Notes are held in book-entry form and can only be tendered by following the procedures described above under “—Life Storage Notes Held with DTC.” However, if you are a beneficial owner of Life Storage Notes that are subsequently issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender Life Storage Notes in the exchange offers, you should contact the record holder promptly and instruct the record holder to tender the Life Storage Notes and thereby deliver a consent on your behalf using one of the procedures described above.

Withdrawal of Tenders and Revocation of Corresponding Consents

Tenders of Life Storage Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Expiration Date of the particular exchange offer. Tenders of Life Storage Notes may not be withdrawn at any time thereafter. Consents to the proposed amendments in connection with the consent solicitations prior to the Early Consent Date may be revoked at any time prior to the Early Consent Date, but may not be withdrawn at any time thereafter. A valid withdrawal of tendered Life Storage Notes prior to the Early Consent Date will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the appropriate Life Storage Indenture.

Holders that tender Life Storage Notes after the Early Consent Date and before the Expiration Date will not receive the applicable Early Participation Premium and may withdraw their tender and the related consent at any time prior to the Expiration Date. If you validly withdraw your Life Storage Notes before the Early Consent Date, your consent will be revoked and any subsequent tender and corresponding consent of the withdrawn Life Storage Notes after the Early Consent Date and prior to the Expiration Date shall be for exchange consideration of $970 principal amount of EXR Notes plus $1 in cash for each $1,000 principal amount of such re-tendered Life Storage Notes (rather than receiving such exchange consideration and the Early Participation Premium, as would be obtained by validly tendering and not withdrawing your Life Storage Notes prior to the Early Consent Date). If you validly withdraw your Life Storage Notes following the Early Consent Date but before the Expiration Date, your consent will continue to be deemed delivered and you will not receive the Early Participation Premium, and any subsequent tender of the withdrawn Life Storage Notes prior to the Expiration Date shall be for exchange consideration equal to $970 principal amount of EXR Notes plus $1 in cash for each $1,000 principal amount of such re-tendered Life Storage Notes (rather than receiving such exchange consideration and the Early Participation Premium, as would have been obtained if you had validly tendered and not withdrawn your Life Storage Notes prior to the Early Consent Date).

Beneficial owners desiring to withdraw Life Storage Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their Life Storage Notes. In order to withdraw Life Storage Notes previously tendered, a DTC participant may, prior to the Expiration Date of the exchange offers, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the Life Storage Notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which the withdrawal relates. A DTC participant may withdraw a tender only if the withdrawal complies with the provisions described in this section.

If you are a beneficial owner of Life Storage Notes issued in certificated form and have tendered these notes (but not through DTC) and you wish to withdraw your tendered notes, you should contact the exchange agent for instructions.

Withdrawals of tenders of Life Storage Notes may not be rescinded and any Life Storage Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offers. Properly withdrawn Life Storage Notes, however, may be re-tendered by following the procedures described above at any time prior to the Expiration Date of the applicable exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Life Storage Notes in connection with the exchange offers will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Life Storage Notes in the exchange offers, and our interpretation of the terms and conditions of the exchange offers will be final and binding on all parties. None of Extra Space, Life Storage, the exchange agent, the information agent, the dealer managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of Life Storage Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Life Storage Notes received by the exchange agent in connection with any exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to (i) you by mail if they were tendered in certificated form or (ii) if they were tendered through the ATOP procedures, to the DTC participant who delivered such Life Storage Notes by crediting an account maintained at DTC designated by such DTC participant, in either case promptly after the Expiration Date of the applicable exchange offer or the withdrawal or termination of the applicable exchange offer.

We may also in the future engage in other liability management transactions or seek to acquire or redeem untendered Life Storage Notes in open market or privately negotiated transactions, through subsequent tender offers, exchange offers or otherwise. The terms of any of those purchases, redemptions or offers could differ from the terms of these exchange offers.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and sale of Life Storage Notes to us and the issuance and delivery of EXR Notes to tendering holders in the exchange offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Life Storage Notes tendered by such holder.

U.S. Federal Backup Withholding

Under current U.S. federal income tax law, the exchange agent (or other applicable withholding agent) may be required under the backup withholding rules to withhold a portion of any payments made to certain holders (or other payees) of Life Storage Notes pursuant to the exchange offers and consent solicitations. To avoid such backup withholding (currently imposed at a rate of 24%), each tendering holder of Life Storage Notes must timely provide the exchange agent (or other applicable withholding agent) with the beneficial owner’s correct taxpayer identification number (“TIN”) on IRS Form W-9 (available from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS website at http://www.irs.gov), or otherwise establish a basis for exemption from backup withholding. Certain beneficial owners (including, among others, all corporations and certain foreign persons) are exempt from these backup withholding requirements. Exempt beneficial owners that are U.S. persons should furnish their TIN, provide the applicable codes in the box labeled “Exemptions,” and sign, date and send the IRS Form W-9 to the exchange agent (or other applicable withholding agent). Foreign persons, including entities, may qualify as exempt recipients by submitting to the exchange agent (or other applicable withholding agent) a properly completed and signed IRS Form W-8 attesting to that beneficial owner’s foreign status. The applicable IRS Form W-8 can be obtained from the IRS or from the exchange agent. If a beneficial owner is an individual who is a U.S. citizen or resident, the TIN is generally his or her social security number. If the exchange agent (or other applicable withholding agent) is not provided with the correct TIN or certificate of exempt status, a penalty may be imposed by the IRS and/or payments made with respect to the exchange offers and consent solicitations may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements, if done willfully, may also result in the imposition of criminal and/or civil fines and penalties. See IRS Form W-9 and associated instructions for additional information.

If backup withholding applies, the exchange agent (or other applicable withholding agent) is required to withhold on any payments made to the tendering holders or beneficial owners (or other payee). Backup withholding is not an additional tax. A beneficial owner subject to backup withholding will be allowed a credit of the amount withheld against such beneficial owner’s U.S. federal income tax liability, and, if backup withholding results in an overpayment of tax, the beneficial owner may be entitled to a refund, provided the requisite information is correctly furnished to the IRS in a timely manner.

Each of Extra Space and Life Storage reserves the right in its sole discretion to take all necessary or appropriate measures to comply with its respective obligations regarding backup withholding.

Exchange Agent

D.F. King & Co., Inc. has been appointed the exchange agent for the exchange offers and consent solicitations. Consents and all correspondence in connection with the exchange offers should be sent or delivered by each holder of Life Storage Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the exchange offers and the consent solicitations, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus. Holders of any Life Storage Notes issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee may also contact such record holder for assistance concerning the exchange offers.

Dealer Managers & Solicitation Agents

We have retained TD Securities (USA) LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC to act as dealer managers and solicitation agents in connection with the exchange offers and consent solicitations and will pay the dealer managers and solicitation agents a customary fee as compensation for their services. We will also reimburse the dealer managers and solicitation agents for certain expenses. The obligations of the dealer managers and solicitation agents to perform this function are subject to certain conditions. We have agreed to indemnify the dealer managers and solicitation agents against certain liabilities, including liabilities under the federal securities laws. Questions regarding the terms of the exchange offers or the consent solicitations may be directed to the dealer managers at their respective addresses and telephone numbers set forth on the back cover page of this prospectus.

The dealer managers and solicitation agents and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer managers and solicitation agents and their respective affiliates have provided, and may in the future provide, a variety of these services to us, to Life Storage and to persons and entities with relationships with us or Life Storage, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer managers and solicitation agents and their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer managers and solicitation agents and their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. Certain of the Dealer Managers and solicitation agents and/or their affiliates may actively trade and tender the Life Storage Notes as part of the exchange offers and consent solicitations.

Other Fees and Expenses

The expenses of soliciting tenders and consents with respect to the Life Storage Notes will be borne by us. The principal solicitations are being made electronically; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer managers and solicitation agents and the information agent, as well as by officers and other employees of Extra Space and its affiliates.

Tendering holders of Life Storage Notes will not be required to pay any fee or commission to the dealer managers and solicitation agents. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF THE DIFFERENCES BETWEEN THE EXR NOTES AND THE LIFE STORAGE NOTES

The following is a summary comparison of certain terms of the EXR Notes and the Life Storage Notes that differ. The EXR Notes issued in the applicable exchange offers will be governed by the EXR Indenture. This summary does not purport to be complete, does not include changes to the relevant defined terms and cross references related thereto and is qualified in its entirety by reference to the EXR Indenture and the Life Storage Indenture, without giving effect to the proposed amendments. Copies of those indentures and forms of notes are filed as exhibits to the registration statement of which this prospectus forms a part and are also available from the information agent upon request.

The Life Storage Notes represent, as of the date of this prospectus, the only debt securities outstanding under the Life Storage Indenture.

Terms used under this caption and not otherwise defined in this prospectus have the meanings given to those terms in the EXR Indenture or the related forms of notes or the Life Storage Indenture, as applicable. Article and section references in the descriptions of the notes below are references to the applicable indenture under which the notes were or will be issued.

The description of the Life Storage Notes reflects the Life Storage Notes as currently constituted and does not reflect any changes to the covenants and other terms of the Life Storage Notes or the Life Storage Indenture that may be effected following the consent solicitations as described under “The Proposed Amendments.”

	Life Storage Notes	New EXR Notes
Definitions; Development Property	There is no comparable provision.

Section 1.2 of EXR Indenture

“Development Property” means a Property currently under development on which the improvements have not been completed, or a Property where development has been completed as evidenced by a certificate of occupancy for the entire Property for the 36-month period following the issuance of such certificate of occupancy (provided that the Company may at its option elect to remove a Property from the category of Development Properties prior to the completion of the 36-month period, but any such Property may not be reclassified as a Development Property). The term “Development Property” shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by the Company, any Subsidiary or any joint venture of the Company upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition.

	Life Storage Notes	New EXR Notes
Definitions; EBITDA	There is no comparable provision.

Section 1.2 of EXR Indenture

“EBITDA” means, with respect to any person, for any period and without duplication, net earnings (loss) of such person for such period (including Tenant Insurance Operating Income in respect of properties that are 100% owned in fee simple by the Company or any of its Subsidiaries) excluding the impact of the following amounts with respect to any person (but only to the extent included in determining net earnings (loss) for such period):

(i) depreciation and amortization expense and other non-cash charges of such person for such period;

(ii) interest expense of such person for such period;

(iii) income tax expense of such person in respect of such period;

(iv) extraordinary and nonrecurring gains and losses of such person for such period, including without limitation, gains and losses from the sale of assets, write-offs and forgiveness of debt, foreign currency translation gains or losses; and

(v) equity in net income of non-controlling interests.

Definitions; Interest Expense	There is no comparable provision.

Section 1.2 of EXR Indenture

“Interest Expense” means, with respect to any person, for any period, such person’s Pro Rata Share of interest expense for such period, with other adjustments as are necessary to exclude: (i) the effect of items classified as extraordinary items, in accordance with GAAP; (ii) amortization of debt issuance costs; (iii) prepayment penalties and (iv) non-cash swap ineffectiveness charges.

Definitions; Consolidated Income Available for Debt Service	Section 1.2 of Life Storage First Supplemental Indenture, Life Storage Second Supplemental Indenture, Life Storage Third Supplemental Indenture, Life Storage Fourth Supplemental Indenture and Life Storage Fifth Supplemental Indenture	There is no comparable provision.

Life Storage Notes	New EXR Notes

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of the Issuer and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication:

(i) interest expense on Debt;

(ii) provision for taxes;

(iii) amortization of debt discount, premium and deferred financing costs;

(iv) the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP;

(v) losses and gains on sales or other dispositions of properties and other investments, property valuation losses and impairment charges;

(vi) depreciation and amortization;

(vii) gains or losses on early extinguishment of debt;

(viii) all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed);

(ix) the effect of any non-recurring or other unusual non-cash items, as may be determined by us in good faith; and

(x) amortization of deferred charges;

all determined on a consolidated basis in accordance with GAAP. Consolidated Income Available for Debt Service will be adjusted, without duplication, to give pro forma effect in the case of any assets having been placed in service or removed from service from the beginning of the period to the date of determination, to include or exclude, as the case may be, any Consolidated Income Available for Debt Service earned or eliminated as a result of the placement of the assets in service or removal of the assets from service as if the placement of the assets in service or

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removal of the assets from service occurred at the beginning of the period.

Definitions; Annual Debt Service Charge

Section 1.2 of Life Storage First Supplemental Indenture and Life Storage Second Supplemental Indenture

“Annual Debt Service Charge” means, for any period, the interest expense of the Issuer and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication, (1) all amortization of debt discount and premium; (2) all accrued interest; (3) all capitalized interest; and (4) the interest component of capitalized lease obligations, but excluding (i) interest reserves funded from the proceeds of any loan, (ii) amortization of deferred financing costs, (iii) prepayment penalties, (iv) swap ineffectiveness charges and (v) any expense resulting from the discounting of any indebtedness in connection with the application of purchase accounting in connection with any acquisition.

Section 1.2 of Life Storage Third Supplemental Indenture, Life Storage Fourth Supplemental Indenture and Life Storage Fifth Supplemental Indenture

“Annual Debt Service Charge” means, for any period, the interest expense of the Issuer and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication, (1) all amortization of debt discount and premium; (2) all accrued interest; (3) all capitalized interest; and (4) the interest component of finance lease obligations, but excluding (i) interest reserves funded from the proceeds of any loan, (ii) amortization of deferred financing costs, (iii) prepayment penalties, (iv) swap ineffectiveness charges and (v) any expense resulting from the discounting of any indebtedness in connection with the application of purchase accounting in connection with any acquisition.

There is no comparable provision.

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Definitions; Consolidated Net Income

Section 1.2 of Life Storage First Supplemental Indenture, Life Storage Second Supplemental Indenture, Life Storage Third Supplemental Indenture, Life Storage Fourth Supplemental Indenture and Life Storage Fifth Supplemental Indenture

“Consolidated Net Income” for any period means the amount of net income (or loss) of the Issuer and its Subsidiaries for such period, excluding, without duplication:

(i) extraordinary items; and

(ii) the portion of net income (but not losses) of the Issuer and its Subsidiaries allocable to noncontrolling interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Issuer or one of its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

There is no comparable provision.

Definitions; Capitalized Property Value	There is no comparable provision.

Section 1.2 of EXR Indenture

“Capitalized Property Value” means, with respect to any person, (a) Property EBITDA of such person for the four (4) consecutive fiscal quarters ended on the last day of the then most recently ended fiscal quarter covered in the Parent’s annual or quarterly report most recently furnished to Holders of the Notes or filed with the SEC, as the case may be, divided by (b) 6.75%.

Definitions; Capitalized Tenant Insurance Value	There is no comparable provision.

Section 1.2 of EXR Indenture

“Capitalized Tenant Insurance Value” means (a) cash distributions and cash royalties received by the Company or any of its Subsidiaries (other than any Captive Insurance Subsidiary) with respect to Tenant Insurance Contracts for the four (4) consecutive fiscal quarters ended on the last day of the then most recently ended fiscal quarter covered in the Parent’s annual or quarterly report most recently furnished to Holders of the Notes or filed with the SEC, as the case may be (excluding cash distributions and cash royalties in respect of properties that are 100% owned in fee simple by the Company or any of its Subsidiaries) divided by (b) 12.5%.

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Definitions; Debt

Section 1.2 of Life Storage First Supplemental Indenture, Life Storage Second Supplemental Indenture, Life Storage Third Supplemental Indenture, Life Storage Fourth Supplemental Indenture and Life Storage Fifth Supplemental Indenture

“Debt” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of (without duplication):

(i) indebtedness for borrowed money evidenced by bonds, notes, debentures or similar instruments;

(ii) indebtedness secured by any Lien on any property or asset owned by such Person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the board of directors of the Parent Guarantor, or a duly authorized committee thereof) of the property subject to such Lien;

(iii) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance (other than letters of credit issued to provide credit enhancement or support with respect to other of such Person’s or such Person’s Subsidiaries’ indebtedness otherwise reflected as Debt under this definition) or unconditional obligations to pay the deferred and unpaid purchase price of property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such purchase price that constitutes an accrued expense or trade payable; or

(iv) any lease of property by such Person as lessee which is required to be reflected on such Person’s balance sheet as a capitalized lease in accordance with GAAP,

in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as liabilities on such Person’s balance sheet in accordance with GAAP;

Section 1.2 of EXR Indenture

“Debt” means, without duplication, with respect to any person, such person’s Pro Rata Share of the aggregate principal amount of indebtedness in respect of:

(i) borrowed money evidenced by bonds, notes, debentures or similar instruments, as determined in accordance with GAAP,

(ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on Property or other assets owned by such person or any of its Subsidiaries directly, or indirectly through unconsolidated joint ventures, as determined in accordance with GAAP,

(iii) reimbursement obligations in connection with any letters of credit actually issued and called, and

(iv) any lease of property by such person or any of its Subsidiaries as lessee which is reflected in such person’s balance sheet as a finance lease, in accordance with GAAP;

provided, that Debt also includes, to the extent not otherwise included, any obligation by such person or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise, items of indebtedness of another person (other than the Company or any Subsidiary) described in clauses (i) through (iv) above (or, in the case of any such obligation made jointly with another person other than obligations to be liable for the Debt of another person solely as a result of Customary Recourse Exceptions (it being understood that Debt shall be deemed to be incurred by such person whenever such person shall create, assume, guarantee or otherwise become liable in respect thereof), such person’s or its Subsidiary’s allocable portion of such obligation based on its ownership interest in the related real estate assets or such other applicable assets); and

provided, further, that Debt excludes Intercompany Debt and operating lease liabilities reflected in such person’s balance sheet in accordance with GAAP.

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provided, however, that the term “Debt” will (1) include, to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business) Debt of the types referred to above of another Person other than obligations to be liable for the Debt of another Person solely as a result of non-recourse carveouts (it being understood that Debt shall be deemed to be incurred by such Person whenever such Person shall create, assume, guarantee or otherwise become liable in respect thereof) and

(2) exclude any such indebtedness (or obligation referenced in clause (1) above) that has been the subject of an “in substance” defeasance in accordance with GAAP and Intercompany Debt that is subordinate in right of payment to the Notes (or an obligation to be liable for, or to pay, Intercompany Debt that is subordinate in right of payment to the Notes referenced in clause (1) above).

Definitions; Significant Subsidiary	There is no comparable provision.	Section 1.2 of EXR Indenture “Significant Subsidiary” of any specified person means any Subsidiary in which such person has invested at least $100,000,000 in capital.

Definitions; Subsidiary

Section 1.2 of Life Storage First Supplemental Indenture, Life Storage Second Supplemental Indenture, Life Storage Third Supplemental Indenture, Life Storage Fourth Supplemental Indenture and Life Storage Fifth Supplemental Indenture

“Subsidiary” means a corporation, partnership, association, joint venture, trust, limited liability company or other business entity which is required to be consolidated with the Issuer in accordance with GAAP.

Section 1.2 of EXR Indenture

“Subsidiary” means, for any person (as defined in the Base Indenture, but excluding an individual, government or any agency or political subdivision thereof), any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such person or one or more Subsidiaries of such person or by such

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person and one or more Subsidiaries of such person, and shall include all persons the accounts of which are consolidated with those of such person pursuant to GAAP.

Definitions; Total Assets

Section 1.2 of Life Storage First Supplemental Indenture, Life Storage Second Supplemental Indenture and Life Storage Third Supplemental Indenture

“Total Assets” means the sum of, without duplication,

(i) Undepreciated Real Estate Assets and

(ii) all other assets (excluding accounts receivable and non-real estate intangible assets) of the Issuer and its Subsidiaries,

all determined on a consolidated basis in accordance with GAAP.

Section 1.2 of Life Storage Fourth Supplemental Indenture and Life Storage Fifth Supplemental Indenture

“Total Assets” means the sum of, without duplication:

(i) Undepreciated Real Estate Assets and

(ii) all other assets (excluding accounts receivable, non-real estate intangible assets and right-of-use assets associated with an operating lease in accordance with GAAP) of the Issuer and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

Section 1.2 of EXR Indenture

“Total Assets” means, with respect to any person, as of any date, the sum (without duplication) of:

(a) the Capitalized Property Value of such person and its Subsidiaries, excluding Capitalized Property Value attributable to Properties acquired or disposed of by such person or Subsidiary during the four consecutive quarters ending on such date and Development Properties;

(b) the Capitalized Tenant Insurance Value of such person and its Subsidiaries;

(c) all cash and cash equivalents (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted) of such person and its Subsidiaries at such time;

(d) the Pro Rata Share of such person or its Subsidiaries of the current undepreciated book value of Development Properties held by such person or Subsidiary and all land held for development by such person or Subsidiary;

(e) the Pro Rata Share of the purchase price paid by such person or any of its Subsidiaries (less the Pro Rata Share of any amounts paid to such person or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements, and without regard to allocations of property purchase prices pursuant to Statement of Financial Accounting Standards No. 141 or other provisions of GAAP) for any Property or business acquired by the Company or such Subsidiary during the four consecutive quarters ending on such date;

(f) the contractual purchase price of Properties of such person and its Subsidiaries subject to purchase obligations, repurchase obligations,

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forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Debt; and

(g) the Fair Market Value of all Marketable Securities owned by such person or any of its Subsidiaries, plus all other assets of such person and its Subsidiaries (the value of which is determined in accordance with GAAP but excluding assets classified as intangible under GAAP), provided, however, that such other assets shall not include the right of use assets associated with an operating lease in accordance with GAAP.

In determining the Total Assets of the Company, the Company shall have the option to include Capitalized Property Value under clause (a) above from any such Properties that are otherwise subject to valuation under clause (d) or (e) above; provided, however, that if such election is made, any value attributable to such Properties under clause (d) or (e) above shall be excluded from the determination of the amount under clause (d) or (e).

Definitions; Total Unencumbered Assets

Section 1.2 of Life Storage First Supplemental Indenture, Life Storage Second Supplemental Indenture and Life Storage Third Supplemental Indenture,

“Total Unencumbered Assets” means, as of any date, the sum of, without duplication,

(i) Undepreciated Real Estate Assets that are not subject to a Lien securing Debt; and

(ii) all other assets (excluding accounts receivable and non-real estate intangible assets) of the Issuer and its Subsidiaries that are not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP;

provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of Section 3.4, all investments by the Issuer and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be

Section 1.2 of EXR Indenture

“Total Unencumbered Assets” means, as of any date, those assets within Total Assets that are not subject to a Lien, less the value attributable to Capitalized Tenant Insurance Value;

provided that in determining Total Unencumbered Assets, all investments in unconsolidated entities shall be excluded.

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excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

Section 1.2 of Life Storage Fourth Supplemental Indenture and Life Storage Fifth Supplemental Indenture

“Total Unencumbered Assets” means, as of any date, the sum of, without duplication,

(i) Undepreciated Real Estate Assets that are not subject to a Lien securing Debt; and

(ii) all other assets (excluding accounts receivable, non-real estate intangible assets and right-of-use assets associated with an operating lease in accordance with GAAP) of the Issuer and its Subsidiaries that are not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP;

provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of Section 3.4, all investments by the Issuer and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

Definitions; Undepreciated Real Estate Assets

Section 1.2 of Life Storage First Supplemental Indenture, Life Storage Second Supplemental Indenture and Life Storage Third Supplemental Indenture

“Undepreciated Real Estate Assets” means, as of any date, the cost (original acquisition cost plus capital improvements) of real estate assets and related intangibles of the Issuer and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP.

Section 1.2 of Life Storage Fourth Supplemental Indenture and Life Storage Fifth Supplemental Indenture

“Undepreciated Real Estate Assets” means the cost (original acquisition cost plus

There is no comparable provision.

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capital improvements) of real estate assets, right of use assets associated with a financing lease in accordance with GAAP, related intangibles of the Issuer and its Subsidiaries, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP; provided, however, that “Undepreciated Real Estate Assets” shall not include the right of use assets associated with an operating lease in accordance with GAAP.

Limitation on Incurrence of Debt

Section 3.1 of Life Storage First Supplemental Indenture, Life Storage Second Supplemental Indenture, Life Storage Third Supplemental Indenture, Life Storage Fourth Supplemental Indenture and Life Storage Fifth Supplemental Indenture

The Issuer shall not, and shall not permit any Subsidiary to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of its and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of the following (without duplication): (1) Total Assets of the Issuer and its Subsidiaries as of the last day of the then most recently ended fiscal quarter for which financial statements are available and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Issuer or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

Section 6.1(a) of EXR Indenture

The Company will not, and will not permit any Subsidiary to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the Company’s and its Subsidiaries’ outstanding Debt is greater than 60% of the sum of the following (without duplication): (1) the Company’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter covered in the Parent’s annual or quarterly report most recently furnished to Holders of the Notes or filed with the SEC, as the case may be, and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt and any substantially concurrent offering of other securities.

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Limitation on Secured Debt

Section 3.2 of Life Storage First Supplemental Indenture, Life Storage Second Supplemental Indenture, Life Storage Third Supplemental Indenture, Life Storage Fourth Supplemental Indenture and Life Storage Fifth Supplemental Indenture

The Issuer shall not, and shall not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of its or any of its Subsidiaries’ property or assets, whether owned on the date of this Supplemental Indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of its and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) which is secured by a Lien on any of the Issuer’s or any of its Subsidiaries’ property or assets is greater than 40% of the sum of the following (without duplication): (1) Total Assets of the Issuer and its Subsidiaries as of the last day of the then most recently ended fiscal quarter for which financial statements are available; and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Issuer or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

Section 6.1(b) of EXR Indenture

The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of its or any of its Subsidiaries’ property or assets, whether owned on the date of the Indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the Company’s and its Subsidiaries’ outstanding Debt which is secured by a Lien on any of its or its Subsidiaries’ property or assets is greater than 40% of the sum of (without duplication): (1) the Company’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter covered in the Parent’s annual or quarterly report most recently furnished to Holders of the Notes or filed with the SEC, as the case may be; and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt and any substantially concurrent offering of other securities.

Debt Service Test

Section 3.3 of Life Storage First Supplemental Indenture, Life Storage Second Supplemental Indenture, Life Storage Third Supplemental Indenture, Life Storage Fourth Supplemental Indenture and Life Storage Fifth Supplemental Indenture

(a) The Issuer shall not, and shall not permit any of its Subsidiaries to, incur any Debt (including without limitation Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended, for which financial statements are available, prior to

Sections 6.1(c) and 6.1(d) of EXR Indenture

(c) The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including without limitation Acquired Debt) if the ratio of the Company’s and its Subsidiaries’ EBITDA to the Company’s and its Subsidiaries’ Interest Expense for the period consisting of the four consecutive fiscal quarters ending with the latest quarter covered in the Parent’s annual or quarterly report most recently furnished to Holders of the Notes or filed with the SEC, as the case may be, most recently ended prior to the date on

Life Storage Notes	New EXR Notes

the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with GAAP), and calculated on the following assumptions:

(1) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Issuer or any of its Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

(2) the repayment or retirement of any other Debt of the Issuer or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and

(3) in the case of any acquisition or disposition by the Issuer or any of its Subsidiaries since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(b) If the Debt giving rise to the need to make the calculation described in Section 3.3(a) or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis by applying the average daily rate which would have been in effect which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt, and calculated on the following assumptions:

(1) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Company or any of its Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

(2) the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and

(3) in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets with a fair market value (as determined by the Company in its reasonable discretion) in excess of $1,000,000 since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(d) If the Debt giving rise to the need to make the calculation described in this Section 6.1 or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Interest Expense, the interest rate on such Debt will be computed on a pro forma basis by applying the average daily rate which

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during the entire four-quarter period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period.

(c) For purposes of this Section 3.3, Debt will be deemed to be incurred by the Issuer or any of its Subsidiaries whenever the Issuer or any of its Subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof.

would have been in effect during the entire four quarter period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period.

Maintenance of Total Unencumbered Assets

Section 3.4 of Life Storage First Supplemental Indenture, Life Storage Second Supplemental Indenture, Life Storage Third Supplemental Indenture, Life Storage Fourth Supplemental Indenture and Life Storage Fifth Supplemental Indenture

The Issuer shall not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of its and its Subsidiaries’ outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP.

Section 6.1(e) of EXR Indenture

The Company will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of its and its Subsidiaries’ outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP.

Events of Default

Section 501 of Life Storage Base Indenture

(1) default in the payment of any installment of interest upon any Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2) default in the payment of the principal of (or premium, if any, on) or redemption price of any Security, when the same becomes due and payable; provided, however, that a valid extension of the maturity of such Security in accordance with the terms of this Indenture or supplemental indenture governing such series shall not constitute a default in the payment of principal; or

(3) default in the deposit of any sinking fund payment, when and as due by the terms of any Security of that series; or

(4) default in the performance of, or breach of, any covenant or warranty of the Issuer or any of the Guarantors in respect of any Security of that series contained in this Indenture or in such Securities (other than a

Section 7.1 of EXR Indenture

(a) default for 30 days in the payment of any installment of interest under the Notes;

(b) default in the payment of the principal amount or Redemption Price due with respect to the Notes, when the same becomes due and payable; provided, however, that a valid extension of the Stated Maturity of the Notes in accordance with the terms of the Indenture shall not constitute a default in the payment of principal;

(c) failure by the Company or any of the Guarantors to comply with any of the Company’s or such Guarantor’s respective other agreements in the Notes or the Indenture with respect to the Notes upon receipt by the Company of notice of such default by the Trustee or by Holders of not less than 25% in aggregate principal amount of the Notes then outstanding and the Company’s failure to cure (or obtain a waiver of) such default within 60 days after it receives such notice;

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covenant a default in whose performance or whose breach is elsewhere in this Section 501 specifically dealt with) and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified delivery, to the Issuer by the Trustee for the Securities of such series or to the Issuer and such Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(5) a default under any bond, debenture, note or other evidence of indebtedness of the Issuer and/or any of the Guarantors or under any mortgage, indenture or other instrument of the Issuer or any of the Guarantors (including a default with respect to Securities of any series other than that series) under which there may be issued or by which there may be secured any indebtedness of the Issuer and/or any of the Guarantors (or by any of their respective Subsidiaries, the repayment of which the Issuer or any of the Guarantors have guaranteed or for which the Issuer or any of the Guarantors are directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $10,000,000 of such indebtedness when due and payable which shall continue after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail

(d) failure to pay any Debt (other than Non-Recourse Debt) for monies borrowed by the Company, any Guarantor or any of their respective Significant Subsidiaries in an outstanding principal amount in excess of $100,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which Debt (other than Non-Recourse Debt) is, or has become, the primary obligation of the Company or such Guarantor and is not discharged, or such default in payment or acceleration is not cured or rescinded, within 60 days after written notice to the Company from the Trustee (or to the Company and the Trustee from Holders of at least twenty five percent (25%) in principal amount of the outstanding Notes); or

(e) the Company, any Guarantor or any of their respective Significant Subsidiaries pursuant to or under or within meaning of any Bankruptcy Law:

(i) commences a voluntary case or proceeding seeking liquidation, reorganization or other relief with respect to the Company, any such Guarantor or any such Significant Subsidiary or its debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, any such Guarantor or any such Significant Subsidiary or any substantial part of the property of the Company, any such Guarantor or any such Significant Subsidiary; or

(ii) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Company, any such Guarantor or any such Significant Subsidiary; or

(iii) consents to the appointment of a custodian of it or for all or substantially of its property; or

(iv) makes a general assignment for the benefit of creditors; or

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or electronic delivery, to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Issuer or such Guarantors, as the case may be, to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; provided, however, that if the Bank Credit Facility is amended such that an event of default would occur under the Bank Credit Facility if there is cross default in an amount greater than $10,000,000, the reference to $10,000,000 in this paragraph shall be replaced by such new amount in the Bank Credit Facility, up to a maximum of $25,000,000; or

(6) the Issuer or any Guarantor shall commence any case or proceeding seeking to have an order for relief entered on its behalf as debtor or to adjudicate it as bankrupt or insolvent or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or the Issuer or any Guarantor shall apply for a receiver, custodian or trustee (other than any trustee appointed as a mortgagee or secured party in connection with the issuance of indebtedness for borrowed money of the Issuer) of it or for all or a substantial part of its property; or the Issuer or any Guarantor shall make a general assignment for the benefit of creditors; or the Issuer or any Guarantor shall take any corporate action in furtherance of any of the foregoing; or

(7) an involuntary case or other proceeding shall be commenced against the Issuer or any Guarantor with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect

(f) an involuntary case or other proceeding shall be commenced against the Company, any Guarantor or any of their respective Significant Subsidiaries seeking liquidation, reorganization or other relief with respect to the Company, any such Guarantor or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, any such Guarantor or any such Significant Subsidiary or any substantial part of the property of the Company, any such Guarantor or any such Significant Subsidiary, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) calendar days; or

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company, any Guarantor or any of their respective Significant Subsidiaries in an involuntary case or proceeding;

(ii) appoints a trustee, receiver, liquidator, custodian or other similar official of the Company, any such Guarantor or any such Significant Subsidiary or any substantial part of the property of the Company, any such Guarantor or any such Significant Subsidiary; or

(iii) orders the liquidation of the Company, any such Guarantor or any such Significant Subsidiary, in each case in this clause (g), the order or decree remains unstayed and in effect for thirty (30) calendar days.

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seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of the Issuer or any Guarantor or any substantial part of their respective property; and such case or other proceeding (A) results in the entry of an order for relief or a similar order against the Issuer or any Guarantor, or (B) shall continue unstayed and in effect for a period of 60 consecutive days; or

(8) except as otherwise permitted herein, any Guarantee of the Securities of any series shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Guarantee with respect to Securities of that series; or

(9) any other Event of Default provided with respect to Securities of that series.

Merger, Consolidation or Sale

Section 801 of Life Storage Base Indenture

The Issuer shall not consolidate with or merge into any other Person or convey, lease or transfer all or substantially all of its assets to any Person unless:

(1) either the Issuer shall be the continuing entity or the entity (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by conveyance, lease or transfer all or substantially all of the assets of the Issuer shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee for each series of Securities, in form reasonably satisfactory to each such Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, (including all additional amounts, if any, payable pursuant to Section 1009) on all the Securities and the performance of every covenant of this Indenture on the part of the Issuer to be performed or observed;

Section 6.3 Supplemental Indenture

The Company and each of the Guarantors may consolidate with, or sell, lease or convey all or substantially all of the Company’s or its assets to, or merge with or into, any other entity, provided that the following conditions are met:

(a) the Company or such Guarantor, as the case may be, shall be the continuing entity, or the successor entity (if other than the Company or such Guarantor, as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be domiciled in the United States, any state thereof or the District of Columbia and in the case of the Company shall expressly assume by supplemental indenture payment of the principal of and interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture or, in the case of such Guarantor, shall expressly assume by supplemental indenture the payment of all amounts due under such Guarantor’s Note Guarantee and the due and punctual performance and

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(2) immediately after giving effect to such transaction, no Event of Default with respect to any series of Securities, and no event which, after notice or lapse of time, or both, would become an Event of Default with respect to any series of Securities, shall have happened and be continuing; and

(3) the Issuer, or successor Person, has delivered to the Trustee for each series of Securities an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance, lease or transfer and such supplemental indenture comply with this Article Eight and that all conditions precedent herein provided for relating to such transaction have been complied with.

observance of all of the covenants and conditions of such Guarantor in the Indenture and the Note Guarantee, as the case may be;

(b) immediately after giving effect to the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

(c) an Officer’s Certificate and Opinion of Counsel covering these conditions shall be delivered to the Trustee.

In the event of any transaction described in and complying with the conditions listed in this Section 6.3 in which the Company and/or any Guarantor are not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of the Company and/or such Guarantor, and the Company and/or such Guarantor shall be discharged from its or their obligations under the Notes and the Indenture.

Payment of Taxes and Other Claims

Section 1007 of Life Storage Base Indenture

Each of the Issuer and the Guarantors shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent

(i) all taxes, assessments and governmental charges levied or imposed upon the Issuer, the applicable Guarantor or any of their respective Subsidiaries, or upon the income, profits or property of the Issuer, the applicable Guarantor or any of their respective Subsidiaries, and

(ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon property of the Issuer, the applicable Guarantor or any of their respective Subsidiaries;

provided, however, notwithstanding anything herein to the contrary, that neither the Issuer nor any Guarantor shall be required to pay or discharge or cause to be

Section 6.4 of EXR Indenture

The Company and each Guarantor will each pay or discharge or cause to be paid or discharged before it becomes delinquent: (i) all taxes, assessments and governmental charges levied or imposed on it or any of its Subsidiaries or on its or any such Subsidiary’s income, profits or property; and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its property or the property of any of its Subsidiaries; provided, however, that neither the Company nor any Guarantor will be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith.

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paid or discharged any tax, assessment, charge or claim whose amount or applicability is being contested in good faith.

SEC Reports; Provision of Financial Information

Section 704 of Life Storage Base Indenture

The Issuer shall file with the Trustee, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act.

Unless otherwise provided with respect to the Securities of any series, whether or not the Issuer is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, so long as any Securities are outstanding, the Issuer will furnish to the Trustee (a) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuer was required to file such reports and (b) all current reports that would be required to be filed with the Commission Form 8-K if the Issuer was required to file such reports, in each case within 15 days after the Issuer files such reports with the Commission or would be required to file such reports with the Commission if subject to Section 13 or 15(d) of the Exchange Act pursuant to the applicable rules and regulations of the Commission, whichever is earlier.

Reports, information and documents filed with the Commission via the EDGAR system will be deemed to be delivered to the Trustee as of the time of such filing via EDGAR for purposes of this covenant; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained

Section 6.5 of EXR Indenture

(a) For as long as the Notes are outstanding, the Parent will file with the Trustee, within 15 days after the Parent is required to file the same with the SEC, copies of the annual and quarterly reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that the Parent may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Parent is not required to file information, documents or reports with the SEC pursuant to either Section 13 or Section 15(d) of the Exchange Act, the Parent will file with the Trustee and the SEC, in accordance with any other rules and regulations that may be prescribed from time to time by the SEC, such annual and quarterly reports and supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time by the SEC in such rules and regulations.

(b) In addition to clause (a) above, for as long as the Notes are outstanding, if at any time the Parent is not subject to Section 13 or Section 15(d) of the Exchange Act and the Parent is not providing annual and quarterly reports and supplementary and periodic information, documents and reports to the SEC and the Trustee pursuant to the previous paragraph, the Parent will, at its option, either (i) post on a publicly available website or (ii) post on IntraLinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgement (a “Confidential Datasite”), within 15 days of the filing date that would be applicable to a

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therein, including its compliance with any of its covenants relating to the notes (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate). The Trustee shall have no liability or responsibility for the timing, filing or content of any report required hereunder (other than any report required under Section 703 hereunder).

non-accelerated filer at that time pursuant to applicable SEC rules and regulations, the quarterly and audited annual financial statements and accompanying disclosure described in Item 303 of Regulation S-K (“management’s discussion and analysis of financial condition and results of operations”) that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, required to be filed with the SEC if the Parent were subject to Section 13(a) or Section 15(d) of the Exchange Act. If the Parent elects to furnish such reports via a Confidential Datasite, access to such Confidential Datasite will be provided promptly upon request to Holders and beneficial owners of, and bona fide potential investors in, the Notes as well as securities analysts and market makers and no such request for access to such Confidential Datasite will be unreasonably denied.

(c) Reports and other documents filed by the Parent with the SEC and publicly available via the EDGAR system, a publicly available website or a Confidential Datasite will be deemed to be delivered to the Trustee as of the time such filing is publicly available via EDGAR, such publicly available website or such Confidential Datasite for purposes of this Section 6.5. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including its compliance with any of its covenants under the Indenture relating to the Notes (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee shall not be obligated to monitor or confirm on a continuing basis or otherwise our compliance with the covenants or with respect to any reports or other documents filed with the SEC under the indenture. In addition, if the Company becomes an SEC

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filer, the reports of the Company will be deemed to satisfy this Section 6.5.

(d) In the event that any direct or indirect parent company of the Parent becomes a guarantor of the Notes, the Parent may satisfy its obligations under this Section 6.5 to provide financial information of the Parent by furnishing the equivalent financial information relating to such parent; provided that such equivalent financial information is accompanied by consolidating financial information that explains in reasonable detail the differences between the information for such parent, on the one hand, and the information for the Parent and its consolidated subsidiaries, on the other hand.

Maintenance of Properties

Section 1006 of Life Storage Base Indenture

Each of the Issuer and the Guarantors shall cause all of their respective material properties used or useful in the conduct of their businesses or the business of any of their respective Subsidiaries to be maintained and kept in good condition, repair and working order, and supplied with all necessary equipment and cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in the judgment of the Issuer or the applicable Guarantor may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, notwithstanding anything in this Section 1006 to the contrary, that, subject to Article Eight hereof, the Issuer, the Guarantors and their respective Subsidiaries may sell or otherwise dispose of any of their properties consistent with the terms of this Indenture.

Section 6.6 of EXR Indenture

The Company will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in the judgment of the Company may be necessary in order for the Company to at all times properly and advantageously conduct its business carried on in connection with such properties; provided that the Company and its Subsidiaries shall be permitted to sell or transfer properties in the ordinary course of business.

Insurance

Section 1011 of Life Storage Base Indenture

The Issuer will, and will cause each of its Subsidiaries to, keep in force upon all of its and each of its Subsidiaries’ properties and operations insurance policies carried with responsible companies in such amounts and

Section 6.7 of EXR Indenture

The Company will, and will cause each of its Subsidiaries to, keep in force upon all of its and each of its Subsidiaries’ properties and operations insurance policies carried with responsible companies in such amounts and covering all such risks as is

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	covering all such risks as is customary in the industry in which the Issuer and its Subsidiaries do business in accordance with prevailing market conditions and availability.	customary in the industry in which the Company and its Subsidiaries do business in accordance with prevailing market conditions and availability.

Waiver of Certain Covenants

Section 1008 of Life Storage Base Indenture

The Issuer and the Guarantors may omit in any particular instance to comply with any covenant or condition set forth in Sections 1004 to 1007, inclusive, if before or after the time for such compliance the Holders of more than 50% in principal amount of the Outstanding Securities of each series of Securities affected by the omission shall, in each case by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Issuer and the Guarantors and the duties of the Trustee for the Securities of each series with respect to any such covenant or condition shall remain in full force and effect.

Section 6.13 of EXR Indenture,

The Holders of not less than a majority in principal amount of the outstanding Securities of any Series may on behalf of the Holders of all the Securities of such Series, by written notice to the Trustee and the Company, waive any past Default hereunder with respect to such Series and its consequences, except a Default in the payment of the principal of or interest on any Security of such Series (provided, however, that the Holders of a majority in principal amount of the outstanding Securities of any Series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

THE PROPOSED AMENDMENTS

We are soliciting the consent of the holders of Life Storage Notes to eliminate (1) substantially all of the restrictive covenants in the Life Storage Indenture and (2) any of Life Storage’s reporting obligations under the Life Storage Notes other than those required by applicable law. If the proposed amendments described below are adopted with respect to all series of Life Storage Notes, the proposed amendments, applicable to the appropriate series of Life Storage Notes, will apply to all Life Storage Notes of that series not acquired in the applicable exchange offer. Thereafter, all such Life Storage Notes will be governed by the Life Storage Indenture as amended by the proposed amendments, applicable to the appropriate series of Life Storage Notes, which will have materially less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the Life Storage Indenture or those applicable to the EXR Notes. In particular, holders of the Life Storage Notes under the amended Life Storage Indenture will no longer receive annual, quarterly and other reports from Life Storage, and will no longer be entitled to the benefits of various covenants and certain other provisions in the Life Storage Indenture. See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Life Storage Indenture will afford reduced protection to remaining holders of Life Storage Notes.”

The descriptions below of the provisions of the Life Storage Indenture to be eliminated or modified do not purport to be complete and are qualified in their entirety by reference to the Life Storage Indenture and the form of supplemental indenture to the Life Storage Indenture that contains the proposed amendments. A copy of the form of supplemental indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.

The proposed amendments constitute a single proposal with respect to the applicable series of Life Storage Notes, and a consenting holder must consent to the proposed amendments to such series of Life Storage Notes in their entirety and may not consent selectively with respect to certain of the proposed amendments.

Pursuant to the Life Storage Indenture, the proposed amendments require the consent of the holders of not less than a majority in aggregate principal amount of each series of the outstanding Life Storage Notes, each series voting as a separate class, affected by the supplemental indenture. Any Life Storage Notes held by Life Storage or any person directly or indirectly controlling or controlled or under direct or indirect common control with Life Storage are not considered to be “outstanding” for this purpose.

As of the date of this prospectus, the aggregate principal amount outstanding with respect to each series of Life Storage Notes is:

Series of Life Storage Notes	Principal Amount Outstanding
3.500% Senior Notes due 2026	$600,000,000
3.875% Senior Notes due 2027	$450,000,000
4.000% Senior Notes due 2029	$350,000,000
2.200% Senior Notes due 2030	$400,000,000
2.400% Senior Notes due 2031	$600,000,000

$2,400,000,000

The valid tender of a holder’s Life Storage Notes will constitute the consent of the tendering holder to the proposed amendments to such series of Life Storage Notes in their entirety.

If the Requisite Consents with respect to all series of Life Storage Notes under the Life Storage Indenture have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, all of the sections or provisions listed below under the Life Storage Indenture for that series of Life Storage Notes will be deleted (or modified as indicated).

•

Clauses (4) and (5) of Section 501 (“Events of Default”), Section 704 (“Reports by Issuer and the Parent Guarantor”), Article Eight (“Consolidation, Merger, Conveyance or Transfer”), Section 1005 (“Existence”), Section 1006 (“Maintenance of Properties”), Section 1007 (“Payment of Taxes and Other Claims”) and Section 1011 (“Insurance”) of the Life Storage Base Indenture;

•

Sections 3.1 (“Limitation on Total Outstanding Debt”), 3.2 (“Secured Debt Test”), 3.3 (“Debt Service Test”), and 3.4 (“Maintenance of Total Unencumbered Assets”) of the Life Storage First Supplemental Indenture;

•

Sections 3.1 (“Limitation on Total Outstanding Debt”), 3.2 (“Secured Debt Test”), 3.3 (“Debt Service Test”), and 3.4 (“Maintenance of Total Unencumbered Assets”) of the Life Storage Second Supplemental Indenture;

•

Sections 3.1 (“Limitation on Total Outstanding Debt”), 3.2 (“Secured Debt Test”), 3.3 (“Debt Service Test”), and 3.4 (“Maintenance of Total Unencumbered Assets”) of the Life Storage Third Supplemental Indenture;

•

Sections 3.1 (“Limitation on Total Outstanding Debt”), 3.2 (“Secured Debt Test”), 3.3 (“Debt Service Test”), and 3.4 (“Maintenance of Total Unencumbered Assets”) of the Life Storage Fourth Supplemental Indenture; and

•

Sections 3.1 (“Limitation on Total Outstanding Debt”), 3.2 (“Secured Debt Test”), 3.3 (“Debt Service Test”), and 3.4 (“Maintenance of Total Unencumbered Assets”) of the Life Storage Fifth Supplemental Indenture.

Conforming Changes, etc. The proposed amendments would amend the Life Storage Indenture to make certain conforming or other changes to the Life Storage Indenture, including modification or deletion of certain definitions and cross-references.

By consenting to the proposed amendments to the Life Storage Indenture, you will be deemed to have waived any default, event of default or other consequence under such indenture for failure to comply with the terms of the provisions identified above (whether before or after the date of the supplemental indenture effecting the amendments described above).

Effectiveness of Proposed Amendments

Assuming we have received the Requisite Consents with respect to the Life Storage Notes prior to the Expiration Date, the proposed amendments to the Life Storage Indenture will become effective on the Settlement Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable.

DESCRIPTION OF NEW EXR NOTES

This description of the notes summarizes key terms and provisions of the EXR Notes and the EXR Indenture referred to below. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the EXR Notes and the EXR Indenture. We urge you to read those documents in their entirety because they, and not this description nor the “Description of Base Securities,” define your rights as a holder of EXR Notes. You may request a copy of those documents from us as described in “Where You Can Find More Information.” The information in this section supplements and, to the extent inconsistent therewith, replaces the information in “Description of Base Securities.”

Capitalized terms used but not otherwise defined herein have the meanings given to them in the EXR Notes or the EXR Indenture, as applicable. As used in this “Description of New EXR Notes,” (i) references to the “operating partnership,” “we,” “our” or “us” refer solely to Extra Space Storage LP and not to any of its subsidiaries, (ii) references to the “Company” refer solely to Extra Space Storage Inc. and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires, (iii) references to “notes” refer to the EXR Notes, or each series of EXR Notes, as the context otherwise requires, and (iv) references to the “guarantors” refer, collectively, to the Company, ESS Holdings Business Trust I and ESS Holdings Business Trust II. Unless the context otherwise requires, references to “interest” include additional interest, as described below and references to “dollars” mean U.S. dollars. Certain capitalized terms used in this section have the meaning set forth below in “—Definitions.”

General

The EXR Notes will be issued pursuant to a base indenture, dated as of May 11, 2021, among the operating partnership, the guarantors, and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), a national banking association, as trustee, as supplemented by a sixth, seventh, eighth, ninth and tenth supplemental indenture to be entered into in connection with the exchange offers. We refer to the indenture, as supplemented by each such supplemental indenture, as the “indenture.”

The terms of the notes include those provisions contained in the notes and the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the trust indenture act. The notes are subject to all such terms, and holders of notes are referred to the notes, the indenture and the trust indenture act for a statement thereof.

Each series of notes will be issued only in fully registered, book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, except under limited circumstances. The principal of, and premium, if any, and interest on, the notes will be payable in U.S. dollars. The registered holder of a note will be treated as its owner for all purposes.

If any interest payment date, stated maturity date or redemption date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term “business day” means any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York or the place of payment are authorized or obligated by law or executive order to close.

The notes will be fully and unconditionally guaranteed by the guarantors on a senior unsecured basis. See “—Guarantees” below.

The terms of the notes provide that the operating partnership is permitted to reduce interest payments and payments upon a redemption of notes otherwise payable to a holder for any amounts the operating partnership is required to withhold by law. For example, non-United States holders of the notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes. The operating partnership will set-off any such withholding tax that the operating partnership is required to pay against payments of interest payable on the notes and payments upon a redemption of notes.

Ranking

The notes will be the operating partnership’s senior unsecured obligations and will rank equally in right of payment with all of the operating partnership’s other existing and future senior unsecured indebtedness. The notes will be effectively subordinated in right of payment to:

•	all of the operating partnership’s existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness);

•

all existing and future indebtedness and other liabilities, whether secured or unsecured, of the operating partnership’s subsidiaries (including, after the consummation of the Mergers, LSI, Life Storage OP and the Life Storage Notes that are not validly tendered in the Exchange Offer (to the extent LSI and Life Storage OP do not provide a guarantee of the EXR Notes)) and of any entity the operating partnership accounts for using the equity method of accounting; and

•

all existing and future preferred equity not owned by the operating partnership, if any, in the operating partnership’s subsidiaries and in any entity the operating partnership accounts for using the equity method of accounting.

As of March 31, 2023, none of the subsidiaries of Extra Space OP guaranteed our borrowings under our Existing Credit Agreements or our EXR Private Placement Notes. However, under the EXR Private Placement Notes, if any of our subsidiaries (including, after the consummation of the Mergers, LSI, Life Storage OP and their subsidiaries) guarantees or otherwise becomes obligated with respect to certain unsecured indebtedness in an amount greater than or equal to $100.0 million, or, after giving effect to the Financing Transactions, $200.0 million (subject to certain exceptions), then such subsidiaries will be required to guarantee the EXR Private Placement Notes on a senior unsecured basis. Additionally, under the Existing Credit Agreements, or after giving effect to the Financing Transactions, the Senior Credit Agreements, each subsidiary of EXR Parent that is a borrower or a guarantor of, or otherwise has a payment obligation in respect of, certain unsecured indebtedness will be required to guarantee borrowings under the Existing Credit Agreements or the Senior Credit Agreements, as applicable, on a senior unsecured basis; provided that, after giving effect to the Financing Transactions, with respect to any Continuing LSI Indebtedness, (A) if such Continuing LSI Indebtedness shall be in an aggregate principal amount greater than or equal to $200.0 million, any applicable subsidiary shall guarantee borrowings under the Senior Credit Agreements on the earlier of (I) the 60th day following the date any such subsidiary shall guarantee the obligations under the EXR Private Placement Notes and (II) the date otherwise required pursuant to the Senior Credit Agreements, and (B) if such Continuing LSI Indebtedness shall be less than $200.0 million, no guarantee of the borrowing under the Senior Credit Agreements shall be required unless any such subsidiary shall guarantee any EXR Private Placement Notes.

This means that following consummation of the Financing Transactions, (a) concurrently with the closing of the Mergers, and so long as $100.0 million, or, after giving effect to the Financing Transactions, $200.0 million or more of the Life Storage Notes or the Life Storage Private Placement Notes remain outstanding (which we expect to be the case while the Life Storage Private Placement Notes remain outstanding), both LSI and Life Storage OP, which will be our subsidiaries following the Mergers, will be required to guarantee the EXR Private Placement Notes and (b) both LSI and Life Storage OP will be required to guarantee borrowings under the Senior Credit Agreements on the earlier of (I) the 60th day following the date they guarantee the obligations under the EXR Private Placement Notes and (II) the date otherwise required pursuant to the Senior Credit Agreements, unless less than $200.0 million of Life Storage Notes and Life Storage Private Placement Notes remains outstanding on such date. To the extent and for so long as LSI or Life Storage OP provide a guarantee of borrowings under the Credit Agreement, to the extent permitted by applicable law, LSI and Life Storage OP will substantially concurrently also provide a senior unsecured guarantee under the EXR Notes and expect to provide a senior unsecured guarantee under the EXR Existing Public Notes (which guarantee shall be unconditionally released and discharged automatically if LSI and Life Storage OP are no longer required to guarantee borrowings under the Credit Agreement). In the event that such subsidiary guarantees are provided, each of LSI and Life Storage OP will enter into a supplemental indenture evidencing its subsidiary guarantee. For so long as any such guarantees remain in place, the EXR Notes will rank equally in right of payment with the Senior Credit Agreements, the EXR Private Placement Notes and the EXR Existing Public Notes. To the extent LSI and Life Storage OP do not provide a guarantee of the EXR Private Placement Notes, the Senior Credit Agreements, the EXR Existing Public Notes and the EXR Notes, holders of the EXR Notes will be effectively subordinated in right of payment (to the extent of the assets of LSI and Life Storage OP) to the holders of any Life Storage Notes that remain outstanding after the Mergers.

As of March 31, 2023, on an as-adjusted basis after giving effect to the Mergers, the Financing Transactions and completion of the Exchange Offers (assuming all of the outstanding Life Storage Notes are validly tendered prior to the Early Consent Date and not validly withdrawn, and are exchanged for corresponding EXR Notes), Extra Space OP would have had, in addition to trade payables and other liabilities, approximately $1.3 billion of secured notes outstanding and approximately $5.7 billion of unsecured notes outstanding. In addition, on an as-adjusted basis after giving effect to the Mergers, the Financing Transactions and completion of the Exchange Offers (assuming all of the outstanding Life Storage Notes are validly tendered prior to the Early Consent Date and not validly withdrawn, and are exchanged for corresponding EXR Notes), Extra Space OP would have had senior unsecured term loans in the amount of approximately $3.3 billion, a secured line of credit with a capacity of up to approximately $140.0 million, of which approximately $24.5 million would have been drawn, and a senior unsecured line of credit with a capacity of up to approximately $2.0 billion, of which approximately $521.5 million would have been drawn as of March 31, 2023.

Moreover, if the Mergers are consummated on the terms currently contemplated, all of Life Storage’s then outstanding indebtedness and other liabilities (other than any indebtedness and other liabilities prepaid in connection with the Mergers) will become indebtedness and liabilities of ours, which will significantly increase our total secured and unsecured indebtedness and, because Life Storage OP and LSI will each become a subsidiary of ours as a result of the Merger, the total indebtedness and other liabilities of our subsidiaries (which will include Life Storage OP and LSI).

See “—Guarantees” below for a description of the ranking of the guarantees.

Except as described under “—Certain covenants” and “—Merger, consolidation or sale,” the indenture will not prohibit the operating partnership, the Company, any other guarantor or any of their respective subsidiaries from incurring secured or unsecured indebtedness or issuing preferred equity in the future and, although the indenture will contain covenants that will limit the ability of the operating partnership and its subsidiaries to incur secured and unsecured indebtedness, those covenants are subject to significant exceptions, and in any event the operating partnership and its subsidiaries may be able, without taking advantage of any such exceptions, to incur substantial amounts of additional secured and unsecured indebtedness without violating those covenants. For additional information, see “Risk Factors—Risks Related to the EXR Notes—The effective subordination of the EXR Notes may limit our ability to satisfy our obligations under the EXR Notes.”

Additional notes

The operating partnership may, without the consent of holders of the notes of any series, increase the principal amount of the notes of any series by issuing additional notes in the future on the same terms and conditions (except for any difference in the issue date, public offering price and, if applicable, the date from which interest thereon will begin to accrue and the initial interest payment date). Any such additional notes of a series will have the same CUSIP number as the notes of such series offered hereby so long as such additional notes are fungible for U.S. federal income tax and securities law purposes with the notes of such series offered hereby. The notes offered by this prospectus and any additional notes of a series would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the indenture.

Interest

Interest on the New 2026 Notes will accrue at the rate of 3.500% per year from and including July 1, 2023 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in arrears on January 1 and July 1 of each year, beginning January 1, 2024. Except as described below under “—The operating partnership’s redemption rights,” the interest so payable will be paid to each holder in whose name a note is registered at the close of business on December 15 or June 15 (whether or not a business day) immediately preceding the applicable interest payment date.

Interest on the New 2027 Notes will accrue at the rate of 3.875% per year from and including June 15, 2023 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2023. Except as described below under “—The operating partnership’s redemption rights,” the interest so payable will be paid to each holder in whose name a note is registered at the close of business on June 1 or December 1 (whether or not a business day) immediately preceding the applicable interest payment date.

Interest on the New 2029 Notes will accrue at the rate of 4.000% per year from and including June 15, 2023 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2023. Except as described below under “—The operating partnership’s redemption rights,” the interest so payable will be paid to each holder in whose name a note is registered at the close of business on June 1 or December 1 (whether or not a business day) immediately preceding the applicable interest payment date.

Interest on the New 2030 Notes will accrue at the rate of 2.200% per year from and including April 15, 2023 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2023. Except as described below under “—The operating partnership’s redemption rights,” the interest so payable will be paid to each holder in whose name a note is registered at the close of business on April 1 or October 1 (whether or not a business day) immediately preceding the applicable interest payment date.

Interest on the New 2031 Notes will accrue at the rate of 2.400% per year from and including April 15, 2023 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2023. Except as described below under “—The operating partnership’s redemption rights,” the interest so payable will be paid to each holder in whose name a note is registered at the close of business on April 1 or October 1 (whether or not a business day) immediately preceding the applicable interest payment date.

Interest on each series of notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date or maturity or redemption date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable from and after such interest payment date or maturity or redemption date, as the case may be, to such next business day.

Maturity

The New 2026 Notes will mature on July 1, 2026, the New 2027 Notes will mature on December 15, 2027, the New 2029 Notes will mature on June 15, 2029, the New 2030 Notes will mature on October 15, 2030, and the New 2031 Notes will mature on October 15, 2031. Each series of EXR Notes will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless earlier redeemed by us at our option as described under “—The operating partnership’s redemption rights” below. The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

The operating partnership’s redemption rights

Prior to the applicable par call date set forth below (the “Par Call Date”), the operating partnership may redeem the notes of any series at its option, in whole or in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes of such series matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the number of basis points set forth below applicable to such series of EXR Notes less (b) interest accrued to but excluding the date of redemption; and

•	100% of the principal amount of the notes of such series being redeemed;

plus, in either case, accrued and unpaid interest thereon to the redemption date.

Set forth below for each series of EXR Notes is the Par Call Date applicable to such series of EXR Notes and the number of basis points to be added to the to the Treasury Rate for purposes of computing the amount set forth in clause (a) of the first paragraph under this caption “—The operating partnership’s redemption rights” with respect to any redemption date for such series of EXR Notes prior to the applicable Par Call Date:

EXR Note	Par Call Date	Number of Basis Points
New 2026 Notes	April 1, 2026	30
New 2027 Notes	September 15, 2027	25
New 2029 Notes	March 15, 2029	25
New 2030 Notes	July 15, 2030	25
New 2031 Notes	July 15, 2031	15

On or after the applicable Par Call Date, the operating partnership may redeem any series of notes, in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the notes of such series being redeemed plus accrued and unpaid interest thereon to the redemption date.

Notwithstanding the foregoing, if the redemption date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, if any (plus additional interest, if applicable), on such interest payment date to the holder of record at the close of business on the corresponding record date (instead of the holder surrendering its notes for redemption).

As used herein:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the operating partnership in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the operating partnership after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the operating partnership shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the operating partnership shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the operating partnership shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the operating partnership shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless the operating partnership defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes of a series or portions thereof called for redemption.

In the event of any redemption of notes of a series, the operating partnership will not be required with respect to such series to:

•

issue or register the transfer or exchange of any note during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the notes selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

The transferor shall also provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

If the paying agent holds funds sufficient to pay the redemption price of the notes of a series on the redemption date, then on and after such date:

•	such notes will cease to be outstanding;

•	interest on such notes will cease to accrue; and

•	all rights of holders of such notes will terminate except the right to receive the redemption price.

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

The operating partnership will not redeem the notes of a series on any date if the principal amount of the notes of such series has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date.

Certain covenants

Limitation on total outstanding debt. The operating partnership will not, and will not permit any Subsidiary to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the operating partnership’s and its Subsidiaries’ outstanding Debt is greater than 60% of the sum of the following (without duplication): (1) the operating partnership’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter covered in the Company’s annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be, and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the operating partnership or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt and any substantially concurrent offering of other securities.

Limitation on secured debt. The operating partnership will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of its or any of its Subsidiaries’ property or assets, whether owned on the date of the indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the operating partnership and its Subsidiaries’ outstanding Debt which is secured by a Lien on any of its or its Subsidiaries’ property or assets is greater than 40% of the sum of (without duplication): (1) the operating partnership’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter covered in the Company’s annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be; and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the operating partnership or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt and any substantially concurrent offering of other securities.

Debt service test. The operating partnership will not, and will not permit any of its Subsidiaries to, incur any Debt (including without limitation Acquired Debt) if the ratio of the operating partnership’s and its Subsidiaries’

EBITDA to the operating partnership’s and its Subsidiaries’ Interest Expense for the period consisting of the four consecutive fiscal quarters ending with the latest quarter covered in the Company’s annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be, most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt, and calculated on the following assumptions: (1) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the operating partnership or any of its Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period; (2) the repayment or retirement of any other Debt of the operating partnership or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and (3) in the case of any acquisition or disposition by the operating partnership or any of its Subsidiaries of any asset or group of assets with a fair market value (as determined by the Company in its reasonable discretion) in excess of $1.0 million since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the calculation described above or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Interest Expense, the interest rate on such Debt will be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire four quarter period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period.

Maintenance of total unencumbered assets. The operating partnership will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of its and its Subsidiaries’ outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP.

Existence. Except as permitted by the covenant described under “—Merger, consolidation or sale,” the operating partnership will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises, and each guarantor will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises. However, neither the operating partnership nor any guarantor will be required to preserve any right or franchise if the Company’s board of directors (or any duly authorized committee of that board of directors), as the case may be, determines that the preservation of the right or franchise is no longer desirable in the conduct of our or such guarantor’s business, as the case may be.

Maintenance of properties. The operating partnership will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in the judgment of the operating partnership may be necessary in order for the operating partnership to at all times properly and advantageously conduct its business carried on in connection with such properties; provided that the operating partnership and its Subsidiaries shall be permitted to sell or transfer properties in the ordinary course of business.

Insurance. The operating partnership will, and will cause each of its Subsidiaries to, keep in force upon all of its and each of its Subsidiaries’ properties and operations insurance policies carried with responsible companies in such amounts and covering all such risks as is customary in the industry in which the operating partnership and its Subsidiaries do business in accordance with prevailing market conditions and availability.

Payment of taxes and other claims. The operating partnership and each guarantor will each pay or discharge or cause to be paid or discharged before it becomes delinquent:

•	all taxes, assessments and governmental charges levied or imposed on it or any of its Subsidiaries or on its or any such Subsidiary’s income, profits or property; and

•	all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its property or the property of any of its Subsidiaries.

However, neither the operating partnership nor any guarantor will be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith.

Provision of financial information. For as long as the notes of any series are outstanding, the Company will file with the trustee, within 15 days after the Company is required to file the same with the SEC, copies of the annual and quarterly reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports with the SEC pursuant to either Section 13 or Section 15(d) of the Exchange Act, the Company will file with the trustee and the SEC, in accordance with any other rules and regulations that may be prescribed from time to time by the SEC, such annual and quarterly reports and supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time by the SEC in such rules and regulations.

In addition to the previous paragraph, for as long as the notes of any series are outstanding, if at any time the Company is not subject to Section 13 or Section 15(d) of the Exchange Act and the Company is not providing annual and quarterly reports and supplementary and periodic information, documents and reports to the SEC and the trustee pursuant to the previous paragraph, the Company will, at its option, either (i) post on a publicly available website or (ii) post on IntraLinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgement (a “Confidential Datasite”), within 15 days of the filing date that would be applicable to a non-accelerated filer at that time pursuant to applicable SEC rules and regulations, the quarterly and audited annual financial statements and accompanying disclosure described in Item 303 of Regulation S-K (“management’s discussion and analysis of financial condition and results of operations”) that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, required to be filed with the SEC if the Company were subject to Section 13(a) or Section 15(d) of the Exchange Act. If the Company elects to furnish such reports via a Confidential Datasite, access to such Confidential Datasite will be provided promptly upon request to holders and beneficial owners of, and bona fide potential investors in, the notes as well as securities analysts and market makers and no such request for access to such Confidential Datasite will be unreasonably denied.

Reports and other documents filed by the Company with the SEC and publicly available via the EDGAR system, a publicly available website or a Confidential Datasite will be deemed to be delivered to the trustee as of the time such filing is publicly available via EDGAR, such publicly available website or such Confidential Datasite for purposes of this covenant. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including its compliance with any of its covenants under the indenture or relating to the notes (as to which the trustee is entitled to certificates). The trustee shall not be obligated to monitor or confirm on a continuing basis or otherwise our compliance with the covenants or with respect to any reports or other documents filed with the SEC under the indenture. In addition, if the operating partnership becomes an SEC filer, the reports of the operating partnership will be deemed to satisfy the forgoing covenant.

In the event that any direct or indirect parent company of the Company becomes a guarantor of any series of notes, the Company may satisfy its obligations under this covenant to provide financial information of the Company by furnishing the equivalent financial information relating to such parent; provided that such equivalent financial information is accompanied by consolidating financial information that explains in reasonable detail the differences between the information for such parent, on the one hand, and the information for Company and its consolidated subsidiaries, on the other hand.

General. For purposes of the covenants described under this caption “ —Certain covenants,” Debt will be deemed to be incurred by the operating partnership or any of its Subsidiaries whenever the operating partnership or such Subsidiary shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof. The covenants described under this caption “ —Certain covenants” shall, insofar as they relate to the notes, be subject to covenant defeasance as described in “Description of Base Securities—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances—Defeasance of Certain Covenants,” provided that, notwithstanding the foregoing, the covenant of the operating partnership and the guarantors to do or cause to be done all things necessary to preserve and keep in full force and effect their respective existence (except as permitted by the provisions described under “—Merger, consolidation or sale”) and the provisions described above under “—Provision of financial information” shall not be subject to covenant defeasance. In addition, the operating partnership and the guarantors may omit in any particular instance to comply, insofar as relates to the notes of a series, with any covenant described under this caption “—Certain covenants” if the holders of at least a majority in principal amount of the outstanding notes of such series waive such compliance.

Guarantees

Each of the guarantors will fully and unconditionally guarantee, on a joint and several basis, the operating partnership’s obligations under the indenture and the notes of each series, including the due and punctual payment of principal of and interest on the notes of each series, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. Under the terms of the guarantors’ guarantee, holders of the notes of each series will not be required to exercise their remedies against the operating partnership before they proceed directly against any guarantor. Each guarantor’s obligations under the guarantee of the notes of each series will be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the guarantee of such guarantor constituting a fraudulent transfer or conveyance. See “Risk factors—Federal and state laws allow courts, under specific circumstances, to void guarantees and require holders of guaranteed debt to return payments received from guarantors.”

The guarantee of the notes of each series will be a senior unsecured obligation of each guarantor and will rank equally in right of payment with all other existing and future senior unsecured indebtedness and senior unsecured guarantees of such guarantor. Each guarantor’s guarantee of the notes will be effectively subordinated in right of payment to:

•	all existing and future secured indebtedness and secured guarantees of such guarantor (to the extent of the value of the collateral securing such indebtedness and guarantees);

•

all existing and future indebtedness and other liabilities, whether secured or unsecured, of such guarantor’s subsidiaries (including the operating partnership and, after the consummation of the Mergers, LSI, Life Storage OP and the Life Storage Notes that are not validly tendered in the Exchange Offer (to the extent LSI and Life Storage OP do not provide a guarantee of the EXR Notes)) and of any entity such guarantor accounts for using the equity method of accounting; and

•

all existing and future preferred equity not owned by such guarantor in such guarantor’s subsidiaries (including the operating partnership) and in any entity such guarantor accounts for using the equity method of accounting.

The covenants in the indenture that will limit the ability of the operating partnership and its subsidiaries to incur indebtedness will not apply to the Company or the other guarantors.

The guarantors have no material operations separate from the operation of the operating partnership and no material assets, other than their respective investments, directly or indirectly, in the operating partnership. Accordingly, if the operating partnership fails to make a payment on the notes when due, there can be no assurance that the guarantors would have funds to pay that amount pursuant to their guarantees. See “Risk factors—EXR Parent and the other Guarantors have no significant operations, other than as Extra Space OP’s indirect general partner (in the case of EXR Parent), direct-general partner (in the case of Trust I) and limited partner (in the case of Trust II), and no material assets, other than their respective investments, directly or indirectly, in Extra Space OP.”

For additional information, see “Risk Factors—The effective subordination of the EXR Notes may limit our ability to satisfy our obligations under the EXR Notes.”

Certain Subsidiary Guarantees

To the extent and for so long as LSI or Life Storage OP provide a guarantee of borrowings under the Credit Agreement, to the extent permitted by applicable law, LSI and Life Storage OP will substantially concurrently also provide a Subsidiary Guarantee under the notes of each series (which Subsidiary Guarantee shall be unconditionally released and discharged automatically if LSI and Life Storage OP are no longer required to guarantee borrowings under the Credit Agreement). In the event that such Subsidiary Guarantees are provided, each of LSI and Life Storage OP will enter into a supplemental indenture evidencing its Subsidiary Guarantee.

Merger, consolidation or sale

The operating partnership and each of the guarantors may consolidate with, or sell, lease or convey all or substantially all of our or its assets to, or merge with or into, any other entity, provided that the following conditions are met:

•

the operating partnership or such guarantor, as the case may be, shall be the continuing entity, or the successor entity (if other than the operating partnership or such guarantor, as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be domiciled in the United States, any state thereof or the District of Columbia and, in the case of the operating partnership, shall expressly assume by supplemental indenture payment of the principal of and interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions in the indenture or, in the case of such guarantor, shall expressly assume by supplemental indenture the payment of all amounts due under such guarantor’s guarantee of the notes and the due and punctual performance and observance of all of the covenants and conditions of such guarantor in the indenture;

•

immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering these conditions shall be delivered to the trustee.

In the event of any transaction described in and complying with the conditions listed in this “—Merger, consolidation or sale,” in which the operating partnership and/or any guarantor are not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of the operating partnership and/or such guarantor, and the operating partnership and/or such guarantor shall be discharged from its or their obligations under the notes and the indenture.

Events of default

The following events are “Events of Default” with respect to any series of the notes:

•	default for 30 days in the payment of any installment of interest under a series of notes;

•

default in the payment of the principal amount or redemption price due with respect to a series of notes, when the same becomes due and payable; provided, however, that a valid extension of the maturity of such series of notes in accordance with the terms of the indenture shall not constitute a default in the payment of principal;

•

failure by us or any of the guarantors to comply with any of our or such guarantor’s respective other agreements in a series of notes or the indenture with respect to such series of notes upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes of such series then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•

failure to pay any Debt (other than Non-Recourse Debt) for monies borrowed by the operating partnership, any guarantor or any of their respective Significant Subsidiaries in an outstanding principal amount in excess of $100.0 million at final maturity or upon acceleration after the expiration of any applicable grace period, which Debt (other than Non-Recourse Debt) is, or has become, the primary obligation of the operating partnership or such guarantor and is not discharged, or such default in payment or acceleration is not cured or rescinded, within 60 days after written notice to the operating partnership from the trustee (or to the operating partnership and the trustee from holders of at least twenty five percent (25%) in principal amount of the outstanding notes of such series); or

•

certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us, the Company, any other guarantor or any of their respective Significant Subsidiaries or all or substantially all of their respective property.

If an Event of Default under the indenture with respect to a series of notes occurs and is continuing (other than an Event of Default specified in the last bullet above with respect to us, which shall result in an automatic acceleration), then in every case the trustee or the holders of not less than 25% in principal amount of the outstanding notes of such series may declare the principal amount of all of the notes of such series to be due and payable immediately by written notice thereof to us and the Company (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of outstanding notes of such series may waive all defaults or Events of Default and rescind and annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof) or interest on the notes of such series have been cured or waived as provided in the indenture.

The holders of not less than a majority in principal amount of the outstanding notes of a series may waive any past default with respect to the notes of such series and its consequences, except a default:

•

in the payment of the principal of, or the premium, if any, or interest on the notes of such series, unless such default has been cured and we, the Company or any other guarantor shall have deposited with the trustee all required payments of the principal of and interest on the notes of such series; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

The trustee will be required to give notice to the holders of the notes of a series of a default under the indenture unless the default has been cured or waived within 90 days; provided, however, that the trustee may withhold notice to the holders of the notes of a series of any default with respect to such notes (except a default in the payment of the principal of or interest on such notes) if the trustee considers the withholding to be in the interest of the holders.

No holder of the notes of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding notes of such series, as well as an offer of indemnity or security satisfactory to the trustee. This provision will not prevent, however, any holder of the notes of such series from instituting suit for the enforcement of payment of the principal of and interest on the notes of such series at the respective due dates thereof.

The trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes of any series then outstanding under the indenture, unless the holders shall have offered, and, if requested, provided to the trustee security or indemnity satisfactory to the trustee. The holders of not less than a majority in principal amount of the outstanding notes of a series (or of all notes of a series then outstanding under the indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. The indenture provides that, if an event of default occurs and is continuing, the trustee will exercise its rights and powers under the indenture, and use the same degree of care and skill in exercising the same, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs and, to be indemnified by the holders of notes against any loss, costs liability, claim, or expense before proceeding to exercise any right or power under the indenture at the written request of such holders. The rights of holders of the notes to pursue remedies with respect to the indenture and the notes are subject to a number of additional requirements set forth in the indenture.

Within 120 days after the close of each fiscal year of the Company, the operating partnership and the Company must deliver a certificate of an officer certifying to the trustee whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

Defeasance, satisfaction and discharge of the notes

The notes will be subject to the defeasance and satisfaction and discharge provisions under the captions “Description of Base Securities—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” and “Description of Base Securities—Satisfaction and Discharge.”

Modification, waiver and meetings

Modifications and amendments of the indenture with respect to the notes of any series will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding notes of such series; provided, however, that no modification or amendment may, without the consent of each holder affected:

•	reduce the amount of the notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on the notes;

•	reduce the principal of, or premium, if any, on, or change the fixed maturity of, the notes;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, or premium, if any, or interest on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or premium, if any, or interest on, the notes payable in currency other than that stated in the notes;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of the notes to receive payment of the principal of, or premium, if any, and interest on, the notes and to institute suit for the enforcement of any such payment and to waivers or amendments;

•	waive a redemption payment with respect to the notes; or

•	release the Company or any other guarantor as a guarantor of the notes other than as provided in the indenture or modify the guarantee in any manner adverse to the holders of the notes.

Notwithstanding the foregoing, modifications and amendments of the indenture with respect to the notes of any series will be permitted to be made by us and the trustee without the consent of any holder of the notes of such series for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency in the indenture; provided that this action shall not adversely affect the interests of holders of the notes in any material respect;

•	to comply with the covenants in the indenture under the heading “Description of Base Securities—Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to add guarantors with respect to the notes or secure the notes;

•	to evidence a successor to us as obligor or any guarantor as guarantor under the indenture with respect to the notes;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of any notes;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the interests of the holders of any notes then outstanding in any material respect;

•

to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture, or change any of the provisions of the indenture as may be necessary to provide for or facilitate the administration of the trusts hereunder by a successor trustee;

•

to effect the appointment of a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the trust indenture act;

•	to reflect the release of any guarantor, as guarantor, in accordance with the provisions of the indenture; or

•

to conform the text of the indenture, any guarantee or the notes to any provision of this “Description of New EXR Notes” to the extent that such provision in this “Description of New EXR Notes” was intended to be a verbatim recitation of a provision of the indenture, such guarantee or the notes (as certified in an officer’s certificate).

In addition, without the consent of any holder of a series of notes, the Company, or a subsidiary thereof, may directly assume the due and punctual payment of the principal of, any premium and interest on all the notes of such series and the performance of every covenant of the indenture on our part to be performed or observed. Upon any assumption, the Company or such subsidiary shall succeed us, and be substituted for and may exercise every right and power of ours, under the indenture with the same effect as if the Company or such subsidiary had been the issuer of the notes, and the operating partnership shall be released from all obligations and covenants with respect to the notes of such series. No assumption shall be permitted unless the Company has delivered to the trustee (1) an officer’s certificate and an opinion of counsel, stating, among other things, that the guarantee and all other covenants of the Company in the indenture remain in full force and effect and (2) an opinion of independent counsel that the holders of the notes shall have no materially adverse U.S. federal tax consequences as a result of the assumption, and that, if any notes are then listed on the New York Stock Exchange, that such notes shall not be delisted as a result of the assumption.

In determining whether the holders of the requisite principal amount of outstanding notes of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of such notes, the indenture provides that notes owned by us, any guarantor or any other obligor upon the notes or any affiliate of ours, such guarantor or any of the other obligors known to a responsible officer of the trustee shall be disregarded.

The indenture contains provisions for convening meetings of the holders of notes of a series. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by us or the Company or the holders of at least 10% in principal amount of the outstanding notes of such series, in any case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each note affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes of such series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding notes of such series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding notes of such series. Any resolution passed or decision taken at any meeting of holders of notes of a series duly held in accordance with the indenture will be binding on all holders of the notes of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding notes of such series; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding notes of a series, holders holding or representing the specified percentage in principal amount of the outstanding notes of such series will constitute a quorum.

Notwithstanding the foregoing provisions, any action to be taken at a meeting of holders of the notes of a series with respect to any action that the indenture expressly provides may be taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding notes may be taken at a meeting at which a quorum is present by the affirmative vote of holders of the specified percentage in principal amount of the outstanding notes of such series.

Trustee

Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association) will initially act as the trustee, registrar and paying agent for each series of notes, subject to replacement at the operating partnership’s option as provided in the indenture. Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), in each of its capacities, including without limitation as trustee, registrar and paying agent for each series of notes, assumes no responsibility for the accuracy and completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents, or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of its own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the written request of any of the holders of the required percentage under the indenture of holders of the notes only after those holders have offered, and, if requested, provided the trustee indemnity or security satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with the operating partnership. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Notices

Notices to holders of the notes will be given pursuant to the procedures in the base indenture.

Definitions

As used in this “Description of New EXR Notes,” the following defined terms have the meanings indicated:

“Acquired Debt” means Debt of a person:

•	existing at the time such person is merged or consolidated with or into the operating partnership or any of its Subsidiaries or becomes a Subsidiary of the operating partnership; or

•	assumed by the operating partnership or any of its Subsidiaries in connection with the acquisition of assets from such person.

Acquired Debt shall be deemed to be incurred on the date the acquired person is merged or consolidated with or into the operating partnership or any of its Subsidiaries or becomes a Subsidiary of the operating partnership or the date of the related acquisition, as the case may be.

“Capitalized Property Value” means, with respect to any person, (a) Property EBITDA of such person for the four (4) consecutive fiscal quarters ended on the last day of the then most recently ended fiscal quarter covered in the Company’s annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be, divided by (b) 6.75%.

“Capitalized Tenant Insurance Value” means (a) cash distributions and cash royalties received by the operating partnership or any of its Subsidiaries (other than any Captive Insurance Subsidiary) with respect to Tenant Insurance Contracts for the four (4) consecutive fiscal quarters ended on the last day of the then most recently ended fiscal quarter covered in the Company’s annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be (excluding cash distributions and cash royalties in respect of properties that are 100% owned in fee simple by the operating partnership or any of its Subsidiaries) divided by (b) 12.5%.

“Captive Insurance Subsidiary” means any wholly owned Subsidiary of the operating partnership that (a) has no Subsidiaries other than Captive Insurance Subsidiaries, (b) is a captive insurance company established for the primary purpose of entering into tenant insurance contracts and (c) is subject to regulation as an insurance company.

“Customary Recourse Exceptions” means, with respect to any Debt, personal recourse that is limited to fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single-purpose entity covenants, voluntary insolvency proceedings and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financing of real property.

“Debt” means, without duplication, with respect to any person, such person’s Pro Rata Share of the aggregate principal amount of indebtedness in respect of:

(i)	borrowed money evidenced by bonds, notes, debentures or similar instruments, as determined in accordance with GAAP,

(ii)

indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on Property or other assets owned by such person or any of its Subsidiaries directly, or indirectly through unconsolidated joint ventures, as determined in accordance with GAAP,

(iii)	reimbursement obligations in connection with any letters of credit actually issued and called, and

(iv)	any lease of property by such person or any of its Subsidiaries as lessee which is reflected in such person’s balance sheet as a finance lease, in accordance with GAAP;

provided, that Debt also includes, to the extent not otherwise included, any obligation by such person or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise, items of indebtedness of another person (other than the operating partnership or any Subsidiary) described in clauses (i) through (iv) above (or, in the case of any such obligation made jointly with another person other than obligations to be liable for the Debt of another person solely as a result of Customary Recourse Exceptions (it being understood that Debt shall be deemed to be incurred by such person whenever such person shall create, assume, guarantee or otherwise become liable in respect thereof), such person’s or its Subsidiary’s allocable portion of such obligation based on its ownership interest in the related real estate assets or such other applicable assets); and provided, further, that Debt excludes Intercompany Debt and operating lease liabilities reflected in such person’s balance sheet in accordance with GAAP.

“Development Property” means a Property currently under development on which the improvements have not been completed, or a Property where development has been completed as evidenced by a certificate of occupancy for the entire Property for the 36 month period following the issuance of such certificate of occupancy (provided that the operating partnership may at its option elect to remove a Property from the category of Development Properties prior to the completion of the 36-month period, but any such Property may not be reclassified as a Development Property). The term “Development Property” shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by the operating partnership, any Subsidiary or any joint venture of the operating partnership upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition.

“EBITDA” means, with respect to any person, for any period and without duplication, net earnings (loss) of such person for such period (including Tenant Insurance Operating Income in respect of properties that are 100% owned in fee simple by the operating partnership or any of its Subsidiaries) excluding the impact of the following amounts with respect to any person (but only to the extent included in determining net earnings (loss) for such period):

(i)	depreciation and amortization expense and other non-cash charges of such person for such period;

(ii)	interest expense of such person for such period;

(iii)	income tax expense of such person in respect of such period;

(iv)

extraordinary and nonrecurring gains and losses of such person for such period, including without limitation, gains and losses from the sale of assets, write-offs and forgiveness of debt, foreign currency translation gains or losses; and

(v)	equity in net income of non-controlling interests.

“Equity Interests” means, with respect to any person, any share of capital stock of (or other ownership or profit interests in) such person, any warrant, option or other right for the purchase or other acquisition from such person of any share of capital stock of (or other ownership or profit interests in) such person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such person or warrant, right or option for the purchase or other acquisition from such person of such shares (or such other interests), and any other ownership or profit interest in such person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Fair Market Value” means, (a) with respect to a security listed (or an unlisted convertible security that is convertible into a security listed) on Nasdaq or have trading privileges on the New York Stock Exchange, the NYSE American, or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other asset, book value (determined in accordance with GAAP).

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied, as in effect from time to time.

“Intercompany Debt” means, as of any date, Debt to which the only parties are the operating partnership and any of its Subsidiaries, but only so long as that Debt is held solely by any of the operating partnership and any of its Subsidiaries as of that date and, provided that, in the case of Debt owed by the operating partnership to any Subsidiary, the Debt is subordinated in right of payment to the holders of the notes.

“Interest Expense” means, with respect to any person, for any period, such person’s Pro Rata Share of interest expense for such period, with other adjustments as are necessary to exclude: (i) the effect of items classified as extraordinary items, in accordance with GAAP; (ii) amortization of debt issuance costs; (iii) prepayment penalties and (iv) non-cash swap ineffectiveness charges.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement, or other encumbrance of any kind, provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Marketable Securities” means: (a) common or preferred Equity Interests which are listed on Nasdaq or have trading privileges on the New York Stock Exchange, the NYSE American, or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange; (b) convertible securities which can be converted at any time into common or preferred Equity Interests of the type described in the immediately preceding clause (a); and (c) securities evidencing indebtedness issued by persons which have an investment grade credit rating by a nationally recognized statistical rating organization; provided that Marketable Securities shall not include any securities that are considered cash equivalents.

“Non-Recourse Debt” means Debt of a Subsidiary of the operating partnership (or an entity in which the operating partnership is the general partner or managing member) that is directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of a Subsidiary of the operating partnership (or entity in which the operating partnership is the general partner or managing member) that is the borrower and is non-recourse to the operating partnership or any Subsidiary of the operating partnership (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the Subsidiary of the operating partnership (or entity in which the operating partnership is the general partner or managing member) that is the borrower); provided, further, that, if any such Debt is partially recourse to the operating partnership or any Subsidiary of the operating partnership (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the Subsidiary of the operating partnership (or entity in which the operating partnership is the general partner or managing member) that is the borrower) and therefore does not meet the criteria set forth above, only the portion of such Debt that does meet the criteria set forth above shall constitute “Non-Recourse Debt.”

“Permitted Non-Recourse Guarantees” means customary completion or budget guarantees or indemnities (including by means of separate indemnification agreements and carve-out guarantees) provided under Non-Recourse Debt in the ordinary course of business by the operating partnership or any Subsidiary of the operating partnership in financing transactions that are directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of a Subsidiary of the operating partnership (or entity in which the operating partnership is the general partner or managing member), in each case that is the borrower in such financing, but is non-recourse to the operating partnership or any of the operating partnership’s other Subsidiaries, except for customary completion or budget guarantees or indemnities (including by means of separate indemnification agreements or carve-out guarantees) as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions and other customary exceptions to nonrecourse liability).

“person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pro Rata Share” means, with respect to any person, any applicable figure or measure of such person and its Subsidiaries on a consolidated basis, less any portion attributable to non-controlling interests, plus such person’s or its Subsidiaries’ allocable portion of such figure or measure, based on their ownership interest, of unconsolidated joint ventures.

“Property” means a parcel (or group of related parcels) of real property.

“Property EBITDA” means, with respect to any person, for any period, such person’s Pro Rata Share of EBITDA for such period adjusted to add back the impact of corporate level general and administrative expenses.

“Significant Subsidiary” of any specified person means any Subsidiary in which such person has invested at least $100.0 million in capital.

“Subsidiary” means, for any person (as defined in the indenture, but excluding an individual, government or any agency or political subdivision thereof), any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such person or one or more Subsidiaries of such person or by such person and one or more Subsidiaries of such person, and shall include all persons the accounts of which are consolidated with those of such person pursuant to GAAP.

“Subsidiary Guarantee” means a guarantee of the notes by either LSI or Life Storage OP of the operating partnership’s obligations under the indenture and the notes.

“Tenant Insurance Contract” means an insurance or reinsurance contract or agreement under which any Captive Insurance Subsidiary provides insurance or reinsurance in respect of tenant insurance related to a self-storage property.

“Tenant Insurance Operating Income” means, for any period, an amount equal to (a) the Tenant Insurance Revenue for such period minus (b) actual or attributable tenant insurance and reinsurance expenses (excluding royalty expenses paid to the operating partnership or any of its wholly owned Subsidiaries) of the applicable Captive Insurance Subsidiaries pursuant to Tenant Insurance Contracts for such period.

“Tenant Insurance Revenue” means, for any period, the aggregate revenues for such period earned by the Captive Insurance Subsidiaries from providing tenant insurance or reinsurance services under Tenant Insurance Contracts.

“Total Assets” means, with respect to any person, as of any date, the sum (without duplication) of:

a)

the Capitalized Property Value of such person and its Subsidiaries, excluding Capitalized Property Value attributable to Properties acquired or disposed of by such person or Subsidiary during the four consecutive quarters ending on such date and Development Properties;

b)	the Capitalized Tenant Insurance Value of such person and its Subsidiaries;

c)	all cash and cash equivalents (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted) of such person and its Subsidiaries at such time;

d)

the Pro Rata Share of such person or its Subsidiaries of the current undepreciated book value of Development Properties held by such person or Subsidiary and all land held for development by such person or Subsidiary;

e)

the Pro Rata Share of the purchase price paid by such person or any of its Subsidiaries (less the Pro Rata Share of any amounts paid to such person or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements, and without regard to allocations of property purchase prices pursuant to Statement of Financial Accounting Standards No. 141 or other provisions of GAAP) for any Property or business acquired by the operating partnership or such Subsidiary during the four consecutive quarters ending on such date;

f)

the contractual purchase price of Properties of such person and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Debt; and

g)

the Fair Market Value of all Marketable Securities owned by such person or any of its Subsidiaries, plus all other assets of such person and its Subsidiaries (the value of which is determined in accordance with GAAP but excluding assets classified as intangible under GAAP), provided, however, that such other assets shall not include the right of use assets associated with an operating lease in accordance with GAAP.

In determining the Total Assets of the operating partnership, the operating partnership shall have the option to include Capitalized Property Value under clause (a) above from any such Properties that are otherwise subject to valuation under clause (d) or (e) above; provided, however, that if such election is made, any value attributable to such Properties under clause (d) or (e) above shall be excluded from the determination of the amount under clause (d) or (e).

“Total Unencumbered Assets” means, as of any date, those assets within Total Assets that are not subject to a Lien, less the value attributable to Capitalized Tenant Insurance Value; provided that in determining Total Unencumbered Assets, all investments in unconsolidated entities shall be excluded.

“Unsecured Debt” means Debt that is not secured by a Lien on any property or assets of the operating partnership or any of its Subsidiaries.

“U.S. Government Obligations” means securities which are direct obligations of, or guaranteed by, the United States of America for the payment of which its full faith and credit is pledged and which are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depositary receipt.

DESCRIPTION OF BASE SECURITIES

The following description summarizes certain general terms and provisions of the debt securities of which each series of EXR Notes will be a series. The specific terms of the EXR Notes issuable in exchange for the Life Storage Notes are described under “Description of New EXR Notes.”

The EXR Notes of each series will be a series of senior unsecured obligations issued under the EXR Indenture. This summary is not complete and you should read the EXR Indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the EXR Indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the EXR Indenture.

As used in this section only, “the operating partnership,” “we,” “our” or “us” refer to Extra Space Storage LP excluding our subsidiaries, unless expressly stated or the context otherwise requires. As used in this section only, the term “prospectus supplement” or “term sheet” (and other similar references) shall be deemed to include, and for purposes of the EXR Notes shall be deemed to refer to, the portion of this prospectus appearing under the heading “Description of the New EXR Notes” and references to an “indenture” shall be deemed to include the EXR Indenture, in each case unless otherwise expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of the trustees of ESS Holdings Business Trust I and set forth or determined in the manner provided in such resolution, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, and premium and interest on, the debt securities will be made;

•

if payments of principal of, or premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, or premium, if any, or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “—Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, and premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•

we are the surviving entity or the successor person (if other than the operating partnership) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Guarantees

Unless otherwise described in the applicable prospectus supplement, the debt securities issued by the operating partnership will be fully and unconditionally guaranteed by Extra Space Storage Inc. and the Guarantors. These guarantees will be joint and several obligations of the Guarantors. If a series of debt securities is so guaranteed, an indenture, or a supplemental indenture thereto, will be executed by the Guarantors. The obligations of the Guarantors under the guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. The terms of the guarantees will be set forth in the applicable prospectus supplement.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or the operating partnership and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of the operating partnership;

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and the premium and any interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each security holder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “—Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and premium and interest, on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or the premium or any interest on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service, or IRS, a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “—Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of the principal of, and the premium and interest on, and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the debt securities, as expressly provided for in the indenture) as to all outstanding debt securities when:

•	either:

•

all the debt securities theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid) have been delivered to the trustee for cancellation; or

•

all debt securities not theretofore delivered to the trustee for cancellation have become due and payable by reason of sending a notice of redemption, will become due and payable at their maturity within one year, have been called for redemption or are to be called for redemption within one year, or are deemed paid and discharged pursuant to the legal defeasance provisions of the indenture, and our operating partnership has irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds in trust cash or noncallable U.S. government obligations in an amount sufficient to pay and discharge each installment of principal (including mandatory sinking fund or analogous payments) of and interest on all such debt securities on the dates such installments of principal or interest are due;

•	our operating partnership has paid or caused to be paid all other sums payable under the indenture by our operating partnership; and

•

our operating partnership has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

No Personal Liability of Directors, Officers, Employees or Security Holders

None of our past, present or future directors, officers, employees or security holders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. (Section 10.10)

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain anticipated U.S. federal income tax consequences relating to the exchange offers and consent solicitations, and to the ownership and disposition of EXR Notes acquired pursuant to the exchange offers. This discussion is limited to beneficial owners (referred to in this discussion as “holders”) who hold Life Storage Notes and will hold EXR Notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who acquire EXR Notes in connection with the exchange offers. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Life Storage Notes or EXR Notes in light of their personal circumstances or to holders subject to special tax rules including, among others, banks, financial institutions, insurance companies, dealers or traders in securities or currencies, regulated investment companies, REITs, tax-exempt organizations (including private foundations), holders subject to special tax accounting rules as a result of any item of gross income with respect to the Life Storage Notes or EXR Notes being taken into account in an applicable financial statement, holders holding Life Storage Notes or EXR Notes in tax-deferred accounts, holders holding Life Storage Notes or EXR Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, holders who mark to market their securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, holders who are subject to the alternative minimum tax, holders treated as partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or investors in such entities or arrangements, or holders who are former U.S. citizens or U.S. residents, all of which may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any (i) state, local or non-U.S. tax considerations or other U.S. federal tax considerations (e.g., estate or gift tax or the Medicare tax on net investment income) and (ii) except as specifically set forth below, any applicable tax reporting requirements.

The discussion below is based on the Code, U.S. Treasury regulations promulgated under the Code (the “Treasury Regulations”), published Internal Revenue Service (“IRS”) rulings and administrative pronouncements, and published court decisions, each as in effect as of the date hereof, and any of which may be subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling will be sought from the IRS with respect to any statement or conclusion in this discussion, and no assurance can be given that the IRS will not challenge such statement or conclusion in this discussion or, if challenged, that a court will uphold such statement or conclusion. Holders should consult their tax advisors as to the particular tax consequences to them of the exchange offers and consent solicitations and of owning and disposing of EXR Notes in light of their particular circumstances, as well as the effect of any state, local, non-U.S. or other laws.

As used herein, the term “U.S. Holder” means a beneficial owner of Life Storage Notes or EXR Notes received upon the exchange of Life Storage Notes pursuant to any of the exchange offers that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, (x) the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions, or (y) that has a valid election in effect under Treasury Regulations to be treated as a United States person.

As used herein, the term “Non-U.S. Holder” is a beneficial owner of Life Storage Notes or EXR Notes that is neither a U.S. Holder nor a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds Life Storage Notes or EXR Notes acquired pursuant to the exchange offers, the tax treatment of the partnership and each partner will generally depend upon the activities of the partnership and the status of the partner. Partnerships owning Life Storage Notes or EXR Notes received upon the exchange of Life Storage Notes and partners in such partnerships should consult their tax advisors about the U.S. federal income tax considerations relating to the exchange offers and consent solicitations and the ownership and disposition of such EXR Notes.

THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER OF THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS AND THE OWNERSHIP AND DISPOSITION OF EXR NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFERS, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS.

The following discussion applies separately to each series of Life Storage Notes and each series of EXR Notes received in exchange for Life Storage Notes pursuant to the exchange offers and consent solicitations.

A.	U.S. Federal Income Tax Considerations Relating to the Exchange Offers

Holders of Life Storage Notes Validly Tendered (and not Validly Withdrawn) Prior to the Early Consent Date

Exchange Offers. Under U.S. federal income tax law, the modification of a debt instrument (including by way of the exchange of the debt instrument for a new debt instrument) is a taxable transaction upon which gain or loss is realized if the modified debt instrument (or the new debt instrument) differs materially either in kind or in extent from the original debt instrument. Under applicable Treasury Regulations, a modified debt instrument is treated as differing materially either in kind or in extent from the original debt instrument if the modified debt instrument is subject to a “significant modification.” The applicable Treasury Regulations provide a general rule that a “significant modification” is considered to occur if, based on all the facts and circumstances, and taking into account all modifications of the debt instrument collectively (other than certain enumerated types of modifications that are subject to specific rules), the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The Treasury Regulations provide a specific rule that a change in the obligor of a recourse debt instrument is treated as a significant modification unless certain exceptions apply. Notably, one such exception provides that the substitution of a new obligor is not a significant modification if (i) the new obligor acquires substantially all of the assets of the original obligor, (ii) the transaction does not result in a “change in payment expectations,” and (iii) the transaction does not result in a “significant alteration.” The Treasury Regulations provide another specific rule that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not treated as a significant modification. Based upon the aforementioned rules, while it is not entirely clear, we believe that the modifications to the Life Storage Notes resulting from the exchange of the Life Storage Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for EXR Notes should not constitute a significant modification of such Life Storage Notes. Therefore, although the IRS could assert a contrary position, we intend to take the position that there is no taxable exchange for U.S. federal income tax purposes resulting from the exchange of the Life Storage Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for EXR Notes. Under such position, the exchange of the Life Storage Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for EXR Notes would not constitute a significant modification of such Life Storage Notes, and each series of EXR Notes received in such an exchange will be treated as a continuation of the corresponding series of Life Storage Notes for U.S. federal income tax purposes. Under such position, a holder that validly tenders Life Storage Notes (and does not validly withdraw such tender) prior to the Early Consent Date for the EXR Notes pursuant to this prospectus would be considered not to have a taxable exchange for U.S. federal income tax purposes and would have the same adjusted tax basis and holding period (and market discount or bond premium) in the EXR Notes as such holder had in the Life Storage Notes immediately before the exchange. It should be noted, however, that application of the general and specific rules in the applicable Treasury Regulations to the exchange offers is unclear and it is possible that the

IRS could assert that the exchange of the Life Storage Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for EXR Notes constitutes a significant modification of such Life Storage Notes for U.S. federal income tax purposes.

If, contrary to our position described above, the exchange of Life Storage Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for EXR Notes constitutes a significant modification under the Treasury Regulations, then the exchange of such Life Storage Notes for EXR Notes would be treated as a taxable exchange for U.S. federal income tax purposes (the consequences of such treatment are generally described below under the headings “—U.S. Holders of Life Storage Notes Validly Tendered (and not Validly Withdrawn) After the Early Consent Date” and “—Non-U.S. Holders of Life Storage Notes Validly Tendered (and not Validly Withdrawn) After the Early Consent Date”). Holders are urged to consult their tax advisors regarding the particular tax treatment of the exchange offers and whether the exchange offers will result in a taxable exchange.

Cash Consideration. Although the correct treatment is not entirely clear under current U.S. federal income tax law, we intend to treat the $1 in cash (such cash, the “Cash Consideration”) received by a holder of Life Storage Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date as a payment on the applicable EXR Notes, rather than a separate fee paid for consenting to the proposed amendments. Accordingly, such payment will generally first be treated as a taxable payment of additional ordinary interest income to the extent of accrued but unpaid interest, and then as a payment of principal. Any portion of the Cash Consideration treated as a payment of principal on an EXR Note would generally not be taxable to a holder but would reduce a holder’s adjusted tax basis in the EXR Note, except that such payment could result in the recognition of ordinary income under the market discount rules to any U.S. Holder that acquired the original Life Storage Note with market discount to the extent of any accrued market discount that such U.S. Holder had not previously elected to include in income as it accrued. However, a broker or other information reporting agent may report the Cash Consideration as a separate fee or payment taxable as ordinary income, and an applicable withholding agent may withhold for U.S. federal income tax on the full amount of such Cash Consideration payments to Non-U.S. Holders at a rate of 30%, unless a reduction in tax rate or exemption applies under a U.S. income tax treaty and proper certification of eligibility for such reduction in tax rate or exemption is provided (generally on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable) or the Non-U.S. Holder provides a properly executed IRS Form W-8ECI claiming that such amount is effectively connected with the conduct of a trade or business in the United States. Holders are urged to consult their tax advisors as to the proper treatment of the Cash Consideration in light of their particular circumstances.

U.S. Holders of Life Storage Notes Validly Tendered (and not Validly Withdrawn) After the Early Consent Date

Exchange Offers. As described above, under U.S. federal income tax law, the modification of a debt instrument (including by way of the exchange of the debt instrument for a new debt instrument) is a taxable transaction upon which gain or loss is realized if the modified debt instrument (or the new debt instrument) differs materially either in kind or in extent from the original debt instrument. Under applicable Treasury Regulations, a modified debt instrument is treated as differing materially either in kind or in extent from the original debt instrument if the modified debt instrument is subject to a “significant modification.” The applicable Treasury Regulations provide a specific rule that a modification to the yield of a debt instrument is a significant modification if the annual yield of the modified debt instrument varies from the annual yield of the unmodified debt instrument by more than the greater of: (i) 1/4 of 1% or (ii) 5% of the annual yield of the unmodified debt instrument (a “Significant Change in Yield”). In calculating the yield of the modified debt instrument, payments made as consideration for the modification, such as the Cash Consideration, are taken into account. We believe that the exchange of Life Storage Notes that are validly tendered (and not validly withdrawn) after the Early Consent Date for EXR Notes with a principal amount equal to 97% of the principal amount of such Life Storage Notes will result in a Significant Change in Yield that is a significant modification under the applicable Treasury Regulations. As a result, U.S. Holders of such Life Storage Notes should generally recognize gain or loss equal to the difference between (i) the sum of the issue price (as determined below) of the EXR Notes received in exchange for such Life Storage Notes and the amount of any cash treated as exchange consideration received, reduced by an amount attributable to any accrued but unpaid interest on the Life Storage Notes at the time of the exchange (which amount will be includable in such U.S. Holder’s gross income as interest income at the time of the exchange to the extent that it has not yet been included), and (ii) the U.S. Holder’s adjusted tax basis in such Life Storage Notes. A U.S. Holder’s adjusted tax basis in a Life Storage Note will generally equal the amount paid for the Life Storage Note (x) increased by any market discount previously taken into account by the U.S. Holder in respect of the Life Storage Note and (y) reduced (but not below zero) by any amortizable bond premium previously amortized on the Life Storage Note. This gain or loss will generally be capital gain or loss except for gain attributable to accrued but unrecognized market discount, if any, which will be ordinary income. The deductibility of capital losses is subject to limitations. A U.S. Holder’s initial tax basis in the EXR Notes received in exchange for such Life Storage Notes will generally be equal to such EXR Note’s issue price (as determined below). The holding period for such EXR Notes will begin the day after the exchange of Life Storage Notes for EXR Notes.

Market Discount. The market discount provisions of the Code may apply to U.S. Holders of Life Storage Notes. In general, a Life Storage Note that is acquired by a U.S. Holder in the secondary market will be treated as acquired with market discount if the Life Storage Note’s principal amount exceeds the tax basis of the Life Storage Note in the U.S. Holder’s hands immediately after its acquisition, unless such excess is less than a statutorily defined de minimis amount. Any gain recognized by a U.S. Holder with respect to a Life Storage Note that was acquired with market discount will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Life Storage Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes.

Cash Consideration. A U.S. Holder who validly tenders Life Storage Notes after the Early Consent Date and does not validly withdraw its tender will also receive the Cash Consideration. Although the correct treatment is not entirely clear under current U.S. federal income tax law, we intend to treat the Cash Consideration received by such holders as part of the total consideration received from the exchange of Life Storage Notes for EXR Notes, and, therefore, the amount realized by the exchanging U.S. Holder in the exchange of the Life Storage Notes. Thus, the Cash Consideration would be taken into account in computing the exchanging U.S. Holder’s taxable gain or loss described above. If the Cash Consideration is not treated as additional consideration for the relevant Life Storage Notes, it is possible that the Cash Consideration may be treated as a separate fee or payment that would be subject to U.S. federal income tax as ordinary income. U.S. Holders are urged to consult their tax advisors as to the proper treatment of the Cash Consideration in light of their particular circumstances.

Non-U.S. Holders of Life Storage Notes Validly Tendered (and not Validly Withdrawn) After the Early Consent Date

Exchange Offers. Subject to the discussion below under “—Payments of Interest,” “—U.S. Federal Income Tax Considerations Relating to the EXR Notes—Non-U.S. Holders—Information Reporting and Backup Withholding,” and “—Foreign Account Tax Compliance Act,” Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding of such tax on any gain recognized on the exchange of Life Storage Notes that are validly tendered (and not validly withdrawn) after the Early Consent Date for EXR Notes, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•

the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition (but is not considered a resident of the United States under specific rules) and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which gain may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Cash Consideration. A Non-U.S. Holder who validly tenders Life Storage Notes after the Early Consent Date and does not validly withdraw its tender will also receive the Cash Consideration. As discussed above, it is not entirely clear under current U.S. federal income tax law whether the Cash Consideration should be included as part of the amount realized from the exchange of Life Storage Notes for EXR Notes or as a separate fee or payment. If the Cash Consideration is treated as a separate fee or payment, a Non-U.S. Holder receiving the Cash Consideration could be subject to U.S. federal withholding tax at a rate of 30%, unless a reduction in tax rate or exemption applies under a U.S. income tax treaty and proper certification of eligibility for such reduction in tax rate or exemption is provided (generally on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable) or the Non-U.S. Holder provides a properly executed IRS Form W-8ECI claiming that such amount is effectively connected with the conduct of a trade or business in the United States. We intend to treat any Cash Consideration received by a Non-U.S. Holder who validly tenders Life Storage Notes after the Early Consent Date as part of the total consideration received from the exchange of Life Storage Notes for EXR Notes, and, therefore, the amount of such payments should be subject to the rules described above under “—Non-U.S. Holders of Life Storage Notes Validly Tendered (and not Validly Withdrawn) After the Early Consent Date—Exchange Offers.” However, a broker or other information reporting agent may report the Cash Consideration as a separate fee or payment taxable as ordinary income, and an applicable withholding agent may withhold U.S. federal income tax as described above. Non-U.S. Holders are urged to consult their tax advisors as to the proper treatment of the Cash Consideration in light of their particular circumstances.

Payments of Interest. Any amount received with respect to a Life Storage Note that is attributable to accrued but unpaid interest not previously included in income by a Non-U.S. Holder will generally be subject to tax to the extent described below under “—U.S. Federal Income Tax Considerations Relating to the EXR Notes—Non-U.S. Holders—Taxation of Interest and Discount on EXR Notes,” substituting references to Extra Space OP and EXR Note with Life Storage OP and Life Storage Note, respectively.

B.	U.S. Federal Income Tax Considerations Relating to the EXR Notes

U.S. Holders

Taxation of Interest, Discount and Premium on EXR Notes. Generally, stated interest on the EXR Notes will be taxed as ordinary interest income at the time it is paid or at the time it accrues in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. However, with respect to EXR Notes received in exchange for Life Storage Notes validly tendered (and not validly withdrawn) after the Early Consent Date, a U.S. Holder should not include in income the portion of the first payment of interest on an EXR Note that is attributable to accrued interest on the Life Storage Notes as of the time of the exchange and should instead treat such portion as a non-taxable return of principal (such amount is hereinafter referred to as the “EXR Note Pre-Issuance Accrued Interest”). Special rules governing the treatment of discount and premium described below may apply to the exchange offers.

If the stated redemption price at maturity of any EXR Note exceeds the issue price (as determined below) of such EXR Note by more than a de minimis amount (which is generally 1/4 of one percent of the principal amount multiplied by the number of complete years to maturity), the excess will constitute original issue discount

(“OID”) for U.S. federal income tax purposes. Each holder of an EXR Note that is issued with OID would be required to include the discount in ordinary income as interest for U.S. federal income tax purposes as it accrues in accordance with a constant yield method based upon a compounding of interest, before receiving cash to which that interest income is attributable. A U.S. Holder’s tax basis in the EXR Notes will be increased by the amount of OID includible in such holder’s gross income as it accrues.

If the EXR Notes are received in exchange for Life Storage Notes validly tendered (and not validly withdrawn) before the Early Consent Date, the issue price of such EXR Notes will be equal to the issue price of the Life Storage Notes exchanged, and therefore such EXR Notes will not have OID for U.S. federal income tax purposes since the Life Storage Notes did not have OID when they were issued.

With respect to EXR Notes received in exchange for Life Storage Notes validly tendered (and not validly withdrawn) after the Early Consent Date, the “issue price” of an EXR Note will be equal to its fair market value on its issue date if the EXR Note is considered to be “publicly traded” for U.S. federal income tax purposes. Alternatively, if the EXR Notes are not considered publicly traded, but the Life Storage Notes are considered publicly traded, the issue price of the EXR Notes would be determined by reference to the fair market value of the Life Storage Notes at the time of the exchange. In general, an issue of debt instruments will be treated as “publicly traded” if, at any time during the thirty-one day period ending fifteen days after the issue date, there is a sales price or one or more firm or indicative quotes available for such debt instrument. If neither the EXR Notes nor the Life Storage Notes are publicly traded, the issue price of the EXR Notes would be equal to their stated principal amount. Although no assurances can be given in this regard, we expect that the EXR Notes are likely to be considered “publicly traded” for these purposes and that the issue price of the EXR Notes received in exchange for Life Storage Notes validly tendered (and not validly withdrawn) after the Early Consent Date will be equal to the fair market value of such EXR Notes on the issue date. However, because EXR Notes received in exchange for Life Storage Notes validly tendered (and not validly withdrawn) after the Early Consent Date may have a different issue price than EXR Notes received in exchange for Life Storage Notes validly tendered (and not validly withdrawn) before the Early Consent Date (i.e., the same issue price as the Life Storage Notes exchanged), they may be treated as part of a different issuance with different characteristics (including OID and yield to maturity, as determined for U.S. federal income tax purposes) and as such, may receive different CUSIP numbers and may be required to trade separately from each other. The issue price (and initial tax basis) of the EXR Notes should generally exclude the amount of any EXR Note Pre-Issuance Accrued Interest. We will make available our determination of the issue price for the applicable EXR Notes after the conclusion of the exchange offers in a manner consistent with applicable Treasury Regulations. Our determinations are binding on a U.S. Holder unless the U.S. Holder explicitly discloses on its tax return that its determination is different and the reasons for its determination (including how it determined the fair market value of its EXR Notes or the Life Storage Notes, as applicable). These rules are complex and holders should consult their tax advisors regarding the determination of the issue price of the EXR Notes.

If, immediately after the exchange, a U.S. Holder’s tax basis in an EXR Note received in exchange for a Life Storage Note validly tendered (and not validly withdrawn) after the Early Consent Date exceeds such EXR Note’s principal amount, such U.S. Holder will be considered to have acquired such EXR Note with “amortizable bond premium” equal in amount to that excess. A U.S. Holder generally may elect to amortize such bond premium over the remaining term of the EXR Note on a constant yield method as an offset to interest when includible in income under a U.S. Holder’s regular accounting method. Any amount of the premium amortized for a taxable year that is in excess of the U.S. Holder’s interest income on the EXR Note for such taxable year would be treated first as a deduction allowed in that taxable year to the extent of the U.S. Holder’s prior interest inclusions on the EXR Note (as reduced by bond premium deductions), and finally as a carryforward allowable against the U.S. Holder’s future interest inclusions on the EXR Note. Because the EXR Notes may be redeemed prior to maturity at a price in excess of their principal amount (as described under “Description of New EXR Notes—The operating partnership’s redemption rights”), in determining the yield and payment schedule of EXR Notes acquired with amortizable bond premium, the EXR Notes may be subject to certain presumptions that may eliminate, reduce or defer any amortization deductions otherwise allowable with respect to EXR Notes acquired with amortizable bond premium. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the EXR Notes by the amount of the premium amortized in any year. If a U.S. Holder does not elect to amortize bond premium, it will be required to report the full amount of stated interest on the EXR Note as ordinary income, even though it may be required to recognize a capital loss (which may not be available to offset ordinary income) on a sale or other disposition of the EXR Note. An election to amortize bond premium will apply to all taxable debt obligations that a U.S. Holder then owns and thereafter acquires and may be revoked only with the consent of the IRS.

The rules concerning OID and amortizable bond premium are complex, and U.S. Holders are urged to consult their tax advisors to determine how, and to what extent, any discount or premium will be included in income or amortized and as to the desirability, mechanics and consequences of making any elections in connection therewith in connection with such U.S. Holder’s particular circumstances.

Sale or Other Taxable Disposition of EXR Notes. When a U.S. Holder sells or otherwise disposes of an EXR Note (including a retirement or redemption) in a taxable transaction, such U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between: (i) the sum of cash plus the fair market value of any property received on such disposition in respect of the EXR Note (less any amount attributable to accrued but unpaid interest, which will generally be taxable as ordinary income as described above to the extent not previously included in income, or any EXR Note Pre-Issuance Accrued Interest) and (ii) the U.S. Holder’s adjusted tax basis in the EXR Note.

A U.S. Holder’s adjusted tax basis in an EXR Note received in exchange for Life Storage Notes that are validly tendered (and not validly withdrawn) after the Early Consent Date will generally be equal to its issue price, increased by any OID included in income with respect to the note and decreased by the amount of any payment other than stated interest with respect to the note and by the amount of any amortized bond premium and any EXR Note Pre-Issuance Accrued Interest received on the note. A U.S. Holder’s adjusted tax basis in an EXR Note received in exchange for a Life Storage Note that was validly tendered (and not validly withdrawn) before the Early Consent Date will be equal to the adjusted tax basis in such Life Storage Note immediately prior to the exchange, increased by any market discount previously included in income with respect to the note and decreased by the amount of any payment other than stated interest with respect to the note and by the amount of any amortized bond premium. Gain or loss realized on the sale or other disposition of an EXR Note will generally be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. U.S. Holders are urged to consult their tax advisors regarding the treatment of capital gains, which may be taxed at lower rates than ordinary income for taxpayers who are not corporations, and losses, the deductibility of which is subject to limitations.

Information Reporting and Backup Withholding. A U.S. Holder generally will be subject to information reporting and backup withholding when such holder receives: (1) proceeds from and payments pursuant to the exchange offers and consent solicitation; (2) payments of interest on an EXR Note (and accruals of OID (if any)); or (3) proceeds from the sale or other taxable disposition of an EXR Note (including a redemption or retirement of a note). The applicable withholding agent is likely to treat any payment of EXR Note Pre-Issuance Accrued Interest in the same manner as interest. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations that properly certify their exempt status. A U.S. Holder will be subject to backup withholding on these payments if such holder is not otherwise exempt and: (i) the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number; (ii) the holder furnishes an incorrect taxpayer identification number; (iii) the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or (iv) the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

Taxation of Interest and Discount on EXR Notes. Interest (and any OID) paid on an EXR Note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income or withholding tax, provided that: (i) the Non-U.S. Holder does not, actually or constructively, own 10% or more of the capital or profits interests of Extra Space OP; (ii) the Non-U.S. Holder is not a controlled foreign corporation related to Extra Space OP through actual or constructive stock ownership; and (iii) either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the EXR Note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its EXR Note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied. An applicable withholding agent is likely to treat any payment of EXR Note Pre-Issuance Accrued Interest in the same manner as interest.

If a Non-U.S. Holder does not satisfy the requirements above, payments of interest (and any OID) to such Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at the rate of 30%, unless such Non-U.S. Holder is entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

The applicable withholding agent is likely to treat any payment of EXR Note Pre-Issuance Accrued Interest in the same manner as interest.

Sale or Other Taxable Disposition of EXR Notes. Any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of an EXR Note (except with respect to accrued and unpaid interest, which would be treated as described above under “—Taxation of Interest and Discount on EXR Notes”) will generally not be subject to U.S. federal income tax, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•

the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition (but is not considered a resident of the United States under specific rules) and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which gain may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of interest on the EXR Notes (and accruals of OID (if any)) and amounts received pursuant to the exchange offers and consent solicitation attributable to accrued interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “—Taxation of Interest and Discount on EXR Notes.” However, information returns are required to be filed with the IRS in connection with any interest (including accruals of OID (if any)) and amounts received pursuant to the exchange offers and consent solicitation attributable to accrued interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. The applicable withholding agent is likely to treat any payment of EXR Note Pre-Issuance Accrued Interest in the same manner as interest. In addition, proceeds from and payments pursuant to the exchange offers and consent solicitation and proceeds of the sale or other taxable disposition of an EXR Note (including a retirement or redemption of the EXR Note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds from and payments pursuant to the exchange offers and consent solicitation and proceeds of a disposition of an EXR Note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

C.	Foreign Account Tax Compliance Act

Sections 1471-1474 of the Code and the Treasury Regulations thereunder (“FATCA”) impose withholding taxes on certain types of payments made to “foreign financial institutions,” as specially defined under FATCA, and certain other non-U.S. entities. FATCA imposes a 30% withholding tax on payments of interest or OID (if any) on, and, subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale or other disposition of, the Life Storage Notes or the EXR Notes paid to a foreign financial institution unless the foreign financial institution is deemed to be compliant with FATCA or enters into an agreement with the IRS to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and account holders whose actions prevent it from complying with these reporting and other requirements. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity of a certain type unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information to the withholding agent regarding each substantial U.S. owner.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA currently applies to payments of interest and OID (if any). The applicable withholding agent is likely to treat any payment of EXR Note Pre-Issuance Accrued Interest in the same manner as interest. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of debt obligations, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. If the Early Participation Premium were treated as a separate fee or other payment rather than as additional consideration received for a Life Storage Note, then the Early Participation Premium may be subject to withholding under FATCA in the same manner as interest payments.

Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Holders should consult their tax advisors regarding the application of FATCA to the exchange offers and the acquisition, ownership or disposition of the EXR Notes.

D.	Holders Not Tendering in the Exchange Offers

The U.S. federal income tax treatment of holders who do not tender their Life Storage Notes pursuant to the exchange offers and consent solicitations will depend upon whether the adoption of the proposed amendments results in a “significant modification” of such Life Storage Notes for U.S. federal income tax purposes to such non-tendering holders. As discussed above, whether a modification to a debt instrument is a “significant modification” depends on whether, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights and obligations that are altered and the degree to which they are altered are “economically significant.” The Treasury Regulations further provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The Treasury Regulations do not, however, define “customary accounting or financial covenants.” It is therefore not clear whether or to what extent the amendments to the covenants pursuant to the proposed amendments constitute alterations to “customary accounting or financial covenants” and it is not clear whether any of the amendments which do not constitute alterations to “customary accounting or financial covenants” would be considered “economically significant.” Although there is no authority directly on point and the matter is thus unclear, we intend to treat the adoption of the proposed amendments as not constituting a significant modification to the terms of the Life Storage Notes with respect to non-tendering holders. There can be no assurance, however, that the IRS will not successfully challenge the position that we intend to take. If adoption of the proposed amendments does not constitute a significant modification of the Life Storage Notes, then holders will have no U.S. federal income tax consequences as a result of the adoption of the proposed amendments and will continue to have the same adjusted tax basis, market discount (if any), amortizable bond premium (if any) and holding period in the Life Storage Notes.

If, however, the adoption of the proposed amendments constitutes a significant modification to the terms of the Life Storage Notes, non-tendering holders will be deemed to have exchanged their Life Storage Notes for “new” Life Storage Notes, and the deemed exchange would generally have the same U.S. federal income tax consequences as described under “—U.S. Federal Income Tax Considerations Relating to the Exchange Offers—U.S. Holders of Life Storage Notes Validly Tendered (and not Validly Withdrawn) After the Early Consent Date” and “—U.S. Federal Income Tax Considerations Relating to the Exchange Offers—Non-U.S. Holders of Life Storage Notes Validly Tendered (and not Validly Withdrawn) After the Early Consent Date” (although the amount realized in the deemed exchange would generally be the issue price (as determined above) of the “new” Life Storage Notes). However, non-tendering holders will not receive any cash with which to pay any resulting taxes. If the proposed amendments constitute a significant modification, non-tendering holders’ “new” Life Storage Notes may be treated as issued with OID for U.S. federal income tax purposes, which a non-tendering holder that is subject to U.S. federal income tax would be required to include in income (as ordinary income) for U.S. federal income tax purposes as it accrues, but such non-tendering holder generally would not receive the cash to which that income is attributable.

If the proposed amendments are not adopted in respect of the Life Storage Notes, there would not be a significant modification to the terms of the Life Storage Notes, and, accordingly, non-tendering Holders would continue to have the same tax basis, holding period and accrued market discount, if any, in their Life Storage Notes.

In light of the uncertainty of the applicable rules, non-tendering holders should consult their tax advisors regarding the risk that adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, the U.S. federal income tax consequences to them if the proposed amendments are so treated, and the U.S. federal income tax consequences of continuing to hold Life Storage Notes after the adoption of the proposed amendments.

E.	Taxation of Extra Space

For a discussion of certain tax considerations related to EXR Parent’s qualification as a REIT for U.S. federal income tax purposes, see the discussion under the heading “U.S. Federal Income Tax Consequences— Taxation of Our Company” in Extra Space’s Post-Effective Amendment No. 1 to the registration statement on Form S-3 under the Securities Act of 1933, as amended, filed with the SEC on May 4, 2021 (Registration No. 333-254236).

VALIDITY OF NOTES

The validity of the notes offered hereby has been passed upon for us by Latham & Watkins LLP. Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, will act as counsel for the dealer managers. Venable LLP will issue an opinion to us regarding certain matters of Maryland law. Verrill Dana LLP will issue an opinion to us regarding certain matters of Massachusetts law. Latham & Watkins LLP may rely upon the opinions of Venable LLP and Verrill Dana LLP. Ballard Spahr LLP will issue an opinion to the dealer managers regarding certain matters of Maryland law. Fried, Frank, Harris, Shriver & Jacobson LLP may rely upon the opinion of Ballard Spahr LLP.

EXPERTS

Extra Space

The consolidated financial statements of Extra Space Storage Inc. appearing in Extra Space Storage Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of Extra Space Storage Inc.’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Life Storage

The consolidated financial statements of Life Storage, Inc. and Life Storage LP appearing in Life Storage, Inc.’s and Life Storage LP’s combined Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of Life Storage, Inc.’s and Life Storage LP’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Extra Space Storage LP

OFFERS TO EXCHANGE

ALL OUTSTANDING NOTES OF LIFE STORAGE LP AND

SOLICITATIONS OF CONSENTS TO AMEND THE RELATED INDENTURE

PROSPECTUS

The Exchange Agent for the Exchange Offers and the Consent Solicitations is:

D.F. King & Co., Inc.

By Facsimile (Eligible Institutions Only): (212) 709-3328 Attention: Michael Horthman For Information or Confirmation by Telephone: (212) 232-3233	By Mail or Hand: 48 Wall Street New York, NY 10005 Attention: Michael Horthman

Any questions or requests for assistance may be directed to the dealer managers at the addresses and telephone numbers set forth below. Requests for additional copies of this Prospectus may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Exchange Offers and the Consent Solicitations.

The Information Agent for the Exchange Offers and the Consent Solicitations is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attn: Michael Horthman

Bank and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (800) 859-8508

Email: extraspace@dfking.com

The Dealer Managers for the Exchange Offers and the Consent Solicitations are:

TD Securities (USA) LLC 1 Vanderbilt Avenue, 11th Floor New York, New York 10017 Attention: Liability Management Group Toll-Free: (866) 584-2096 Collect: (212) 827-2842 Email: LM@tdsecurities.com

U.S. Bancorp Investments, Inc.

1095 Avenue of the Americas, 13th Floor

New York, New York 10036

Attention: Liability Management Group

Toll-Free: (800) 479-3441

Collect: (917) 558-2756

Email: liabilitymanagement@usbank.com

Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Attention: Liability Management Group

Collect: (704) 410-4759

Toll-Free: (866) 309-6316

Email: liabilitymanagement@wellsfargo.com